Exhibit 10.1

ABF

NATIONAL MASTER

FREIGHT AGREEMENT

For the Period of July 1, 2023
through June 30, 2028

TABLE OF CONTENTS

ARTICLE 1. PARTIES TO THE AGREEMENT	1
Section 1. Employers Covered	1
Section 2. Unions Covered	1
Section 3. Transfer of Company Title or Interest	2
ARTICLE 2. SCOPE OF AGREEMENT	3
Section 1. Master Agreement	3
Section 2. Supplements to Master Agreement	3
Section 3. Non-covered Units	4
Card Check	4
Additions to Operations: Over-The-Road and Local Cartage Supplemental Agreements	5
Section 4. Single Bargaining Unit	6
Section 5. Riders	6
ARTICLE 3. RECOGNITION, UNION SHOP AND CHECKOFF	7
Section 1. Recognition	7
Union Shop	7
Hiring	8
State Law	9
Agency Shop	9
Savings Clause	10
Employer Recommendation	10
Future Law	10
No Violation of Law	11
Section 2. Probationary and Casual Employees	11
(a) Probationary Employees	11
(b) Casual Employees	11
Section 3. Checkoff	17
Section 4. Work Assignment	19
Section 5	20
Section 6. Electronic Funds Transfer	20
Section 7. Utility Employee	21
ARTICLE 4. STEWARDS	24
ARTICLE 5	26
Section 1. Seniority Rights	26
Section 2. Mergers of Companies-General	27
Combining of Terminals or Operations as a Result of Merger of Companies	27

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Active Seniority List	28
Layoff Seniority list	28
Temporary Authority	28
Purchase of Rights	29
Exclusive Cartage Operations	30
Committee Authority	30
Section 3. Intent of Parties	30
Section 4. Equipment Purchases	31
Highest Rates Prevail	31
Cutting Seniority Board	31
Posting Seniority List	32
Section 5. Work Opportunity	32
Section 6. Overtime	33
ARTICLE 6	33
Section 1. Maintenance of Standards	33
Local Standards	34
Individual Employer Standards	34
General	34
Section 2. Extra Contract Agreements	35
Section 3. Workweek Reduction	36
Section 4. New Equipment	36
ARTICLE 7. LOCAL AND AREA GRIEVANCE MACHINERY	37
Section 1.	37
Section 2. Grievant’s Bill of Rights	40
Section 3.	41
Section 4.	42
Section 5. Timely Payment of Grievances	42
Section 6.	42
ARTICLE 8. NATIONAL GRIEVANCE PROCEDURE	43
Section 1.	43
Section 2.	44
Section 3. Work Stoppages	46
Section 4.	47
Section 5.	52
Section 6. Change of Operations	52
Change of Operations Committee	52
Change of Operations Committee Procedure	54
Moving Expenses	55
Change of Operations Seniority	56

- ii -

Closing, Partial Closing of Terminals-Transfer of Work	56
Closing of Terminals-Elimination of Work	61
Layoff	61
Opening of Terminals	61
Definition of Terms	63
Qualifications and Training	63
Intent of Parties	64
Section 7	64
Section 8. Sleeper Cab Operations	64
A. Work Rules	65
B. Team Classifications	65
C. Dispatch Method	65
D. Laypoint and Layover	66
E. Abuse of Free Time	67
F. Mark-Off Procedure For Non-Scheduled Sleeper Cab Drivers	68
G. Bedding and Linen	69
H. Sleeper Cab Equipment	69
I. Sleeper Cab Occupants	70
J. Method of Dispatch At Foreign Domiciles	70
K. Foreign Power Courtesy Dispatch	70
L. National Sleeper Cab Grievance Committee	71
ARTICLE 9. PROTECTION OF RIGHTS	71
Section 1. Picket Lines: Sympathetic Action	71
Section 2. Struck Goods	71
Section 3	72
Section 4.	72
ARTICLE 10. LOSS OR DAMAGE	72
Section 1.	72
Section 2.	73
ARTICLE 11. BONDS AND INSURANCE	73
Section 1.	73
Section 2. Corporate Owned Life Insurance	74
ARTICLE 12. UNIFORMS	74
ARTICLE 13. PASSENGERS	75
ARTICLE 14. COMPENSATION CLAIMS	76
Section 1. Compensation Claims	76
Section 2. Modified Work	77
Section 3. Workers Compensation Pay Dispute	83
Section 4. Americans with Disabilities Act	83

- iii -

- iv -

- v -

ADDENDUM A
Work Day/work week	170
ADDENDUM B
Break Time	170
ADDENDUM C
Work Across Classifications	170
ADDENDUM D
Health & Welfare and Pension Plans	171
ADDENDUM E
Non-CDL Driving Positions	172
MOU to ABF NMFA
Profit Sharing Bonus	174
LETTER OF UNDERSTANDING	175
NATIONAL ECONOMIC SETTLEMENT	176

- vi -

ABF NATIONAL MASTER
FREIGHT AGREEMENT

For the Period of
July 1, 2023 through June 30, 2028

covering:

Operations in, between and over all of the states, territories and possessions of the United States, and operations into and out of all contiguous territory.

ABF FREIGHT SYSTEM, INC. hereinafter referred to as the “Employer” or “Company” or “ABF” and the TEAMSTERS NATIONAL FREIGHT INDUSTRY NEGOTIATING COMMITTEE representing Local Unions affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, and Local Union No.                which Local Union is an affiliate of the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, agree to be bound by the terms and conditions of this Agreement.

ARTICLE 1. PARTIES TO THE AGREEMENT

Section 1. Employers Covered

The Employer is ABF FREIGHT SYSTEM, Inc. the Employer and Unions represent that they are duly authorized to enter into this Agreement and Supplemental Agreements.

Section 2. Unions Covered

The Union consists of any Local Union which may become a party to this Agreement and any Supplemental Agreement as hereinafter set forth. Such Local Unions are hereinafter designated as “Local Union.” In addition to such Local Unions, the Teamsters National Freight Industry Negotiating Committee representing Local Unions affiliated with the International Brotherhood of Teamsters, herein-after referred to as the “National Union Committee,” is also a party to this Agreement and the agreements supplemental hereto.

Article 1, Section 3

Section 3. Transfer of Company Title or Interest

The Employer’s obligations under this Agreement including Supplements shall be binding upon its successors, administrators, executors and assigns. The Employer agrees that the obligations of this Agreement shall be included in the agreement of sale, transfer or assignment of the business. In the event an entire active or inactive operation, or a portion thereof, or rights only, are sold, leased, transferred or taken over by sale, transfer, lease, assignment, receivership or bankruptcy proceedings, such operation or use of rights shall continue to be subject to the terms and conditions of this Agreement for the life thereof. Transactions covered by this provision include stock sales or exchanges, mergers, consolidations, spin-offs or any other method by which a business is transferred.

It is understood by this Section that the signator Employer shall not sell, lease or transfer such run or runs or rights to a third party to evade this Agreement. In the event the Employer fails to require the purchaser, transferee, or lessee to assume the obligations of this Agreement, as set forth above, the Employer (including partners thereof) shall be liable to the Local Union(s) and to the employees covered for all damages sustained as a result of such failure to require the assumption of the terms of this Agreement until its expiration date, but shall not be liable after the purchaser, the transferee or lessee has agreed to assume the obligations of this Agreement. The obligations set forth above shall not apply in the event of the sale, lease or transfer of a portion of the rights comprising less than all of the signator Employer’s rights to a non-signator company unless the purpose is to evade this Agreement. Corporate reorganizations by a signatory Employer, occurring during the term of this Agreement, shall not relieve the signatory Employer or the re-organized Employer of the obligations of this Agreement during its term.

The Employer shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, assignee, or other entity involved in the sale, merger, consolidation, acquisition, transfer, spin-off, lease or other transaction by which the operation covered by this Agreement or any part thereof, including rights only, may be transferred. Such notice shall be in writing, with a copy to the Local Union, at the time the seller, transferor or lessor makes the purchase

Article 1, Section 3

and sale negotiation known to the public or executes a contract or transaction as herein described, whichever first occurs. The Local Union shall also be advised of the exact nature of the transaction, not including financial details.

The term rights shall include routes and runs.

ARTICLE 2. SCOPE OF AGREEMENT

Section 1. Master Agreement

The execution of this ABF National Master Freight Agreement on the part of the Employer shall apply to all operations of the Employer which are covered by this Agreement and shall have application to the work performed within the classifications defined and set forth in the Agreements supplemental hereto.

Section 2. Supplements to Master Agreement

(a)There are several segments of the trucking industry covered by this Agreement and for this reason Supplemental Agreements are provided for each of the specific types of work performed by the various classifications of employees controlled by this Master Agreement.

All such Supplemental Agreements are subject to and controlled by the terms of this Master Agreement and are sometimes referred to herein as “Supplemental Agreements.”

All such Supplemental Agreements are to be clearly limited to the specific classifications of work as enumerated or described in each individual Supplement.

In all cases involving the transfer of work and/or the merger of operations subject to the provisions of Article 8, Section 6 or Article 5, Section 2, where more than one Supplemental Agreement is involved and one or more of them contains provisions contrary to those set forth in Article 8, Section 6 or Article 5, Sections 2, the applicable terms and conditions of the ABF National Master Freight Agreement shall supersede those of the contrary

Article 2, Section 2

Supplemental Agreements, including the resolution of any seniority related grievances that may arise following approval of the involved transfer of work and/or merger of operations.

(b)The parties shall establish four (4) Regional Area Iron and Steel and/or Truckload Supplements to the National Master Freight Agreement.

The Employer and the Local Union, parties to this Agreement, may enter into an agreement whereby road drivers working under an Over-The-Road Supplemental Agreement have the opportunity to perform work covered by and subject to the above Regional Area Supplements, under conditions agreed upon. Such Supplement shall be submitted to the appropriate Regional Joint Area Committee.

(c)The jurisdiction covered by the ABF National Master Freight Agreement and its various Supplements thereto includes, without limitation, stuffing, stripping, loading and discharging of cargo or containers. This does not include loading or discharging of cargo or containers to or from vessels except in those instances where such work is presently being performed. Existing practices, rules and understandings, between the Employer and the Union, with respect to this work shall continue except to the extent modified by mutual agreement.

Section 3. Non-covered Units

This Agreement shall not be applicable to those operations of the Employer where the employees are covered by a collective bargaining agreement with a Union not signatory to this Agreement, or to those employees who have not designated a signatory Union as their collective bargaining agent.

Card Check

(a)When a majority of the eligible employees performing work covered by an Agreement designated by the National Negotiating Committee to be Supplemental to the ABF National Master Freight Agreement execute a card authorizing a signatory Local Union to represent them as their collective bargaining agent at the terminal

Article 2, Section 3

location, then, such employees shall automatically be covered by this Agreement and the applicable Supplemental Agreements. If the Employer refuses to recognize the Union as above set forth and the matter is submitted to the National Labor Relations Board or any mutually agreed upon process for determination and such determination results in certification or recognition of the Union, all benefits of this Agreement and applicable Supplements shall be retroactive to the date of demand for recognition. In such cases the parties may by mutual agreement negotiate wages and conditions, subject to Regional Joint Area Committee approval.

The parties agree that a constructive bargaining relationship is essential to efficient operations and sound employee relations. The parties recognize that organizational campaigns occur in bargaining relationships and that both parties are free to accurately state their respective positions concerning the organization of certain groups of employees. However, the parties also recognize that campaigns must be waged on the facts only. Accordingly, the parties will not engage in any personal attacks against Union or Company representatives or attacks against the Union or Company as an institution during the course of any such campaign.

Additions to Operations: Over-The-Road and Local Cartage Supplemental Agreements

(b)Notwithstanding the foregoing paragraph, the provisions of the ABF National Master Freight Agreement and the applicable Overthe-Road and Local Cartage Supplemental Agreements shall be applied without evidence of union representation of the employees involved, to all subsequent additions to, and extensions of, current operations which adjoin and are controlled and utilized as a part of such current operation, and newly established terminals and consolidations of terminals which are controlled and utilized as a part of such current operation.

If the Employer refuses to recognize the Union as above set forth and the matter is submitted to the National Labor Relations Board or any mutually agreed-upon process for determination, and such determination results in certification or recognition of the Union,

Article 2, Section 3

all benefits of this Agreement and applicable Supplements shall be retroactive to the date of demand for recognition.

The provisions of Article 32—Subcontracting, shall apply to this paragraph. Extensions or additions to current operations, etc., which adjoin and are controlled and utilized as part of such current operation shall be subject to the jurisdiction of the appropriate Change of Operations Committee for the purpose of determining whether the provisions of Article 8, Section 6—Change of Operations, apply and, if so, to what extent.

Section 4. Single Bargaining Unit

The employees, Unions, and Employer covered under this Master Agreement and the various Supplements thereto shall constitute one (1) bargaining unit and contract. It is understood that the printing of this Master Agreement and the aforesaid Supplements in separate Agreements is for convenience only and is not intended to create separate bargaining units.

This ABF National Master Freight Agreement applies to city and road operations, and other classifications of employment where applicable, participating in national collective bargaining. The common problems and interest, with respect to basic terms and conditions of employment, have resulted in the creation of the ABF National Master Freight Agreement and the respective Supplemental Agreements. Accordingly, the Unions and Employer acknowledge that this Agreement creates a single national collective bargaining unit.

Section 5. Riders

Upon the effective date of this Agreement, all existing or previously adopted Riders which provide less than the wages, hours, and working conditions specifically established by this Agreement and Supplemental Agreements shall become null and void. Thereafter, the specific provisions of this Agreement and applicable Supplemental Agreements shall apply without being subject to variance by Riders. This Section shall not be applied or interpreted to eliminate operational, dispatch, or working rules not specifically set forth in this Agreement and Supplemental Agreements.

Article 3, Section 1

ARTICLE 3. RECOGNITION, UNION SHOP AND CHECKOFF

Section 1. Recognition

(a)The Employer recognizes and acknowledges that the Teamsters National Freight Industry Negotiating Committee and Local Unions affiliated with the International Brotherhood of Teamsters are the exclusive representatives of all employees in the classifications of work covered by this ABF National Master Freight Agreement, and those Supplements thereto approved by the Joint National Negotiating Committees for the purpose of collective bargaining as provided by the National Labor Relations Act.

Subject to Article 2, Section 3—Non-covered Units, this provision shall apply to all present and subsequently acquired over-the-road and local cartage operations and terminals of the Employer.

This provision shall not apply to wholly-owned and wholly independently operated subsidiaries of the Employer, which are not under contract with local IBT unions. “Wholly independently operated” means, among other things, that there shall be no interchange of freight, equipment or personnel, or common use, in whole or in part, of equipment, terminals, property, personnel or rights.

Union Shop

(b)All present employees who are members of the Local Union on the effective date of this subsection or on the date of execution of this Agreement, whichever is the later, shall remain members of the Local Union as a condition of employment. Union membership for purposes of this Agreement, is required only to the extent that employees must pay either (i) the Union’s initiation fees and periodic dues or (ii) service fees which in the case of a regular service fee payor shall be equal to the Union’s initiation fees and periodic dues, and in the case of an objecting service fee payor shall be the proportion of the initiation fees and dues corresponding to the portion of the Union’s total expenditures that support representational activities. All present employees who are not members of the Local Union and all employees who are hired hereafter shall become and

Article 3, Section 1

remain members of the Local Union as a condition of employment on and after the thirty-first (31st) calendar day following the beginning of their employment or on and after the thirty-first (31st) calendar day following the effective date of this subsection or the date of this Agreement, whichever is the later. An employee who has failed to acquire, or thereafter maintain, membership in the Union as herein provided, shall be terminated seventy-two (72) hours after ABF has received written notice from an authorized representative of the Local Union, certifying that membership has been, and is continuing to be, offered to such employee on the same basis as all other members and, further, that the employee has had ten (10) days written notice from the Union (with a copy to the Employer) of the delinquency and opportunity to make all dues or initiation fee payments. This provision shall be made and become effective as of such time as it may be made and become effective under the provisions of the National Labor Relations Act, but not retroactively.

For purposes of this Article, “present employees” and “employees who are hired hereafter” shall include “casual employees” as defined in Article 3, Section 2 of this Agreement. Such “casual employees” will be required to join the Union on or before the thirty-first (31st) calendar day following their first (1st) day of employment.

Hiring

When the Employer needs additional employees covered by this Agreement, it shall give the Local Union equal opportunity with all other sources to provide suitable applicants, but the Employer shall not be required to hire those referred by the Local Union. Upon a written request from the referring Local Union, the Employer shall inform the Local Union of whether an applicant is being hired or not hired, or whether no decision has been made. Violations of this subsection shall be subject to the Grievance Committee. It is recognized that the Employer legally is not permitted to share with the Local Union information regarding the reasons for a refusal to hire an applicant.

Any employment examination for applicants must test skills or physical abilities necessary for performance of the work in the job classification in which the applicant will be employed. Violations of this subsection shall be subject to the Grievance Committee.

Article 3, Section 1

State Law

(d)No provision of this Article shall apply in any state to the extent that it may be prohibited by state law. If under applicable state law additional requirements must be met before any such provisions may become effective, such additional requirements shall be first met.

Agency Shop

(e)If any agency shop clause is permissible in any state where the provisions of this Article relating to the Union Shop cannot apply, the following Agency Clause shall prevail:

(1)Membership in the Local Union is not compulsory. Employees have the right to join, not join, maintain, or drop their membership in the Local Union, as they see fit. Neither party shall exert any pressure on, or discriminate against, an employee as regards such matters.

(2)Membership in the Local Union is separate, apart and distinct from the assumption by one of his/her equal obligation to the extent that he/she receives equal benefits. The Local Union is required under this Agreement to represent all of the employees in the bargaining unit fairly and equally without regard to whether or not an employee is a member of the Local Union. The terms of this Agreement have been made for all employees in the bargaining unit and not only for members in the Local Union, and this Agreement has been executed by the Employer after it has satisfied itself that the Local Union is the choice of a majority of the employees in the bargaining unit. Accordingly, it is fair that each employee in the bargaining unit pays his/her own way and assume his/her fair share of the obligations along with the grant of equal benefits contained in this Agreement.

(3)In accordance with the policy set forth under subparagraphs (1) and (2) of this Section, all employees shall, as a condition of continued employment, pay to the Local Union, the employee’s exclusive collective bargaining representative, an amount of money equal to that paid by other employees in the bargaining unit who are members of the Local Union, which shall be limited to an amount of money equal to the Local Union’s regular and usual initiation

Article 3, Section 1

fees, and its regular and usual dues. For present employees, such payments shall commence thirty-one (31) days following the effective date or on the date of execution of this Agreement, whichever is the later, and for new employees, the payment shall start thirty-one (31) days following the date of employment.

Savings Clause

(f)If any provision of this Article is invalid under the law of any state wherein this Agreement is executed, such provision shall be modified to comply with the requirements of state law or shall be renegotiated for the purpose of adequate replacement. If such negotiations shall not result in mutually satisfactory agreement, either party shall be permitted all legal or economic recourse.

Employer Recommendation

(g)In those instances where subsection (b) hereof may not be validly applied, the Employer agrees to recommend to all employees that they become members of the Local Union and maintain such membership during the life of this Agreement, to refer new employees to the Local Union representative, and to recommend to delinquent members that they pay their dues since they are receiving the benefits of this Agreement.

Business agents shall be permitted to attend new employee orientations in right-to-work states. The sole purpose of the business agent’s attendance is to encourage employees to join the Union.

Future Law

(h)To the extent such amendment may become permissible under applicable federal and state law during the life of this Agreement as a result of legislative, administrative or judicial determination, all of the provisions of this Article shall be automatically amended to embody the greater Union security provisions contained in the 1947-1949 Central States Area Over-The-Road Motor Freight Agreement, or to apply or become effective in situations not now permitted by law.

Article 3, Section 2

No Violation of Law

(i)Nothing contained in this Section shall be construed so as to require the Employer to violate any applicable law.

Section 2. Probationary and Casual Employees

(a)	Probationary Employees

(1)A probationary employee shall work under the provisions of this Agreement, but shall be employed on a trial basis as provided for in each Supplement.

(2)During the probationary period, the employee may be terminated without further recourse; provided, however, that the Employer may not terminate the employee for the purpose of evading this Agreement or discriminating against Union members. A probationary employee who is terminated by the Employer during the probationary period and is then worked again at any time during the next full twelve (12) months at any of that Employer’s locations within the jurisdiction of the Local Union covering the terminal where he/ she first worked, except in those jurisdictions where the Local Union maintains a hiring hall or referral system, shall be added to the regular seniority list with a seniority date as of the date that person is subsequently worked. The rules contained in subsection (a) (2) are subject to provisions in the Supplements to the contrary.

(3)Probationary employees shall be paid at the new hire rate of pay during the probationary period; however, if the employee is terminated by the Employer during such period, he/she shall be compensated at the full contract rate of pay for all hours worked retroactive to the first (1st) day worked in such period.

(4)The Union and the Employer may agree to extend the probationary period for no more than thirty (30) days, but the probationary employee must agree to such extension in writing.

(b)	Casual Employees

(1)A casual employee is an individual who is not on the regular seniority list and who is not serving a probationary period. A casual

Article 3, Section 2

may be either a replacement casual or a supplemental casual as hereinafter provided. Casuals shall not have seniority status. Casuals shall not be discriminated against for future employment.

(2)a. Replacement casuals may be utilized by the Employer to replace regular employees when such regular employees are off due to illness, vacation or other absence, except when an absence of a regular employee continues beyond three (3) consecutive months, a replacement casual shall not thereafter be used to fill such absence, unless the Employer and the Local Union mutually agree to the continued use of a replacement casual. If a CDL-qualified casual filling a position has been regularly employed for a period of six (6) months or more, he will not be required to go through a probationary period if hired into a full-time position.

b.Where the Company is using casuals as vacation replacements for regular employees, and the Area Supplemental Agreement does not provide a method to add regular employees based on the use of casuals to replace vacation absence, the vacation schedules shall be broken into yearly quarters beginning January 1st, and subsequent vacation quarters shall begin on April 1st, July 1st, and October 1st thereafter.

Starting with the quarter beginning April, 1991, and continuing each quarter thereafter, the Employer shall add one (1) additional employee to the regular seniority list for each sixty-five (65) vacation replacement days worked by a casual during each vacation quarter.

The application of this formula shall not result in pyramiding.

New employees shall be placed on the respective seniority lists on the first (1st) day of the following quarter unless there are employees in layoff status, in which case such new employees shall be placed on the respective seniority list at the time the laid-off employees are recalled from layoff status.

Employees shall first be added to the regular seniority list from the preferential list, if applicable. Thereafter, employees to be added to the regular seniority list shall be determined by the respective Supplement and shall be subject to the probationary provisions of that Supplement.

Article 3, Section 2

In the application of this formula, employees specifically designated under an appropriate reporting procedure to replace absence other than vacations shall not be included as vacation replacements. It is the intent of the parties, in the application of this formula, to add regular employees to the seniority list to replace employees on vacation where there is regular work opportunity for such additional employees.

The implementation of this provision may raise issues particular to a respective Supplemental Agreement. Failure to resolve the issues, such Supplemental Negotiating Committee may agree to waive this provision, or submit the disputed issues to the National Grievance Committee.

(3)Supplemental casuals may be used to supplement the regular work force as provided for in each respective Supplement. Once the number of new employees to be added as required in the Supplement is determined, the Employer must initiate the processing of the new probationary employees immediately, and complete such processing as provided for in the Supplements.

(4)Unless waived in writing by any Joint Supplemental Negotiating Committee, all Supplements shall provide for a preferential casual hiring list and shall provide the qualifications for placement on such list. Casuals on the preferential hiring list shall be offered available extra work and future regular employment in seniority order by classification as among themselves. A preferential casual employee’s seniority date shall be the date he/she becomes a regular employee; and such employee shall not be subject to any probationary period.

Casual employees on the preferential hiring list shall have full access to the grievance procedure.

The provisions of Article 3, Section 3, shall apply to casual employees on the preferential hiring list who are paid on the regular payroll.

Local Unions employing an exclusive hiring hall under the terms of the Supplemental Agreement may petition the respective Joint Area Supplemental Negotiating Committee for approval to waive this subparagraph (4).

Article 3, Section 2

(5)Casual road employees, where permitted by Supplemental Agreement, may only be used within the jurisdiction of their respective Regional Area and shall gain preferential status and/or regular seniority status as provided in the respective Supplement, except on approved two-man operations when the extra boards are exhausted.

(6)Any casual employee who declines regular employment shall be terminated without recourse and will not be used by the Employer for any further work.

(7)	a. Casual Employment

The Employer agrees to give first opportunity for work as a casual employee to those CDL-qualified employees on layoff at a commonly-owned NMFA carrier. This obligation shall apply only at terminals located within the jurisdiction of the employee’s Local Union. The Local Union will furnish Employer with the names, addresses, and telephone numbers of those laid off employees interested in casual work opportunity and the job each employee is qualified to perform. Where applicable, casual employment may not be offered to laid off employees under this provision ahead of preferential casuals, nor shall this provision supersede an established order of call in a supplemental agreement.

(7)	b. Regular Employment

The Employer agrees to offer regular employment to those employees on letter of layoff from a commonly-owned NMFA carrier at other terminals located within the jurisdiction of the employee’s Local Union who have made application for regular employment at the terminal offering regular employment. Employment shall be offered in accordance with the following order, unless the Supplemental Agreement or an agreed to practice provides a different order of call, in which case such other order of call shall prevail:

1.	Preferential casuals, where applicable.
2.	Employees of the Employer, on a seniority basis.

Article 3, Section 2

3.	Employees of a commonly-owned NMFA carrier based on the date such employees made application.

Employees who for two (2) or more years regularly performed CDL-required driving work for a commonly-owned NMFA carrier shall be compensated at 90% of the full contract rate of pay for a period of one (1) year and go to the full contractual rate thereafter. Other Employees hired into regular employment shall be paid in accordance with the new hire rate set forth in Article 36, herein and shall establish seniority in accordance with the applicable Supplemental Agreement. Employees who accrue seniority under this provision who are on layoff from another Employer shall retain seniority rights at the terminal they are laid off from until such time as they are recalled to that terminal. Employees who accrue seniority under this provision who are on layoff from another terminal of the same Employer shall retain their seniority at the terminal they are laid off from until such time as recalled to that terminal. At that time, the employee must either accept recall and forfeit seniority at the new terminal or refuse recall and forfeit seniority at the terminal he/she is being recalled to.

In order to be eligible for either casual or regular employment opportunity under this provision, the laid off employee must meet the minimum hiring standards established by the Employer and be otherwise qualified to perform the work available and must be able to report for work in compliance with the Employer’s established call-time procedures. The Employer’s hiring standards and examinations shall be applied uniformly to all applicants for employment. The Employer shall provide the hiring standards and examinations upon written request of the Local Union. Employees who are offered work opportunity under this provision must be able to furnish proof of their qualification to perform the work available.

Any employment examination for applicants must test skills or physical abilities necessary for performance of the work in the job classification in which the applicant will be employed. Violation of this subsection shall be subject to the grievance procedure.

Article 3, Section 2

(8)Fringe benefits will be paid on casuals in accordance with the terms of the Supplemental Agreement. Minimum daily guarantees will be governed by the respective Supplemental Agreement.

(9)A monthly list of all casual and/or probationary employees used during that month shall be submitted to the Local Unions by the tenth (10th) day of the following month. Such list shall show:

a.the employee’s name, address, and social security number;

b.the date worked;

c.the classification of work performed each date, and the hours worked; and,

d.the name, if applicable, of the employee replaced.

This list shall be compiled on a daily basis and shall be available for inspection by a Union representative and/or job shop steward.

(10)Unless otherwise agreed to in any Supplemental Agreement, the following will apply:

Supplemental casuals may be used to supplement the regular work force (dock only) and shall be subject to a four (4) hour guarantee when called to work. Four (4) hour casuals shall be started on an established starting time; or when called to work at a time other than an established starting time, must end his/her shift at the conclusion of that established starting time shift. Four (4) hour casuals shall be eligible for pension and/or health welfare contributions in accordance with the applicable supplemental agreement.

For the purpose of adding regular employees in accordance with the supplemental agreement casuals who work six (6) hours or more or back to back on a shift shall be considered as having worked a supplemental day towards seniority. Once regular employees are required to be added in accordance with the applicable supplement the employer must initiate the processing of the new

Article 3, Section 2

probationary employees immediately and complete such processing as provided for in the applicable supplement.

(c)	Employment Agency Fees

If employees are hired through an employment agency, the Employer is to pay the employment agency fee. However, if the Local Union was given equal opportunity to furnish employees under Article 3, Section (1) (c), and if the employee is retained through the probationary period, the fee need not be paid until the thirty-first (31st) day of employment.

Section 3. Checkoff

The Employer agrees to deduct from the pay of all employees covered by this Agreement the dues, initiation fees and/or uniform assessments of the Local Union having jurisdiction over such employees and agrees to remit to said Local Union all such deductions. Where laws require written authorization by the employee, the same is to be furnished in the form required. The Local Union shall certify to the Employer in writing each month a list of its members working for the Employer who have furnished to the Employer the required authorization, together with an itemized statement of dues, initiation fees (full or installment), or uniform assessments owed and to be deducted for such month from the pay of such member. The Employer shall deduct such amount within two (2) weeks following receipt of the statement of certification of the member and remit to the Local Union in one (1) lump sum within three (3) weeks following receipt of the statement of certification. The Employer shall add to the list submitted by the Local Union the names and Social Security numbers of all regular new employees hired since the last list was submitted and delete the names of employees who are no longer employed. Checkoff shall be on a monthly or quarterly basis at the option of the Union. The Local Union and Employer may agree to an alternative option to deduct Union dues bi-monthly.

When the Employer actually makes a deduction for dues, initiation fees and assessments, in accordance with the statement of certification received from an appropriate Local Union, the Employer shall remit same no later than three (3) weeks following receipt of the

Article 3, Section 3

statement of certification and in the event the Employer fails to do so, the Employer shall be assessed ten percent (10%) liquidated damages. All monies required to be checked off shall become the property of the entities for which it was intended at the time that such checkoff is required to be made. All monies required to be checked off and paid over to other entities under this Agreement shall become the property of those entities for which it was intended at the time that such payment or checkoff is required to be made.

Where an employee who is on checkoff is not on the payroll during the week in which the deduction is to be made, or has no earnings or insufficient earnings during that week, or is on leave of absence, the employee must make arrangements with the Local Union and/ or the Employer to pay such dues in advance.

The Employer agrees to deduct from the paycheck of all employees covered by this Agreement voluntary contributions to DRIVE. DRIVE shall notify the Employer of the amounts designated by each contributing employee that are to be deducted from his/her paycheck on a weekly basis for all week worked. The phrase “weeks worked” excludes any week other than a week in which the employee earned a wage. The Employer shall transmit to DRIVE National Headquarters on a monthly basis, in one (1) check, the total amount deducted along with the name of each employee on whose behalf a deduction is made, the employee’s social security number and the amount deducted from that employee’s paycheck. The International Brotherhood of Teamsters shall reimburse the Employer annually for the Employer’s actual cost for the expenses incurred in administering the weekly payroll deduction plan.

The Employer will recognize authorization for deductions from wages, if in compliance with state law, to be transmitted to Local Union or to such other organizations as the Union may request if mutually agreed to. No such authorization shall be recognized if in violation of state or federal law. No deduction shall be made which is prohibited by applicable law.

In the event that the Employer has been determined to be in violation of this Article by the decision of an appropriate grievance

Article 3, Section 3

committee, and if such Employer subsequently is in violation thereof after receipt of seventy-two (72) hours’ written notice of specific delinquencies, the Local Union may strike to enforce this Article. However, such strike shall be terminated upon the delivery thereof. Errors or inadvertent omissions relating to individual employees shall not constitute a violation.

Upon written request of an employee, the Employer shall make payroll deductions for the purchasing of U. S. Savings Bonds.

The Employer hereby agrees to participate in the Teamsters National 401(k) Savings Plan (the “Plan”) on behalf of all employees represented for purposes of collective bargaining under this agreement, and shall authorize the Plan to allow for participating employee, upon his request, to take loans on his contributions to the Plan. The Employer is not required to participate in the Teamsters National 401(k) if Teamsters employees were eligible to participate in the Employers sponsored 401(k) as of January 1, 1998.

The Employer will make or cause to be made payroll deductions from participating employee’s wages, in accordance with each employee’s salary deferral election subject to compliance with ERISA and the relevant tax code provisions. The Employer will forward withheld sum to Prudential or its successor at such time, in such form and manner as required pursuant to the Plan and Declaration of Trust (the “Trust”).

The Employer will execute a Participation Agreement with TN-FINC and the Trustees of the Plan evidencing Employer participation in the Plan effective prior to any employee deferral being received by the Plan.

Section 4. Work Assignment

The Employers agree to respect the jurisdictional rules of the Union and shall not direct or require its employees or persons other than the employees in the bargaining units here involved, to perform work which is recognized as the work of the employees in said units. This is not to interfere with bona fide contracts with bona fide unions.

Article 3, Section 4

Dock Pick-up:

This provision supercedes any other related article contained in the Agreement.

The employer agrees that the function of the supervisor is the supervision of employees and not the work of the employees they supervise.

However, where no local cartage employees are on the property, a supervisor can load an unscheduled customer pick-up on an occasional and incidental basis. It is understood that this provision is intended to only apply to unanticipated situations taking less than thirty (30) minutes. The company shall not intentionally schedule such pick-ups for times when the local cartage employees are not available.

Section 5.

The term “Local Union” as used herein refers to the IBT Local Union which represents the employees of the Employer for the purpose of collective bargaining at the particular place or places of business to which this Agreement and the Supplements thereto are applicable, unless by agreement of the Local Union involved, or a Change of Operations Committee, or a jurisdictional award under Article 30 herein, jurisdiction over such employees, or any number of them, has been transferred to some other Local Union, in which case the term Local Union as used herein shall refer to such other Local Unions. Nothing herein contained shall be construed to alter the single employer, multi-union unit or single contract status of this Agreement.

Section 6. Electronic Funds Transfer

(Direct Deposit)

Where not prohibited by State Law, all employees hired after the date of ratification are required to use electronic deposit of their paychecks. If the employee is enrolled on Direct Deposit and the employee’s pay is not deposited to their bank account on payday due to employer error, the employee’s pay will be deposited to the employee’s account by means of Electronic Funds Transfer or the employee will be paid by station draft that same day.

Article 3, Section 6

If an employee hired after the date of ratification is unable to obtain a bank account, he/she will be paid electronically using a pay card/ debit card. If for reasons beyond the Employer’s control, such as weather delays, express mail failure, etc. an employee’s “paycheck” or debit card does not arrive at the employee’s facility by payday, a replacement check will be issued at the General Office and mailed to the employee’s facility by the end of that business day.

The Employer shall furnish an itemized statement of earnings and deductions with all paychecks.

Section 7. Utility Employee

The parties recognize the need for the Employers to compete effectively in a changing environment. To this end, there shall be established a new position on the local cartage seniority list called a Utility Employee. The intent of the parties’ creation of the Utility Employee position is to generate additional job opportunities and enhance employee earnings, by enhancing the Employer’s ability to compete and grow.

Subject to the approval of the National Utility Employee Review Committee, the Employer may establish Utility Employee positions at any facility at its discretion as-needed, and CDL-qualified road or local cartage employees may bid for Utility Employee positions in accordance with established terminal bidding procedures. All CDL-qualified drivers with the required endorsements shall have the opportunity to transfer to the local cartage operation, if necessary, and bid for open Utility Employee positions with full seniority rights. There shall be no retreat rights for employees who transfer to the local cartage operation to bid an open Utility Employee position. For example, if a road driver bids into the Utility Employee position, he relinquishes his road seniority for bidding purposes and cannot return to the road driver classification, unless through a change of operations, or bid back rights consistent with the applicable Supplement. The Employer shall be permitted to assign a qualified local cartage employee to a Utility Employee position on a temporary basis when necessary to pursue business opportunities that become available, as long as the temporary assignment is made in seniority order and if senior employees do not accept the

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temporary positions, less senior employees are forced from the bottom of the seniority list. Temporary vacancies in the Utility Employee position, for things such as sickness, vacations, leaves of absences, will be filled consistent with practices under the applicable Supplemental Agreement.

The Utility Employee shall work across all classifications as assigned and as necessary to meet business needs, and there shall be no restrictions on the type of freight or work handled. A Utility Employee’s duties during a tour of duty may, at his/her home terminal, include performing Utility-related dock work, P&D (local cartage) work, hostling/yard work (drop & hooks), and any driving work.

A Utility Employee shall perform all local cartage functions at his home terminal. Notwithstanding anything in this Agreement or any Supplemental Agreement to the contrary, Utility Employees also may be required to work across Local Union jurisdictional lines. It is not the intent to use Utility Employees to perform local peddle runs or P&D work outside their Local Union’s jurisdiction. At away terminals, a Utility Employee may perform Utility-related dock work, hostling and drop and hooks on his/her own equipment. A Utility Employee shall fuel his/her own equipment at away terminals, if there are no fuelers available. All Utility Employees shall be returned to his home domicile at the end of his shift, absent bona fide extenuating circumstances, in which case they shall be paid on all hours.

The Employer shall pay each Utility Employee an hourly premium of $1.00 per hour over the highest rate the Employer pays to local cartage drivers under the Supplemental Agreement covering the Utility Employee’s home domicile. Employees in progression who bid into Utility Employee positions or individuals the Employer hires into Utility Employee positions shall complete the progression for local cartage drivers outlined in the applicable Supplemental Agreement. A Utility Employee in progression shall receive the hourly premium in addition to the Utility Employee’s progression rate.

A Utility Employee’s work week shall consist of any four (4) ten (10) hour or five (5) eight (8) hour consecutive days starting Sunday, Monday, or Tuesday, subject to a forty (40) hour guarantee

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during that period. With four (4) ten (10) hour days, the Utility Employee shall have three (3) consecutive days off and with five (5) eight (8) hour days the Utility Employee shall have two (2) consecutive days off. The Employer may establish multiple start times bid by Utility Employees and may slide such start times on a daily basis by either thirty (30) minutes before or thirty (30) minutes after the bid start times.

The parties recognize that most, if not all locations will have Utility Employees regardless of facility size, geographic and/or service area. Subject to the approval of the National Utility Employee Review Committee or the Committee Chairman or their designees, the Employer may establish and modify Utility Employee positions and bids without the approval of a change of operations or other Union approval. All bids shall be offered in seniority order, and, if senior employees do not bid open positions, less senior employees shall be forced from the bottom of the seniority list.

In the event the Employer’s proposed use of a Utility Employee position causes a transfer, change or modification of any driver’s present terminal, breaking point or domicile, the proposed change shall be submitted to a National Utility Employee Review Committee comprised of three representatives designated by the Vice President of Employee Relations for ABF and three representatives designated by the Chairman of TNFINC. The Vice President of Employee Relations for ABF or his designee and the Chairman of TNFINC or his designee shall be the Company and the TNFINC Chairmen of the National Utility Review Committee. The National Utility Employee Review Committee shall establish rules of procedure to govern the manner in which proposed Utility Employee operational changes are to be heard.

The National Utility Employee Review Committee shall have the authority to determine the seniority application of employees affected by the operational change and such determination shall be final and binding. No proposed operational change will be approved which violates this Agreement. In the event the National Utility Employee Review Committee is unable to resolve a matter, the case shall be submitted to the National Review Committee on

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an expedited basis. Neither the Union nor the Employer shall unreasonably delay the scheduling or completion of any requested meeting, or the submission of any dispute to the National Review Committee. In no event shall a Utility Employee operational change hearing be held more than fifteen (15) business days after the Employer meets with the affected Local Unions to discuss the written operational change proposal.

Any grievance concerning the application or interpretation of Article 3, Section 7 shall be first referred to the National Utility Employee Review Committee for resolution. If the National Utility Employee Review Committee is unable to reach a decision on an interpretation or grievance, the issue will be referred to the National Grievance Committee. The National Utility Employee Review Committee shall have jurisdiction over alleged violations of seniority rights in the bidding of the Utility Employee positions, issues regarding the utilization of the Utility Employee position consistent with this Section, and issues regarding the seniority rights of employees bidding into the Utility Employee position.

Subject to the approval of the National Utility Employee Review Committee, the Employer may establish the number of Utility Employee positions at any location.

The parties agree that nothing in this Article 3, Section 7 shall alter the Employer’s ability to engage in layoffs in accordance with the layoff provisions of the applicable Supplemental Agreement. In the event a Utility Employee is laid off, the Employer may re-bid that position in accordance with seniority provisions of the applicable Supplemental Agreement.

ARTICLE 4. STEWARDS

The Employer shall give one (1) job steward, during his regular working hours or if outside his regular working hours his/her designated alternate, an opportunity to participate in the Employer’s orientation of new employees, or the right to meet with new employees during their workday to inform them of the benefits of Union representation without loss of time or pay.

Article 4

The Employer shall have the sole right to schedule the time and place for such participation so as not to interfere with the Employer’s operation.

The Employer recognizes the right of the Local Union to designate job stewards and alternates from the Employer’s seniority list. The authority of job stewards and alternates so designated by the Local Union shall be limited to, and shall not exceed, the following duties and activities:

(a)The investigation and presentation of grievances with his/her Employer or the designated company representative in accordance with the provisions of the collective bargaining agreement;

(b)The collection of dues when authorized by appropriate Local Union action;

(c)The transmission of such messages and information, which shall originate with and are authorized by the Local Union or its officers, provided such message and information;

(1)have been reduced to writing; or,

(2)if not reduced to writing, are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle goods, or any other interference with the Employer’s business.

Unless waived in writing, there shall be a steward or available bargaining unit member of the employee’s choice present whenever the Employer meets with the employee about grievances or discipline or to conduct investigatory interviews. If a steward is unavailable, the employee may designate a bargaining unit member who is available at the terminal at the time of the meeting to represent him/ her. Meetings or interviews shall not begin until the steward or designated bargaining unit member is present. An employee who does not want a Union steward or available bargaining unit member present at any meeting or interview where the employee has a right to Union representation must waive Union representation in writing.

Article 4

If the Union requests a copy of the waiver, the Employer shall promptly furnish it.

Job stewards and alternates have no authority to take strike action, or any other action interrupting the Employer’s business, except as authorized by official action of the Local Union. The Employer recognizes these limitations upon the authority of job stewards and their alternates, and shall not hold the Local Union liable for any unauthorized acts. The Employer in so recognizing such limitations shall have the authority to impose proper discipline, including discharge, in the event the job steward or his/her designated alternate has taken unauthorized strike action, slowdown or work stoppage in violation of this Agreement.

The job steward, or his/her designated alternate, shall be permitted reasonable time to investigate, present and process grievances on the company property without loss of time or pay during his/her regular working hours without interruption of the Employer’s operation by calling group meetings; and where mutually agreed to by the Local Union and the Employer, off the property or other than during his/her regular schedule without loss of time or pay. Such time spent in handling grievances during the job steward’s or his/ her designated alternate’s regular working hours shall be considered working hours in computing daily and/or weekly overtime if within the regular schedule of the “job steward.”

The job steward, or his/her designated alternate, shall be permitted reasonable time off without pay to attend Union meetings called by the Local Union. The Employer shall be given twenty-four (24) hours’ prior notice by the Local Union.

ARTICLE 5.

Section 1. Seniority Rights

(a)The application of seniority which has been accrued herein shall be established in the Supplemental Agreements.

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(b)Seniority shall be broken only by discharge, voluntary quit, retirement, or more than a five (5)—year layoff.

(c)This Section shall apply to all Supplemental Agreements.

Section 2. Mergers of Companies-General

(a)In the event the Employer is a party to a merger of lines, seniority of the employees who are affected thereby shall be determined by mutual agreement between the Employer and the Local Unions involved.

In the application of this Section, it is immaterial whether the transaction is called a merger, purchase, acquisition, sale, etc. Further, it is also immaterial whether the transaction involves merely the purchase of stock of one (1) corporation by another, with two (2) separate corporations continuing in existence.

(b)If such merger of companies results in the combination of terminals or over-the-road operations, a change of operations shall be submitted to the Co-Chairmen of the National Grievance Committee for assignment to an appropriate Change of Operations Committee established pursuant to Article 8, Section 6. The Change of Operations Committee shall retain jurisdiction for one (1) year after the effective date of the Committee decision and shall have the authority to amend its decision in the event of a substantial change in the amount of work to be performed at the terminals or over-the-road operations which were combined.

Combining of Terminals or Operations as a Result of Merger of Companies

(c)In the application of this Section, when terminals or operations of two (2) or more companies are combined, as referred to above, the following general rules shall be applied by the Employer and the Local Unions, which general rules are subject to modification pursuant to the provisions of Section 4 of this Article:

Article 5, Section 2

Active Seniority List

(1)The active employee seniority rosters (excluding those employees on letter of layoff) shall be “dovetailed” by appropriate classification (i.e., road or city) in the order of each employee’s full continuous classification (road or city) seniority date that the employee is currently exercising. (The term “continuous classification seniority” as used herein is defined as that seniority which the employee is currently exercising and has not been broken in the manner provided in Section 1 of this Article or by voluntary changes in domicile not directed, approved or ordered by a Change of Operations Committee.) The active “dovetailed” seniority roster shall be utilized first and until exhausted to provide employment at such combined terminal or operational location.

Layoff Seniority list

(2)In addition, the inactive seniority rosters (employees who are on letter of layoff) shall be similarly “dovetailed” by appropriate classification. If additional employees are required after the active list is exhausted, they shall be recalled from such inactive seniority roster and after recall such employees shall be “dovetailed” into the active seniority roster with their continuous classification (road or city) seniority dates they are currently exercising which shall then be exercised for all purposes. Seniority rosters previously combining job classifications shall be continued unless otherwise agreed.

Temporary Authority

(d)Where only temporary authority is granted in connection with any of the transactions described above, then separate seniority lists shall continue only when terminals or operations are not merged, unless otherwise agreed. The Employer which is to survive will assume the obligations of both collective bargaining agreements during the period of the temporary authority.

In the event of temporary merger of operations which are contingent upon approval by regulatory agencies or on other stated conditions, the seniority of the involved employees shall continue to accrue with their original Employer during the period of

Article 5, Section 2

temporary merger, so that if there is no final consummation of the merger, the seniority of such employees shall be continued with their respective employers. However, if, on the failure of final consummation and dissolution of the merger, one of the parties to the proposed merger discontinues the operations which were subject to such merger, the employees of such Employer shall be granted seniority rights for all purposes with the other Employer only for the period of time they were employed in such temporary merged operations.

Purchase of Rights

(e)If a merger, purchase, acquisition, sale, etc., constitutes merely the acquisition of permits or rights, without the purchase or acquisition of equipment or terminals, and/or without the consolidation of terminals or operations, or in the event of the purchase of rights during bankruptcy proceedings, the following shall apply:

Where the purchasing company has a terminal operation at the domicile of the employees of the seller, the employees of the selling company shall be placed on a master seniority list, and the purchasing company or companies shall hire, after recall of the purchasing company’s employees from layoff, such employees as needed for regular employment within the first twelve (12) calendar months after purchase or acquisition of permits and/or rights, and they shall be dovetailed with full seniority. If an employee refuses a bona fide offer of regular work opportunity with any of the purchasing companies, his/her name shall be removed from the list. No employee hired under this provision shall be required to serve a probationary period. After the expiration of the aforementioned twelve (12) calendar month period, the purchaser shall have no further obligation to the employees of the seller.

However, if the purchasing or acquiring company does not have and/or continue a terminal or operation at the domicile of the employees of the seller, resulting in their layoff, such Employer shall place the laid-off employees on a master seniority list and such Employer shall, if and when additional regular employees are required, within a twelve (12)—calendar month period after purchase or acquisition, and providing its employees on layoff have been recalled,

Article 5, Section 2

offer employment to such laid-off employees at the terminal locations or operations to which the work has been transferred. Any such laid-off employees accepting transfer shall be dovetailed in accordance with their terminal seniority for work purposes, including layoff, and holding company seniority for all fringes. If an employee refuses a bona fide offer of regular work opportunity with any of the purchasing companies, his/her name shall be removed from the list. No employee hired under this provision shall be required to serve a probationary period. After the expiration date of the aforementioned twelve (12)—calendar month period, the purchaser shall have no further obligation to the employees of the seller. The transferring employee shall be responsible for lodging and moving expenses.

Exclusive Cartage Operations

(f)If in connection with the transactions described in these rules the successor Employer determines to discontinue the use of a local cartage company, the employees of that local cartage company who have worked exclusively on the pickup and delivery service which is retained by the successor Employer shall be given the opportunity to continue to perform such service as an employee of such successor Employer, and shall have their seniority “dovetailed” as described in the above rules.

Committee Authority

(g)Area and/or State Committees created pursuant to Local Supplements which have previously established rules of seniority, not contrary to the provisions of such Supplements, and approved by the Joint Area Committee, may continue to apply such rules if such rules are reduced to writing.

Section 3. Intent of Parties

(a)The parties acknowledge that the above rules are intended solely as general standards and further that many factual situations will be presented which necessitate different application, modification or amendment. Accordingly, the parties acknowledge that questions of the application of seniority rights may arise which require different treatment and it is anticipated and understood that the

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Employers and Unions jointly involved and/or the respective grievance committees may mutually agree to such disposition of questions of seniority which in their judgment is appropriate under the circumstances.

(b)In all instances, the disposition of questions involving the application of seniority rights made by the parties pursuant to this Section may be presented to the appropriate grievance committees provided herein whose decisions shall be final and binding.

Section 4. Equipment Purchases

(a)The Employer shall not require as a condition of continued employment, that an employee purchase truck, tractor and/or tractor and trailer or other vehicular equipment, or that any employees purchase or assume any proprietary interest or other obligation in the business, except as referred to in Article 6, Section 2. The requirements of this provision shall be maintained during the renegotiation of this Agreement unless either party has terminated the Agreement in the manner provided.

Highest Rates Prevail

(b)If the minimum wage, hours and working conditions in the Company absorbed differ from those minimums set forth in this Agreement and Supplements thereto, the higher of the two shall remain in effect for the employees so absorbed.

Cutting Seniority Board

(c)The Union reserves the right to cut the road seniority board when the average weekly earnings fall to eight hundred twenty-five dollars ($825.00) or less. This is not to be construed as imposing a limitation on earnings. After the Union notifies the Employer to cut the board and in the event that Employer refuses, the Union shall immediately submit the matter to the grievance procedure. In determining whether average weekly earnings will fall to eight hundred twenty-five dollars ($825.00) or less, only the earnings of the lower twenty-five percent (25%) of the drivers on the seniority board, counting from the bottom up, shall be considered. The average shall be calculated for the thirty (30) day period preceding the

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Union’s original request. After such calculation is made, the average earnings of the drivers for the top seventy-five percent (75%) of the seniority board must also average more than eight hundred twenty-five dollars ($825.00) per week, or layoff shall be made in accordance with seniority. The above provisions shall also apply to extra board for sleeper drivers exclusively.

Posting Seniority List

(d)The Employer shall give the Local Union a seniority list at least every six (6) months. The Employer shall also post a seniority list at least once every six (6) months and shall maintain a current seniority roster at the terminal. Protest of any employee’s seniority date or position on such list must be made in writing to the Employer within thirty (30) days after such seniority date or position first appears, and if no protests are timely made, the dates and positions posted shall be deemed correct. Any such protest which is timely made may be submitted to the grievance procedure.

Section 5. Work Opportunity

Over-the-road and CDL-qualified local cartage employees who have been on letter of layoff, for more than thirty (30) days shall be given an opportunity to relocate to permanent employment (prior to the employment of new hires) occurring at domiciles of the Employer provided they notify the Employer and Local Union in writing of their interest in a relocation opportunity. The offer of relocation will be made in the order of applicable seniority of the laid-off employees domiciled within the Regional area. The Employer shall be required to make additional offers of relocation to an employee who has previously rejected a relocation opportunity provided the employee again notifies the Employer in writing of his/her continued interest in additional relocation opportunities. However, the Employer will only be required to make one relocation offer in any six (6) calendar month period. Any employee accepting such offer shall be paid at the employee’s applicable rate of pay and shall be placed at the bottom of the seniority board for bidding and layoff purposes, but shall retain company seniority for fringe benefits only. A relocating employee shall pay his/her own moving expenses and shall, upon reporting to such new domicile, be deemed to

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have relinquished his/her right to return with seniority to the domicile from which he/she relocated. The provisions of this Section shall not supersede an established order of call/hiring in the Supplemental Agreement.

Section 6. Overtime

On a weekly basis, the Employer shall be permitted to work the active seniority board 25% of the straight time hours in overtime. In the event the Employer exceeds the 25% overtime allowance, the number of overtime hours in excess of the allowance will be applied in the next following week for determining the number of employees to recall from lay-off.

For example, if the Employer has 120 employees on the seniority board with 100 actively working and 20 laid-off, the Employer shall be permitted 4000 hours straight time hours plus 1000 hours overtime (25% of 4000) for a total of 5000 hours to be worked that week by the active seniority board. If during that week, the Employer actually worked the 100 active employees a total of 5600 hours, there would be 600 hours in excess of the 25% overtime allowance. The 600 hours would be divided by 50 (40 straight time hours plus 25% of 40 or 10) which equals 12 employees to be re-called from lay-off in the week following the violation of the 25% overtime allowance.

ARTICLE 6.

Section 1. Maintenance of Standards

The Employer agrees, subject to the following provisions, that all conditions of employment in his/her individual operation relating to wages, hours of work, overtime differentials and general working conditions shall be maintained at not less than the highest standards in effect at the time of the signing of this Agreement, and the conditions of employment shall be improved whenever specific provisions for improvement are made elsewhere in this Agreement.

Article 6, Section 1

Local Standards

(a)The Local Unions and the Employer shall, within one hundred eighty (180) days following ratification of this Agreement, identify and reduce to writing, and submit to the appropriate Regional Joint Area Committee, those local standards and conditions practiced under this Article. Such standards and conditions when submitted in accordance with this Section shall be currently dated. Those local standards and conditions previously practiced hereunder which are not so submitted shall be deemed to have expired.

The appropriate Regional Joint Area Committee shall, not later than ninety (90) days following ratification, adopt a procedure to consider the disposition of the local standards and conditions submitted including the right to appoint a subcommittee to make recommendations. The Regional Joint Area Committee shall provide to the parties the opportunity to present their views. The Regional Joint Area Committee shall have the sole discretion to determine the disposition of the submitted local standards and conditions which determination shall be final and binding.

Individual Employer Standards

(b)Individual Employers may during the life of this Agreement file with the appropriate Regional Joint Area Committee and request review of those individual standards and conditions claimed or practiced under this Article which exceed the provisions of this Agreement and Supplemental Agreements.

The Regional Joint Area Committee shall develop a procedure to review the filing including the right to appoint a subcommittee to make recommendations. The Committee shall make every effort to adjust the matter. If the Committee reaches agreement concerning the disposition of the individual standards or conditions, the decision of the Committee shall be final and binding. In the event of deadlock, the submitted standards and/or conditions shall continue as practiced.

General

(c)It is agreed that the provisions of this Article shall not apply to inadvertent or bona fide errors made by the Employer or the Union

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in applying the terms and conditions of this Agreement. Such bona fide errors may be corrected at any time.

In the event a Local Union and/or employee notifies the manager at the applicable Employer facility in writing by certified mail that employees’ wages are being overpaid and the Employer does not correct the overpayment within thirty (30) calendar days following receipt of such notice, the Employer shall not be permitted to recoup such overpayment. The Employer shall, however, be permitted to correct the wage error by paying employees the appropriate contractual wage prospectively from the date of notice by the Local Union and/or employee, provided the correction is made prior to the expiration of this Agreement.

No other Employer shall be bound by the voluntary acts of another Employer when he/she may exceed the terms of this Agreement.

Any disagreement between the Local Union and the Employer with respect to this matter shall be subject to the grievance procedure.

This provision does not give the Employer the right to impose or continue wages, hours and working conditions less than those contained in this Agreement.

Section 2. Extra Contract Agreements

(a)The Employer agrees not to enter into any agreement or contract with its employees, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement. Any such agreement shall be null and void.

(b)Every profit-sharing plan, condition, or incentive plan of any type, whether or not it alters or amends the economic conditions contained in this Agreement, must be negotiated and agreed to by TNFINC prior to implementation. Nothing in this Section shall be construed to apply to existing safety programs or other prizes or bonus items the receipt of which do not alter the economic terms of this Agreement.

Article 6, Section 3

Section 3. Workweek Reduction

If either the Fair Labor Standards Act or the Hours of Service Regulations are subsequently amended so as to result in substantial penalties to either the employees or the Employer, a written notice shall be sent by either party requesting negotiations to amend those provisions which are affected.

Thereafter, the parties shall enter into immediate negotiations for the purpose of arriving at a mutually satisfactory solution. In the event the parties cannot agree on a solution within sixty (60) days, or mutually agreed extensions thereof, after receipt of the stated written notice, either party shall be allowed economic recourse.

Section 4. New Equipment

Where new types of equipment and/or operations for which rates of pay are not established by this Agreement are put into use after April 1, 2003, within operations covered by this Agreement, rates governing such operations shall be subject to negotiations between the parties.

In the event agreement cannot be reached within sixty (60) days after date such equipment is put into use, the matter may be submitted to the National Grievance Committee for final disposition. Rates agreed upon or awarded shall be effective as of the date equipment is put into use.

The above provisions shall also apply in the event the law (state or federal) is changed to permit longer combination vehicles or aggregate weight increases of 8,000 pounds or more in the weight limits that are currently provided in the Surface Transportation Assistance Act of 1982.

Employees expected to use computers will be trained to use them and will be paid for all training time. Employees expected to use computers will be given sufficient time to learn to use them.

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ARTICLE 7. LOCAL AND AREA GRIEVANCE MACHINERY

Section 1.

(a)The provisions provided herein shall replace and supersede prior language and Provisions in the individual supplements with regards to local, state and area grievance machinery.

Each IBT Region shall provide for a Joint Area Committee, comprised of the Supplements in that Geographic Region, that shall meet on a quarterly basis at a location agreed to by the Employer and Regional Freight Coordinator. In addition the Joint Area Committee may be required to meet at a Supplemental location for a special hearing of out of service cases, no later than thirty (30) days after the request is received by the administrator of the grievance process.

The Committee shall be made up of Local Union representatives from the Supplement involved and ABF Employee Relations Personnel or their designees. It is agreed that for a Committee to hear a case there shall be an equal number of Employer Committee members and Union Committee members sitting, not to exceed three (3) each and not less than two (2). Local Union representatives who are appearing as presenters or witnesses for the Local Union involved in a proceeding before a Committee, will be ineligible to act as a member of that Committee. The Company Panel for cases to be heard at any level shall consist of not less than two (2) ABF Employee Relations Personnel or their designees.

In the event a grievance matter is deadlocked at the Joint Area Committee level, it shall be referred to the appropriate ABF Regional Committee for handling or as provided for in the Joint Area Committee rules of procedure for discharges and suspension. If not resolved at that level it shall be referred to the ABF Review Committee or to the ABF National Grievance Committee.

All grievances arising under the provisions of the Master Agreement (Articles 1-39) shall be filed directly with the appropriate Regional Joint Area Committee. The Regional Joint Area Committee

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shall have the authority to render a final and binding decision or direct the grievance to the appropriate lower level committee for hearing if the grievance is not properly claimed under the provisions of the Master Agreement. The Regional Joint Area Committee must hear and decide such cases within ninety (90) days of the filing of the grievance. Grievances arising under Article 9 Protection of Rights, Article 29, Sections 1 or 2(a) and (b)—Substitute Service and Article 32, Subcontracting shall be expeditiously processed and may be heard at either regularly scheduled or specially called hearings. A grievance may be filed by any Region whose members are adversely affected by an alleged violation of Article 32, Section 4(b) occurring within its jurisdiction.

Each Supplemental Agreement shall provide for a Regional Joint Area Review Committee. The Committee shall review and consider any case deadlocked by the Regional Joint Area Committee. The Regional Joint Area Review Committee shall consist of the Freight Coordinator from the applicable Region or a designee of the TNFINC Chairman and a designee of the Vice President of Employee Relations for ABF Freight. The Committee shall have the authority to resolve any such deadlocked case either by review of the evidence presented to the Regional Joint Area Committee or by rehearing the case. The decisions of the Committee shall be final and binding. In the event the Committee is unable to resolve the deadlock, the case shall be referred to the National Grievance Committee.

It is mutually agreed that the procedures for processing complaints concerning matters of highway and equipment safety shall be incorporated in the applicable Supplemental Agreement, in accordance with the guidelines established by the ABF National Master Freight Safety, Health and Equipment Committee provided for in Article 16.

Special Regional Joint Area Committees shall also be created in compliance with the provisions of Article 35, Sections 3 and 4. The procedure set forth in the grievance machinery and in the national grievance procedure may be invoked only by the authorized Union representative or the Employer representative. Authorized representatives of the Union and/or Employer may file grievances alleging violation of this

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Agreement, under local grievance procedure, or as provided herein, unless provided to the contrary or otherwise mutually agreed in the Supplemental Agreement and/or respective committee rules of procedure. Time limitations regarding the filing of grievances, if not set forth in the respective Supplemental Agreements, must appear in the Rules of Procedure of the various grievance committees and shall apply equally to the Employer and employees.

The Rules of Procedure of the various committees established under the Agreement shall be subject to the review and approval of the ABF National Grievance Committee.

In order that each committee may operate quickly and efficiently, the parties agree that a person or service provider shall be selected and designated to serve as Secretary. Each Panel shall have its own Secretary. The Secretary shall perform only the duties assigned to him/her by the Panel. The Secretary shall docket cases, prepare the agenda and mail/email a copy prior to the scheduled meeting of the Panel to each member of the Panel, the Employer and Local Unions whose case appears on the agenda. The Secretary shall attend the meeting to prepare and keep the minutes and mail/email copies of the minutes to the members of the Panel and shall also mail/email copies of the decision of the Panel to all ABF representatives and Local Unions who are parties to this Agreement.

If a Local Union dockets a case at a joint area committee, the Company and the Union shall both be required to pay a fifty ($50.00) dollar docketing or hearing fee. The expenses for operating a joint area committee shall be borne equally by all the covered Local Unions on a pro rata basis and Company operations which are covered by this Agreement. The parties reserve the right to modify the above fees or impose an assessment, by mutual consent.

The procedure set forth in the joint area and regional joint area grievance machinery and in the national grievance procedure may be invoked only by the authorized Union representative or the Employer representative. Authorized representatives of the Union and/ or Employer may file grievances alleging violation of this Agreement, under this grievance procedure, or as provided herein, unless

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provided to the contrary or otherwise mutually agreed in the Supplemental Agreement and/or respective committee rules of procedure. Time limitations regarding the filing of grievances, if not set forth in the respective Supplemental Agreements, must appear in the Rules of Procedure of the various grievance committees and shall apply equally to the Employer and employees.

The Rules of Procedure of the various committees established under the Agreement shall be subject to the review and approval of the National Grievance Committee.

Section 2. Grievant’s Bill of Rights

All employees who file grievances under this Agreement and its Supplemental Agreements are entitled to have their cases decided fairly and promptly. In order to satisfy these objectives and promote confidence in the integrity of the grievance procedures, all employees who file grievances are entitled to the following Rights:

1.Grievant’s and stewards shall be informed by their Local Union of the time and place of the hearing.

2.Grievant’s and stewards are permitted to attend, at their own expense, the hearing in cases in which they are involved.

3.The Employer must provide any information relevant to a grievance containing specific factual allegations within fifteen (15) days of receipt of a written request by the Local Union, steward or grievant. The Local Union or grievant must provide information relevant to such a grievance within fifteen (15) days of receipt of a written request by the Employer. Information requested must relate to the specific issues and general time periods involved in the grievance. In the event a party fails to provide available information that was specifically requested on a timely basis and the applicable grievance committee agrees that the information is relevant to the case, the claim of the party requesting the information shall be upheld.

4.All cases involving a discharge or suspension shall be recorded, except for executive sessions. Transcriptions of these proceedings

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shall be prepared in response to written requests by the Local Union at the reasonable cost of transcription. No recording devices shall be used in any grievance committee proceeding except as specifically authorized under the Rules of Procedure or by mutual consent of the co-chairpersons.

5.All Employer and Union panel members for each case shall be identified prior to the hearing. No Employer or Union representative who is directly involved in a case may serve as a panel member except at a local level committee where there is only one Local Union subject to the jurisdiction of the committee.

6.A grievant or steward may request permission to present evidence or argument in support of the case in addition to the evidence or argument presented by the Local Union.

7.All grievance committees shall, upon request, issue a copy of the grievance decision or transcript pages containing the hearing proceedings and the decision to the grievant and/or a Local Union.

8.The Local Union and the Employer may postpone a case once each, and any further postponements must be approved by the co-chairpersons of the grievance committee. In those areas where there are presently local grievance committees, each party shall be entitled to one additional postponement at the local grievance committee level only.

9.Unless mutually agreed by the Local Union and the Company, Local Unions shall file all approved grievances with the appropriate grievance committee or association for decision no later than thirty (30) days after the date the Local Union receives the grievance.

10.A copy of the grievance committee Rules of Procedure, including the Grievant’s Bill of Rights, must be provided, upon request, to the grievant prior to the commencement of the grievance hearing.

Section 3.

All Grievance Committees shall revise their Rules of Procedure to include the “Grievant’s Bill of Rights” set forth in Section 2 above

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and shall submit their revised Rules of Procedure to the National Grievance Committee for approval no more than ninety (90) days after the effective date of this Agreement. The National Grievance Committee may revise, delete or add to the Rules of Procedure for a Supplemental Grievance Committee in any manner necessary to ensure conformity with the purposes and objectives of the Grievant’s Bill of Rights. The decisions of the National Grievance Committee in this regard shall be final and binding.

Section 4.

Discharge cases shall be docketed and scheduled to be heard at the next regularly scheduled Joint Area Committee meeting. In addition the Joint Area Committee may be required to meet at a Supplemental location for a special hearing of out of service cases, no later than thirty (30) days after the request is received by the administrator of the grievance process.

Section 5. Timely Payment of Grievances

All monetary grievances that have been resolved either by decision or through a signed, dated written settlement agreement shall be paid within fourteen (14) calendar days of formal notification of the decision or the date of the settlement agreement. If the Employer fails to pay a monetary grievance in accordance with this Section, the Employer shall pay as liquidated damages to each affected grievant eight (8) hours straight time pay for each day the Employer delays payment, commencing the date the grievant(s) notified the Employer of such non-payment.

Section 6.

In view of the new Federal Regulations (383.51) pertaining to a driver’s overall record, when presenting a case involving discharge and/or suspension for an accident(s), the Employer may request on the record at the Regional Joint Area Committee that the driver’s accident record for the past three (3) years be considered. The respective Chairmen of the Regional Joint Area Committee may consider the employee’s accident record within the past three (3) years when assessing disciplinary action if the Employer can present evidence showing that:

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The driver who is subject to discharge or suspension was convicted of any of the following within the past three (3) years:

A.being at fault in an accident involving a fatality or serious bodily injury;

B.being at fault in an accident resulting in property damage in excess of $50,000.00;

C.leaving the scene of any accident of which the driver is aware; or

D.using the Employer’s commercial motor vehicle to commit a felony.

ARTICLE 8. NATIONAL GRIEVANCE PROCEDURE

Section 1.

All grievances or questions of interpretations arising under this ABF National Master Freight Agreement or Supplemental Agreements thereto shall be processed as set forth below.

(a)All factual grievances or questions of interpretation arising under the provisions of the Supplemental Agreement (or factual grievances arising under the ABF National Master Freight Agreement), shall be processed in accordance with the grievance procedure of the applicable Supplemental Agreement.

If upon the completion of the grievance procedure of the Supplemental Agreement the matter is deadlocked, the case shall be immediately forwarded to both the Employer and Union secretaries of the National Grievance Committee, together with all pertinent files, evidence, records and committee transcripts.

Any request for interpretation of the ABF National Master Freight Agreement shall be submitted directly to the Regional Joint Area Committee for the making of a record on the matter, after which it shall be immediately referred to the National Grievance

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Committee. Such request shall be filed with both the Union and Employer secretaries of the National Grievance Committee with a complete statement of the matter.

(b)Any matter which has been referred pursuant to Section 1(a) above, or any question concerning the interpretation of the provisions contained in the ABF National Master Freight Agreement, shall be submitted to a permanent National Grievance Committee which shall be composed of an equal number of employer and union representatives. The National Grievance Committee shall meet on a regular basis, for the disposition of grievances referred to it, or may meet at more frequent intervals, upon call of the chairman of either the Employer or Union representatives on the National Grievance Committee. The National Grievance Committee shall adopt rules of procedure which may include the reference of disputed matters to subcommittees for investigation and report, with the final decision or approval, however, to be made by the National Grievance Committee. If the National Grievance Committee resolves the dispute by a majority vote of those present and voting, such decisions shall be final and binding upon all parties.

Cases deadlocked by the National Grievance Committee shall be referred as provided in Section 2(b) below. Procedures relating to such referrals shall be included in the Rules of Procedure of the National Grievance Committee.

The Employer may request the co-chairmen of the National Grievance Committee to appoint and convene a joint Employer and Union Committee which shall have the authority to approve uniform dispatch procedures and rules which shall apply to the individual company’s over-the-road operations.

Section 2.

(a)The National Grievance Committee by majority vote may consider and review all questions of interpretation which may arise under the provisions contained in the ABF National Master Freight Agreement which are submitted by either the Chairman of TNFINC or the Vice President of Employee Relations for ABF. The National Grievance Committee by majority vote shall have the

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authority to reverse and set aside all resolutions of grievances by any lower level grievance committee or review committee involving or affecting the interpretation(s) of Articles 1-39 of the ABF National Master Freight Agreement, in which case the decision of the National Grievance Committee shall be final and binding. A failure by the National Grievance Committee to reach a majority decision on a question concerning interpretation or on a review of a decision by a lower level grievance committee or review committee shall not be considered a deadlock and will not be referred to the National Review Committee. In case of a failure to reach a majority decision in reviewing the decision of a lower level grievance committee or review committee, the decision of the lower level grievance committee or review committee shall stand as final and binding.

(b)All grievances deadlocked at the National Grievance Committee shall be processed as set forth below.

1.All such deadlocked grievances shall be automatically referred to the National Review Committee, which shall consist of the Chairman of TNFINC, or his/her designee and the Vice President of Employee Relations for ABF, or his/her designee. The National Review Committee shall have the authority to resolve any such deadlocked case by review of the record presented to the National Grievance Committee or by rehearing the case, or by referring the case to a subcommittee of either the Joint National Negotiating Committee or the appropriate Supplemental Negotiating Committee to negotiate a recommended resolution of the case. The sub-committee of the Negotiating Committee to which the case was referred must report its recommendation or deadlock to the National Review Committee for resolution. Unless the National Review Committee in writing mutually agrees otherwise, said Committee shall have a period of 15 days (excluding Saturdays, Sundays and holidays) from the date of the National Grievance Committee dead-lock to resolve the case. The decision of the National Review Committee shall be final and binding.

2.In the event the National Review Committee is unable to resolve the deadlock, the President of the Employer involved and the Chairman of TNFINC shall have 30 additional days (excluding

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Saturdays, Sundays and holidays), from the final day of consideration by the National Review Committee to attempt to resolve the case. The ABF and TNFINC representatives on the National Review Committee shall be responsible for notifying the Vice President of Employee Relations for ABF and the Chairman of TNFINC of the final day of consideration by the Committee of the deadlocked grievance. In considering factual disputes that are deadlocked or deadlocked questions of interpretation arising out of Supplemental Agreements, the decision of either the National Grievance Committee or the National Review Committee shall be based on the provisions of the applicable Supplemental Agreement.

3.No lawyers will be permitted to present cases at any step of the grievance procedure.

4.The decision of any grievance committee or panel shall be specifically limited to the matters submitted to it and the grievance committee or panel shall have no authority in any manner to amend, alter or change any provision of the Agreement.

5.If the Employer or Union challenges in court a decision issued by any dispute resolution panel provided for under this Agreement, the cost of the challenge, including the court costs and attorney’s fees, shall be paid by the losing party.

Section 3. Work Stoppages

(a)The parties agree that all grievances and questions of interpretation arising from the provisions of this Agreement shall be submitted to the grievance procedure for determination. Accordingly, except as authorized by law, as provided below or as specifically provided in other Articles of the ABF National Master Freight Agreement, no work stoppage, slowdown, walkout or lockout shall be deemed to be permitted or authorized by this Agreement.

A “representation dispute” in circumstances under which the Employer is not required to recognize the Union under this Agreement is not subject to the grievance procedure herein and the provisions of this Article do not apply to such dispute.

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(b)In the event the Employer is delinquent in its health & welfare or pension payments in the manner required by the applicable Supplemental Agreement, the Local Union shall have the right to take whatever action it deems necessary until such delinquent payments are made. The Local Union shall give the Employer a seventy-two (72) hour, (excluding Saturdays, Sundays, and holidays), prior written notice of the Local Union’s authorization of strike action which notice shall specify the failure to make health & welfare or pension payments providing the basis for such strike authorization. In no event shall the Union have the right to strike over a dispute concerning the eligibility and/or payment of health & welfare or pension contributions by the Employer on behalf of specific individuals and such disputes shall be subject to the grievance procedure.

(c)In the event the Employer fails to comply with a decision rendered by a grievance committee or a grievance settlement, provided a settlement has been reduced to writing, dated and signed by both the Local Union and the Employer the Local Union shall give the Employer a seventy-two (72) hour (excluding Saturday, Sunday and holidays) prior written notice of the Local Union’s authorization of strike action, which notice shall specify the basis for the compliance failure. If the Employer believes that it is in compliance or that there is a clarification needed in order to comply, the matter of compliance and/or clarification shall be submitted to the grievance committee that decided the case. The question of compliance or clarification shall be determined by the grievance committee within forty-eight (48) hours after receipt of the Employer request. The forty-eight (48) hour period for the grievance committee to determine the question of compliance or clarification shall run concurrently with the seventy-two (72) hour notice prior to a strike. The grievance committee may meet telephonically to consider and decide questions of compliance or clarification.

Section 4.

(a)It is mutually agreed that the Local Union will, within two (2) weeks of the date of the signing of this Agreement, serve upon the Employer a written notice listing the Union’s authorized representatives who will deal with the Employer, make commitments for the Local Union generally and, in particular, those individuals having

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the sole authority to act for the Local Union in calling or instituting strikes or any stoppages of work which are not in violation of this Agreement. The Local Union may from time to time amend its listing of authorized representatives by certified mail (or confirmed
e-mail). The Local Union shall not authorize any work stoppages, slowdown, walkout, or cessation of work in violation of this Agreement. It is further agreed that in all cases of an unauthorized strike, slowdown, walkout, or any unauthorized cessation of work which is in violation of this Agreement the Union shall not be liable for damages resulting from such unauthorized acts of its members.

In the event of a work stoppage, slowdown, walkout or cessation of work, not permitted by the provisions of Article 8, Section 3(a), (b), or (c) alleged to be in violation of this Agreement, the Employer shall immediately send a wire or fax to the Freight Coordinator in the appropriate Regional Area and to the Chairman of TNFINC to determine if such strike, etc., is authorized.

No strike, slowdown, walkout or cessation of work alleged to be in violation of this Agreement shall be deemed to be authorized unless notification thereof by telegram has been received by the Employer and the Local Union from such Regional Area. If no response is received by the Employer within twenty-four (24) hours after request, excluding Saturdays, Sundays, and holidays, such strike, etc., shall be deemed to be unauthorized for the purpose of this Agreement.

In the event of such unauthorized work stoppage or picket line, etc., in violation of this Agreement, the Local Union shall immediately make every effort to persuade the employees to commence the full performance of their duties and shall immediately inform the employees that the work stoppage and/or picket line is unauthorized and in violation of this Agreement. The question of whether employees who refuse to work during such unauthorized work stoppages, in violation of this Agreement, or who fail to cross unauthorized picket lines at their Employer’s premises, shall be considered as participating in an unauthorized work stoppage in violation of this Agreement may be submitted to the grievance procedure, but not the amount of suspension herein referred to.

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It is specifically understood and agreed that the Employer during the first twenty-four (24)—hour period of such unauthorized work stoppage in violation of this Agreement, shall have the sole and complete right of reasonable discipline, including suspension from employment, up to and including thirty (30) days, but short of discharge, and such employees shall not be entitled to or have any recourse to the grievance procedure. In addition, it is agreed between the parties that if any employee repeats any such unauthorized strike, etc., in violation of this Agreement, during the term of this Agreement, the Employer shall have the right to further discipline or discharge such employee without recourse for such repetition. After the first twenty-four (24)—hour period of an unauthorized stoppage in violation of this Agreement, and if such stoppage continues, the Employer shall have the sole and complete right to immediately further discipline or discharge any employee participating in any unauthorized strike, slowdown, walkout, or any other cessation of work in violation of this Agreement, and such employees shall not be entitled to or have any recourse to the grievance procedure. The suspension or discharge herein referred to shall be uniformly applied to all employees participating in such unauthorized activity. The Employer shall have the sole right to schedule the employee’s period of suspension.

The International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions shall make immediate efforts to terminate any strike or stoppage of work as aforesaid which is not authorized by such organizations, without assuming liability therefore. For and in consideration of the agreement of the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions affiliated with the International Brotherhood of Teamsters to make the aforesaid efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, including the provisions limiting strikes or work stoppages, as aforesaid, the Employer who is party hereto agrees that it will not hold the International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Joint Councils and Local Unions liable or sue them in any court or before any administrative tribunal for undertaking such efforts to terminate

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unauthorized strikes or stoppages of work as aforesaid or for undertaking such efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, or for taking no further steps to require them to do so. It is further agreed that the Employer will not hold the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Joint Councils or Local Unions liable or sue them in any court or before any administrative tribunal for such unauthorized work stoppages alleging condonation, ratification or assumption of liability for undertaking such efforts to terminate strikes or stoppages of work, or requiring Local Unions and their members to comply with the law or the provisions of this Agreement.

The provisions of this Article shall continue to apply during that period of time between the expiration of this Agreement and the conclusion of the negotiations or the effective date of the successor Agreement, whichever occurs later, except as provided in Article 39. It is understood and agreed that failure by the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, and/or Joint Councils to authorize a strike by a Local Union shall not relieve such Local Union of liability for a strike authorized by it and which is in violation of this Agreement.

(b)The question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, Joint Council or Local Union have met its obligation set forth in the immediately preceding paragraphs, or the question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, and Joint Council or the Local Union, separately or jointly, participated in an unauthorized work stoppage, slowdown, walkout or cessation of work in violation of this Agreement by calling, encouraging, assisting or aiding such work stoppage, etc., in violation of this Agreement, or the question of whether an authorized strike provided by Article 8, Section 3(a), (b) or (c) is in violation of this Agreement, or whether the Employer engaged in a lockout in violation of this Agreement, shall be submitted to the grievance procedure at the national level, prior to the institution of any damage suit action. When requested, the co-chairmen of the National Grievance Committee shall immediately appoint a subcommittee to develop a

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record by collecting evidence and hearing testimony, if any, on the questions of whether the International Union, Teamsters National Freight Industry Negotiating Committee, Joint Council or Local Union have met its obligations as aforesaid, or of Union Participation or Employer lockout in violation of this Agreement. The record shall be immediately forwarded to the National Grievance Committee for decision. If a decision is not rendered within thirty (30) days after the co-chairmen have convened the National Grievance Committee, the matter shall be considered deadlocked.

A majority decision of the National Grievance Committee on the questions presented as aforesaid shall be final and binding on all parties. If such majority decision is rendered in favor of one (1) or more of the Union entities, or the Employer, in the case of lockout, no damage suit proceedings on the issues set forth in this Article shall be instituted against such Union entity or such Employer. If, however, the National Grievance Committee is deadlocked on the issues referred to in this subsection 4(b), the issues must be referred to the National Review Committee for resolution prior to either party instituting damage suit proceedings. If the National Review Committee decides that a strike was unlawful, it shall not have the authority to assess damages. Except as provided in this subsection 4(b), agreement to utilize this procedure shall not thereafter in any way limit or constitute a waiver of the right of the Employer or Union to commence damage suit action. However, the use of evidence in this procedure shall not waive the right of the Employer or Union to use such evidence in any litigation relating to the strike or lockout, etc., in violation of this Agreement. There shall not be any strike, slowdown, walkout, cessation of work or lockout as a result of a deadlock of the National Grievance Committee on the questions referred to under this subsection 4(b) and any such activity shall be considered a violation of this Agreement.

(c)In the event that the Employer, party to this Agreement, commences legal proceedings against the Union after the Union’s compliance with the provisions of Article 8, Section 3(a), (b) or (c), the applicable Committee Secretary will cooperate in the presentation to the court of the applicable majority grievance committee decision.

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(d)Nothing herein shall prevent the Employer or Union from securing remedies granted by law except as specifically set forth in subsection 4(b).

Section 5.

(a)In the event of strikes, work stoppages, or other activities authorized by Article 8, Section 3(a), (b) or (c) of this Agreement, no interpretation of this Agreement or any Supplement thereto relating to the Employer’s obligation to make health & welfare and /or pension contributions by any tribunal shall be binding upon the Union or affect the legality or lawfulness of the strikes unless the Union stipulates to be bound by such interpretation, it being the intention of the parties to resolve all questions of interpretation by mutual agreement.

(b)It is the intention of the parties to resolve all grievances and requests for interpretation arising under this Agreement through the grievance procedure. However, it is understood and agreed that nothing herein shall prevent the Employer or Union from securing remedies in those circumstances where the application of this Agreement is contrary to law.

Section 6. Change of Operations

Change of Operations Committee

(a)Present terminals, breaking points or domiciles shall not be transferred, changed or modified without the approval of an appropriate Change of Operations Committee. Such Committee shall be appointed in each of the Regional Areas, equally composed of Employer and Union representatives. The Change of Operations Committee shall have the authority to determine the seniority of the employees affected and such determination shall be final and binding.

In the event a proposed change of operations includes the establishment of either a new or satellite terminal as a “combination” facility with a common city driver and dock seniority roster, when such change of operations results in the relocation or movement of city drivers and dock employees from an existing terminal recognizing separate (split) seniority rosters for city drivers and dock employees, the Change of Operations Committee shall have the authority to

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determine the conditions under which such a combination facility may be established, including but not limited to, the number of city drivers and dock employees who qualify, be allowed to follow the work to the new or satellite combination terminal, the implementation of training programs to qualify dock employees as city drivers and the seniority right of affected employees to either return to the “mother” terminal and/or claim additional driving positions at the satellite terminal within reasonable time periods following the establishment of such combination terminal, as determined by the Committee. Existing terminals that recognize separate city driver and dock seniority rosters (split terminals) shall not be converted to “combination” terminals unless and until such time as a majority of those affected employees agree to such conversion, in which case the Change of Operations Committee shall have the authority to determine the conditions under which such conversion shall be implemented.

Such Committee, however, shall observe the Employer’s right to designate domiciles and the operational requirements of the business. Where the Union raises the question as to whether or not certain proposed runs of excessive length can be made, the Employer must be prepared to submit objective evidence including DOT certification or logs and tapes that such runs have been tested and were made within the DOT hours of service regulations. Individual employees shall not be redomiciled more than once during the term of this Agreement as the result of an approved change of operations unless a merger, purchase, sale, acquisition or consolidation of employers is involved, or unless there is proven economic need as determined by the Change of Operations Committee based on factual evidence presented.

Where there is no objection from the involved Local Unions to a proposed change of operations (as evidenced in a letter or e-mail from the involved Local Unions) and the matter is approved by both the Union’s Regional Coordinator and Union’s National Freight Director, the Company may implement the change prior to a formal hearing. The Change of Operations Committee would maintain jurisdiction for a period of twelve (12) months following the implementation to address any disputes concerning the implementation.

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Pension and health & welfare contributions paid on behalf of a redomiciled employee shall be paid to the Funds to which the contributions were made prior to the employee’s change of domicile, and the decisions of the Change of Operations Committee shall so specify. This Section does not apply to employees who voluntarily transfer to new domiciles, unless such transfer is a result of a Change of Operations Committee decision. Any dispute concerning the appropriate fund for the Employer contribution on behalf of a redomiciled employee, pursuant to a Change of Operations Committee decision, shall be referred to the National Grievance Committee. The decision of the National Grievance Committee shall to the extent permitted by law, be final and binding on all affected parties, including the Trust Funds.

The Change of Operations Committee shall also have jurisdiction for a period of twelve (12) months following the opening of a new terminal to consider the redomicile of employees who are laid off as a direct result of such opening of a terminal. The Committee shall also have jurisdiction over the closing of a terminal in regard to seniority, as well as to determine the conditions under which freight may or may not be interlined into the area of a vacated operations when necessary to retain major customers, including mandating the use of union carriers where available. In no event will the Employer be granted the authority to vacate a facility and interline the freight on a non-union subsidiary of the parent company.

The above shall not apply within a twenty-five (25)-mile radius.

The Change of Operations Committee shall have the authority to require a definition of primary and shared lanes, where applicable.

The Change of Operations Committee shall not grant the Employer authority to relocate U.S. operations, work, or terminals to Mexico.

Change of Operations Committee Procedure

b)The National Grievance Committee shall adopt Rules of Procedure concerning the application and administration of this Article.

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The Employer shall notify all affected Local Unions of the proposed change of operations at least thirty (30) calendar days prior to the hearing at the Regional Joint Area Committee, and the Employer and the Local Unions involved shall have a mutual responsibility to inform the employees subject to redomicile prior to such hearing in accordance with the practice and procedures agreed to in the respective Area Committee. Any exception or waiver of the aforesaid thirty (30) day period shall be mutually agreed to between the Employer and the Local Unions involved and approved by the Regional Area Change of Operations Committee.

Moving Expenses

(c)The Employer shall pay reasonable expenses to demount and remount an employee’s mobile home, if used as his/her residence and in such instance shall pay normal expenses to move such mobile home, including the use of other modes of transportation where required by law. However, it is mutually understood that the cost of such move shall not exceed nine thousand dollars ($9,000.00) per move. Commencing April 1, 2004 and every April 1st thereafter under this agreement, this amount will be increased by the prior year’s average annual increase in the CPI-W, U.S. city average, Housing, Household Operations expenditure category titled “Moving, storage, freight expense”. A decrease in the percent change in the Index will not result in a decrease of the mobile home moving allowance once established. In the event the index is no longer published by BLS, the parties will agree to meet and find a substitute Index as an escalator.

Where an employee is required to transfer to another domicile in order to follow employment as a result of a change of operations, the Employer shall move the employee and assume the responsibility for proven loss or damage to household goods due to such move, including insurance against loss or damage. Should any employee possess household items of unusual or extraordinary value which will be included in the move, such items shall be declared and an appraised value determined prior to the move. The Employer shall provide packing materials for the employee’s household goods when requested or at the employee’s request pay all costs and expenses of moving such household goods, including packing.

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An employee shall have a maximum of one (1) year to move in accordance with the provisions of an approved change of operations unless, prior to the expiration of such year, he/she requests, in writing, an extension for a reasonable period of time due to an unusual or special problem. The Employer shall provide lodging for the employee at the point of redomicile, not to exceed ninety (90) calendar days, and in addition, shall reimburse the employee sixty-one cents (61¢) per mile to transport two (2) personal automobiles to the new location.

The Employer shall not be responsible for moving expenses if the employee changes his/her residence as a result of voluntary transfer.

None of the Employer obligations set forth in this Subsection (c)— Moving Expenses shall apply to transfers of domiciles within a fifty (50)—mile radius.

Change of Operations Seniority

(d)The Change of Operations Committee established herein hall have the sole authority to determine questions of the application of seniority in those situations presented to it and in connection therewith the following general rules shall apply, subject, however, to modification as provided by Section 6(g) below:

Closing, Partial Closing of Terminals-Transfer of Work

(1)a. When branches, terminals, divisions or operations (hereinafter “terminal(s)”) are closed or partially closed and the work of such terminal(s) is transferred, in whole or in part, to another terminal(s), the active employees (excluding those employees on letter of layoff) at the closed or partially closed terminal(s) shall have the right to bid into a master seniority roster (road or city) comprised of bidders from the active seniority rosters of closed or partially closed terminal(s) in the order of their continuous classification (road or city) seniority. Continuous classification seniority shall be defined as that seniority which the employee is currently exercising and has not been broken in the manner provided by Article 5, Section 1, or by voluntary changes in domicile not directed, approved

Article 8, Section 6

or ordered by a Change of Operations Committee. Employees shall bid from the combined master seniority roster into openings at the terminal(s) into which work is being transferred. Employees so transferring shall be “dovetailed” into the appropriate active seniority roster at the new terminal(s) in the order of their continuous classification seniority. Such transfers shall be permitted prior to the recall of laid-off employees at such gaining terminal(s). If and when additional employees are required in excess of those who formed the combined active roster at the point of redomicile, employees on letter of layoff at that location shall be recalled. If recalled, such employees shall be “dovetailed” with their continuous classification seniority.

In addition, the inactive seniority rosters (employees who are on letter of layoff) at the terminal(s) from which employees are being redomiciled shall be “dovetailed” into a master “laid off” seniority roster and such employees shall have the same opportunities to transfer to terminal(s) within the area of the Supplemental Agreement which are afforded to employees covered by the provisions of subparagraph 2(b) below. These inactive employees at the losing terminal(s) shall also be offered first work opportunity, in seniority order, at terminals into which work was transferred within the regional area where such employees were employed. Such inactive employees shall gain active seniority in accordance with the provisions of the applicable supplemental agreement. The use of such employees shall be subject to the order of call of the supplement. The employee’s seniority date for bidding and layoff purposes shall be the date which they gain active status. The employee shall retain company seniority for fringe benefits only as of that date.

The senior driver voluntarily laid off at a losing domicile will be restored to the active board each time foreign drivers or casuals (where applicable) make ten (10) trips (tours of duty) within any thirty (30) calendar day period on a primary run of such domicile, not affected by a Change of Operations.

b.The following seniority bidding procedures are to be applied in all change of operations cases that involve master pool bidding:

Article 8, Section 6

1.The Change of Operations Committee shall have the authority to establish a date for purposes of determining active and inactive (on letter of layoff or the equivalent thereof) employees at both gaining and losing locations.

2.Affected employees at losing locations shall be allowed to bid onto an active master pool seniority list on a dovetailed seniority basis.

3.At the time of the original bid, an employee on the active master pool seniority list shall be afforded the opportunity to bid any available position for which he/she is qualified at a gaining location in accordance with his/her seniority on the master pool seniority list. In the event the active employees at any given location elect not to bid the number of positions being lost at that particular location, inactive employees at that location, in accordance with their seniority, shall then be afforded the opportunity to bid as an active employee until the number of positions being lost at that particular location are filled. An employee who elects to “hold” as set forth in paragraph 4 below shall not be considered as filling a losing position. A successful bidder shall be dovetailed on the seniority list at the location he/she bids into. The number of successful bidders from any losing location shall not exceed, at the time of the original bid, the number of positions lost at that location as approved by the Change of Operations Committee.

4.An employee on the active master pool seniority list who does not have seniority to bid the location he/she desires in the initial bid may hold for such desired location and remain at his/her present domicile in such status as his/her bidding seniority will allow. Should an opening occur during the window period as set forth in the Change of Operations decision at the location to which he/she desired to transfer, he/she shall be afforded transfer opportunity in line with his/her bidding seniority. A successful bidder under this provision shall be dovetailed on the applicable seniority list at the location into which he/she bids and his/her moving expenses shall be paid in accordance with other transferring employees. The transfer provisions of this Section shall apply only during the window period as set forth in the Change of Operations decision.

Article 8, Section 6

5.An employee who elects to hold as set forth in Paragraph 4 above may hold for only one (1) location and must designate that location at the time of the original bid and may hold only for a position within the classification the employee has seniority to bid. If an employee refuses to accept an opportunity to claim a position he/ she is holding for, the employee shall have no further claim to a position that may become available during the window period.

6.An employee who elects to hold, shall also be entitled to exercise seniority to claim a voluntary move under the provisions of Article 5, Section 5 herein, and in the event the employee accepts such a voluntary move, he/she shall retain his/her hold position at his/her home domicile during the remainder of the window period but shall forfeit any other seniority rights at his/her home domicile. Should a position become available at the location such employee is holding for and which the employee has seniority to successfully claim, moving expenses set forth in Article 8, Section 6(c) shall be computed from the employee’s original home domicile.

7.There shall be a maximum one hundred twenty (120) calendar day window period from the date of implementation in all Changes of Operations only when the number of positions offered at gaining terminals do not equal the number of positions lost at the losing terminals.

(a)Any openings which may occur at a gaining terminal during the window period shall be offered to those employees on the Master Pool Seniority list who have not been offered transfer opportunity under the provisions of Article 8, Section 6 before they are offered to employees who may have elected to “hold” as set forth in paragraph 4 above.

(b)The window period established by the Change of Operations decision shall close if either of the following conditions is met: (a) the number of days and/or months of the window period as set forth in the Change of Operations decision has expired; or (b) all employees on the Master Pool Seniority list have been offered work opportunities pursuant to Article 8, Section 6.

Article 8, Section 6

(c)However, with respect to those who bid to “hold”, it is understood that such bids must remain open and any job opportunities that are clearly identifiable as a direct result of the Change of Operations must be offered, by seniority, to those qualified employees who bid to hold for that specific location for the length of the window period(s) (road/ cartage) set forth in the Change of Operations decision even if the window period is closed as set forth in paragraph (b) above.

(d)The Company shall determine whether an additional job opportunity is the direct result of the Change of Operations at the specific gaining domicile for which the employee is “holding”. The Company shall so notify the employee’s current Local Union and the gaining Local Union. The Company shall have the burden of proof in establishing whether or not an additional job opportunity is clearly the direct result of the Change of Operations at the specific gaining domicile for which the employee is “holding”. Any grievance filed regarding the Company’s decision to permit or deny a “hold” transfer shall be filed with the appropriate Regional Joint Area Committee to be heard by the Multi-Region Change of Operations Committee that held jurisdiction.

8.Employees who are qualified bidders on Long-Term Disability (LTD) at the time of bid shall be allowed to bid. If successful LTD bidders are unable to claim their bid on the date of implementation, a hold-down bid will be allowed. This hold-down bid will be offered to those remaining active employees at the LTD’s current location, by classification, who have not been offered transfer opportunity under the Change of Operations. The successful hold-down bidder shall be dovetailed. When the LTD employee returns to work and claims his/her bid, the hold-down employee may either remain at the hold-down location with a bidding seniority date consistent with the date of transfer under the Change of Operations or return to his/her original location with his/her original bidding seniority date. The hold-down employee may not return to a location where the classification from which he/she bid has been eliminated. The Company shall not be responsible for the moving expense of the employee filling the hold-down bid, unless and until such time as it is determined that the employee on LTD will never be able to claim his bid and the hold-down bidder becomes a regular permanent employee at the hold-down location.

Article 8, Section 6

Closing of Terminals-Elimination of Work

(2)a. When a terminal(s) is closed and the work of such terminal(s) is eliminated, an employee who was formerly employed at another terminal shall have the right to return to such former terminal and exercise his/her continuous classification (road or city) seniority, provided he/she has not been away from such former terminal for more than a five (5)-year period.

Layoff

b.When a terminal(s) is closed and the work of such terminal(s) is eliminated, employees who are laid-off thereby shall be given first (1st) opportunity for available regular employment in the classification in which they are employed at the time of such layoff (prior to the employment of new hires but subject to the order of call/hiring of the Supplemental Agreement) occurring at any other terminal(s) of the Employer within the area of the Supplemental Agreement where such employee was employed provided they notify the Employer in writing of their interest in a transfer opportunity. The offer of transfer will be made in the order of continuous classification seniority of the laid off employees within the area of the Supplemental Agreement. The Employer shall be required to make additional offers of transfer to an employee who has previously rejected a transfer opportunity provided the employee again notifies the Employer in writing of his/her continued interest in additional transfer opportunities. However, the Employer will only be required to make one transfer offer in any six (6) calendar month period. The obligation to offer such employment shall continue for a period of five (5) years from the date of closing. Any employee accepting such offer shall be employed at his/her applicable rate of pay and shall be placed at the bottom of the seniority board for bidding and layoff purposes, but shall retain company seniority for fringe benefits only. A transferring employee shall pay his/her own moving expenses.

Opening of Terminals

(3)When a new terminal(s) is opened (except as a replacement for existing operations or a new division in a locality where there are existing operations), the Employer shall offer to those employees, if any, affected thereby the opportunity to transfer to

Article 8, Section 6

regular positions in the new terminal(s) in the order of such employee’s continuous classification (road or city) seniority date as defined herein. Upon arrival at such new location, such employees shall be “dovetailed” with their continuous classification (road or city) seniority date together with other employees so transferring.

This provision is not intended to cover situations where there is replacement of an existing operation or where a new division is opened in a locality where there is an existing terminal. In these latter situations, those employees laid off at the existing facilities shall have first (1st) opportunity for employment at the new operation in accordance with their continuous classification (road or city) seniority date, and upon arrival shall be similarly “dovetailed.” If all regular full-time positions are not filled in this manner, then the provisions of the preceding paragraph shall apply.

(4)When a Company which has an established Local Cartage Operation, which has been cleared by system OTR drivers, seeks to establish a new OTR domicile there, the Company shall first file for a Change of Operations giving transfer opportunity, with regard to the initial complement, to OTR drivers from those system OTR domiciles that previously serviced such Local Cartage Operation with reasonable regularity. Such transfer opportunity shall remain in effect for any additions to the initial complement for a period of not less than 120 calendar days, after which further additions to such complement shall be hired at the locality where such new OTR domicile was established.

(5)Any employee redomiciled by an approved change of operations to another domicile shall upon reporting to such new domicile be deemed to have relinquished his/her right to return, with seniority, to the domicile from which he/she was transferred, except under another approved change of operations. Employees who avail themselves of the transfer privileges because they are on layoff at their original terminal may exercise their seniority rights if work becomes available at their original terminal during the five (5) year layoff period allowed them at their original terminal.

Article 8, Section 6

(6)When the Employer proposed Change of Operations offers a specific number of road positions at a gaining domicile, the Employer shall be required to make every good faith effort and use all practical means to hire qualified applicants to fill such offered positions that are left vacant because other employees affected by the Change have elected not to bid into that gaining domicile. The Employer’s duty to hire under this provision is to use every reasonable means to advertise for qualified applicants and to meet with the affected Local Union(s) to seek qualified applicants. Nothing in this provision shall be construed to create an obligation that the Employer maintain or otherwise guarantee a specific number of employees at a gaining domicile. Any grievance concerning any issue which may arise under this provision shall be filed directly with the Multi-Region Change of Operations Committee.

In the event it is determined by the Multi-Region Change of Operations Committee that the Employer has not made every good faith effort and used all practical means to hire qualified applicants for road positions as required under this provision, the Committee may require the Employer to hire qualified applicant(s) as outlined above.

Definition of Terms

(e)The term “continuous classification seniority” as used in this Agreement is defined as that seniority which the employee is currently exercising and has not been broken in the manner provided in Article 5, Section 1, or by voluntary changes in domicile not directed, approved or ordered by a Change of Operations Committee.

Qualifications and Training

(f)Employees, who are presently non-CDL qualified and elect to bid to transfer to a gaining terminal that requires CDL qualified employees, shall be provided a sixty (60) day training period in order to become CDL qualified. The training period shall commence from the date the employee becomes a successful bidder and the Company shall furnish training personnel and equipment at the location where the employee is currently domiciled or otherwise as mutually agreed to. If the employee fails to qualify

Article 8, Section 6

during such sixty (60) day period, the employee shall forfeit his/ her right to fill the bid and shall remain on the seniority list of the current domicile.

Intent of Parties

(g)The parties acknowledge that the above rules are intended solely as general standards and further that many factual situations will be presented which necessitate different application, modification or amendment. Accordingly, the parties acknowledge that questions of the application of seniority rights may arise which require different treatment and it is anticipated and understood that the Employers and Unions jointly involved and/or the respective grievance committees may mutually agree to such disposition of questions of seniority which in their judgment is appropriate under the circumstances.

The Change of Operations Committees, as provided herein or in the Supplemental Agreements, shall have the authority to determine the application of seniority in those situations presented to them. In all cases, the seniority decisions of the Joint Committees, including the Change of Operations Committees and subcommittees established by the ABF National Master Freight Agreement and the respective Supplemental Agreements, shall be final and binding.

Section 7.

Any grievance committee or panel, as constituted under this Agreement, shall have the jurisdiction and power to decide grievances which arose under the preceding agreements and supplements thereto. In doing so, the committees or panels shall follow the grievance procedure set forth in the 2023 – 2028 Agreement, but apply the contract under which the grievance arose.

Section 8. Sleeper Cab Operations

Unless specifically addressed in this section the provisions of the applicable supplemental agreement relating to sleeper cab operations remain in full force and effect.

Article 8, Section 8

A.Work Rules

The Local Union and the Company shall meet and negotiate dispatch and/or work rules. If no agreement is reached disputes shall be subject to the grievance machinery.

B.Team Classifications

1.“Bid Team Drivers” and “Bid Team Extra Board Drivers”

Team Drivers who are classified as bid destination drivers or bid team extra board drivers will be guaranteed a minimum of thirteen hundred (1300) miles round trip when dispatched. If the dispatch of a bid sleeper team is broken between A & B (1st dispatch the drivers will be paid no less than their original dispatch). If the broken dispatch results in more miles the drivers shall be paid their actual miles driven and work performed. There will be no free time at any point reached.

2.“Extra Board Team Drivers”

Teams who are classified as extra board drivers will receive a minimum of thirteen hundred (1300) miles round trip when dispatched.

3.Turning In The Yard Home Terminal (Non-Scheduled Teams)

When mutually agreed between the sleeper team and the Employer, sleeper teams may be allowed to turn in the yard at their home domicile provided the dispatch wheel is exhausted and/or there are no other teams rested and available for dispatch. When the Employer turns a sleeper team at their home domicile any delay in excess of one (1) hour shall be compensable.

The above referenced mileage guarantees are in addition to any other earnings after dispatch.

C.Dispatch Method

Sleeper cab operations shall be between the designated home terminal and a designated area and/or a destination terminal unless otherwise agreed. The A, B, C, dispatch principle shall apply.

Article 8, Section 8

All regular sleeper runs shall be posted for bid once each six (6) months unless otherwise agreed. The number of regular runs or teams in designated areas shall be determined by taking fifty percent (50%) of the average number of runs operated by sleeper teams between two (2) or more designated points for a period of six (6) months. Disputes over bids will be referred to the Sleeper Resolution Committee.

The sleeper trip must equal a minimum of thirteen hundred (1300) paid miles.

All sleeper trips are limited to one via on the return home dispatch, (B-A), (C-A), unless otherwise mutually agreed or as approved by the appropriate committee.

All sleeper teams must be sent to their home terminal on the third dispatch unless otherwise mutually agreed.

D.Laypoint and Layover

The layover provision of this section shall apply at only one away from home terminal, and all time spent at all other points touched on a round trip from the home terminal exclusive of meal time shall be paid for at the full hourly rate for each driver.

The layover point shall be the destination of the A-B dispatch and shall be designated on the driver’s original orders prior to the dispatch from the point of origin and shall remain the same whether or not the drivers reached that point. If the team does not reach the original dispatch point there shall be no free time.

Upon arrival at a team’s designated lay point, the Employer shall advise as soon as possible, but not later than thirty (30) minutes after the team signs-in, whether the team will be turned or put to bed.

In the event the team is put to bed, they shall be compensated at the straight-time hourly rate of pay from the time they signed in until the time they were so notified.

Article 8, Section 8

However, in the event of unforeseen circumstances (e.g., road closures; equipment breakdown; government declared emergency), the Employer may cancel a previously assigned dispatch prior to the expiration of the one hour free time and put the team to bed. In this circumstance, the team will be compensated at the straight time hourly rate of pay from the time they signed in until the time they were so notified. Failure by the Employer to make a load shall not be considered an unforeseen circumstance.

If the drivers are advised they are turning, the Company will have one-half (1/2) free hour at the laypoint and one (1) free hour at the home domicile in which to turn the drivers provided there are safe and sanitary shower facilities equipped with hot and cold water for showering. If the drivers are not dispatched within the above-mentioned one-half (1/2) or one (1) hour free time period after arrival they shall be paid for all time spent in excess at the applicable rate.

If the team is relieved of duty on arrival and signs for eight (8) hours off and then is recalled within four (4) hours, they shall be paid for all time spent.

Where sleeper teams are required to layover away from their home terminal, layover paid shall commence following the tenth (10th) hour after the end of the run. If the driver is held over the tenth (10th) hour the driver shall be guaranteed two (2) hours pay in any event for the layover time. If the driver is held over more than two (2) hours the driver shall receive layover pay for each hour up to eight (8) hours in the first eighteen (18) hours of layover period, commencing after the run ends. The same principle shall apply to each succeeding eighteen (18) hours, and layover pay shall commence after the tenth (10th) hour.

E.Abuse of Free Time

Whenever any employer arbitrarily abuses the free time allowed in this section, then this shall be considered a dispute and the same shall be subject to the grievance machinery.

Article 8, Section 8

F.Mark-Off Procedure For Non-Scheduled Sleeper Cab Drivers

In the event the Company and the Local Union are unable to agree to a mark-off procedure, the following shall apply unless the supplement provides otherwise.

1.For the purposes of time off, one thousand (1000) tractor miles equals one (1) sleeper trip. (for each driver)

2.After the completion of four (4) consecutive trips, the drivers will be entitled to forty-eight (48) hours off, plus an additional eight (8) hours rest. The drivers may waive the forty-eight (48) hours off.

3.After the completion of six (6) consecutive trips the drivers will be entitled to seventy-two (72) hours off, plus an additional eight (8) hours rest. Drivers entitled to such time off privileges may at their option, exercise time off privilege at the completion of either the sixth (6th), eighth (8th), or tenth (10th) trips. An extra board team that exercises their maximum time off after the eighth (8th) or tenth (10th) trip is subject to no more than fifteen percent (15%) of the active board off at one time.

4.Where drivers fail to exercise time off privilege after the tenth (10th) trip, they shall forfeit such time off and the cycle will revert back to subsection 2.

5.Time off privileges may be exercised only at the completion of the fourth (4th), sixth (6th), eighth (8th) or tenth (10th) trips upon the drivers returning home. An extra board team that exercises their maximum time off after the eighth (8th) or tenth (10th) trip is subject to no more than fifteen percent (15%) of the active board off at one time. A driver shall not be denied the time off in accordance with the fifteen percent (15%) rule more than once prior to receiving such time off.

6.The only exception to the above is that the Employer shall provide in the dispatch rules and/or procedures for thirty-six (36) consecutive hours off duty at the home terminal at least once a week

Article 8, Section 8

unless otherwise agreed to, provided the driver has been on the board and required to be available.

7.Where only one driver of an established team marks off for any reason, other than “9” below, he shall remain off until his partner returns to the home terminal, except as mutually agreed.

8.In those instances where an extra board driver makes a combination of single operation and sleeper operation trips each driver will earn one tour for each one thousand (1000) tractor miles while on a sleeper trip.

9.Bid team drivers must take their earned time off at the same time as outlined above.

10.Sleeper drivers are entitled to ten (10) hours off duty at their home domicile upon the completion of each round trip exclusive of the two (2) hour call.

G.Bedding and Linen

Bedding and fresh linen, excluding pillows, for sleeper cabs shall be furnished and maintained by the Employer in a clean and sanitary condition. Complaints with respect to width, depth, and condition of mattresses shall be subject to the grievance procedure. Upon expiration of current linen provider contracts, the drivers will be compensated seven dollars ($7.00) each per trip to furnish and maintain their linens. A trip is defined as beginning and ending at home domicile.

H.Sleeper Cab Equipment

All sleeper cab equipment must be provided with air conditioning and heating appliances in accordance with Article 16, Section 6 of this Agreement. In the event of mechanical failure of such air conditioning and heating appliances, repairs shall be made at the first point of repair enroute where qualified, certified service and parts are available. Drivers shall be paid for all time waiting for repairs to be made to heating appliances. In the event an air conditioning appliance becomes inoperable, the time necessary to complete the repairs cannot cause an unreasonable delay in the movement of

Article 8, Section 8

freight and therefore will be limited to four (4) hours, for which drivers will be paid. In the event parts and/or qualified, certified service are not available, necessary repairs shall be completed prior to the equipment being disp dispatched from the next scheduled point of dispatch.

I.Sleeper Cab Occupants

Only two (2) drivers shall be permitted in the sleeper cab equipment at any one time except in the case of emergency, an act of God, or where new type equipment is put into operation. In no event shall a master driver be in the cab in addition to the two (2) regular drivers for more than 300 miles or ten (10) hours.

J.Method of Dispatch At Foreign Domiciles

Foreign domiciled sleeper teams shall be placed on a common rotating wheel at the time they arrive at a foreign domicile and shall be dispatched off that wheel on a first-in first-out basis; provided however, a team may be dispatched out of rotation when receiving a direct dispatch back to their home domicile. Such direct dispatch may include a drop and pick enroute. When more than one team from a common home domicile is on the foreign wheel, the first team in shall be the team dispatched out of rotation.

Sleeper teams who are put to bed at a foreign domicile shall be dispatched in accordance with the procedure herein; provided however, it shall not be a violation or the basis of a runaround claim, when a foreign team, whose home domicile is common to that of another team who is in bed at the foreign domicile, has been pre-dispatched on a via through the foreign domicile enroute to their home domicile. A foreign team may not however, be dispatched from a home domicile to a foreign domicile and then back to their home domicile (A-B-A) when another team from the same home domicile is in bed at the foreign domicile.

K.Foreign Power Courtesy Dispatch

It shall not be a violation or the basis for a runaround when a sleeper team is dispatched on a via through a foreign domicile where other sleeper teams or single drivers are domiciled when continuing

Article 8, Section 8

in motion over their designated sleeper lane, or being dispatched to their home domicile.

L.National Sleeper Cab Grievance Committee

The parties shall establish a National Sleeper Committee composed of four (4) union representatives appointed by the Chairman of TNFINC and four (4) Employer representatives appointed by the Employer Chairman of the National Grievance Committee. The National Sleeper Committee shall establish rules of procedure to govern the manner in which proposed sleeper operations are to be heard, procedures for resolving sleeper issues and procedures for establishing prehearing guidelines. Any grievance concerning the application or interpretation of this section shall be referred to the National Sleeper Committee for resolution. If the National Sleeper Committee is unable to reach a decision on an interpretation or grievance, the issue will be referred to the National Grievance Committee.

ARTICLE 9. PROTECTION OF RIGHTS

Section 1. Picket Lines: Sympathetic Action

It shall not be a violation of this Agreement, and it shall not be cause for discharge, disciplinary action or permanent replacement in the event an employee refuses to enter upon any property involved in a primary labor dispute, or refuses to go through or work behind any primary picket line, including the primary picket line of Unions party to this Agreement, and including primary picket lines at the Employer’s places of business.

Section 2. Struck Goods

It shall not be a violation of this Agreement and it shall not be cause for discharge, disciplinary action or permanent replacement if any employee refuses to perform any service which his/her Employer undertakes to perform as an ally of an Employer or person whose employees are on strike and which service, but for such strikes, would be performed by the employees of the Employer or person on strike.

Article 9, Section 3

Section 3.

Subject to Article 32—Subcontracting, hereof, the Employer agrees that it will not cease or refrain from handling, using, transporting, or otherwise dealing in any of the products of any other Employer or cease doing business with any other person, or fail in any obligation imposed by the Motor Carriers Act or other applicable law, as a result of individual employees exercising their rights under this Agreement or under law, but the Employer shall, notwithstanding any other provision in this Agreement, when necessary, continue doing such business, including pickup or delivery to or from the Employer’s terminal and to or from the premises of a shipper or consignee.

Section 4.

The layover provision of the applicable Supplemental Agreement shall apply when the Employer knowingly dispatches a road driver to a terminal at which a primary picket line has been posted as a result of the exhaustion of the grievance procedure, or after proper notification of a picket line permitted by the collective bargaining agreement, or economic strikes occurring after the expiration of collective bargaining agreements, or to achieve a collective bargaining agreement. In such event and upon his/her request, a driver shall be provided first class public transportation to his/her home terminal, plus be paid a minimum of eight (8) hours or actual time spent while returning, whichever is greater. The Employer shall determine the mode of transportation to be utilized.

ARTICLE 10. LOSS OR DAMAGE

Section 1.

In the event loss, damage or theft of freight, equipment, materials, or supplies is incurred as a direct result of a proven willful gross negligent act by an employee in the performance of assigned work, when such act knowingly may result in such loss, damage or theft, the employee may be held responsible for such acts and may be required to assume liability for any such loss, damage or theft, in whole or in part. The term “willful, gross negligent acts” is intended to describe independent actions of any employee who knowingly

Article 10, Section 1

violates established rules or policies that, when adhered to, clearly prevent loss, damage or theft described herein. Employees shall not be held responsible or required to assume liability for loss or damage or theft unless clear proof of willful, gross negligence is shown. In no event will an employee be held responsible for, or required to assume any liability for any loss, damage or theft when performing assigned work in a manner as specifically instructed by a supervisor. This Article shall not be utilized in any manner to hold an employee liable for any loss or damage of equipment under any conditions or for any damage to cargo as a result of a vehicular accident.

Section 2.

Prior to an employee being charged with the responsibility and liability for any loss, damage or theft because of willful gross negligent acts on the part of the employee, a hearing shall be held with the Local Union, the employee and the Employer. Employees who are found to be liable and required to make restitution for such liability, shall not then be subject to any further disciplinary action. Any disputes between the parties may be referred to the grievance procedure of the applicable Area Supplemental Agreement and the ABF National Master Freight Agreement.

ARTICLE 11. BONDS AND INSURANCE

Section 1.

Should the Employer require any employee to give bond, cash bond shall not be compulsory, and any premium involved shall be paid by the Employer. The primary obligation to procure the bonds shall be on the Employer. If the Employer cannot arrange for a bond within ninety (90) days, it must so notify the employee in writing. Failure to so notify shall relieve the employee of the bonding requirement. If proper notice is given, the employee shall be allowed thirty (30) days from the date of such notice to make his/her own bonding requirements, standard premiums only on said bond to be paid by the Employer. A standard premium shall be that premium paid by the Employer for bonds applicable to all other of its employees in similar classifications. Any excess premium is to be paid by the employee. Cancellation of a bond after once issued shall not

Article 11, Section 1

be cause for discharge unless the bond is cancelled for cause which occurs during working hours, or due to the employee having given a fraudulent statement in obtaining said bond.

Every driver must maintain a valid commercial driver’s license and required endorsements and be covered by insurance. If the Employer cannot cover a driver under an existing fleet policy, the Employer will promptly apply to the state assigned risk-pool to provide any comparable coverage. During the pendency of the application and until insurance is obtained, the driver will not be terminated, but will be taken out of driving service. When any comparable insurance is obtained, the employee will be responsible for paying any excess over the standard charges.

Section 2. Corporate Owned Life Insurance

The Employer will not own and/or be the beneficiary of any life insurance policy on the life or lives of any members of the bargaining unit without obtaining the explicit authorization of the Teamsters National Master Freight Negotiating Committee and the individual affected employees.

ARTICLE 12. UNIFORMS

Before the Employer purchases uniforms, it must present a sample of the material for the uniforms to the Union for approval. If the sample material type is not used in the finished uniforms, the Union employees are under no obligation to wear the uniforms. The Union’s approval shall not be unreasonably withheld. The Employer agrees that if any employee is required to wear any kind of uniform as a condition of his/her continued employment, such uniform shall be furnished and maintained by the Employer, free of charge, at the standard required by the Employer. Said uniforms shall be made in the United States by union vendors, if possible, and will have the Teamster emblem appropriately applied and, as uniforms are replaced after July 25, 2018, an American flag on the left shoulder.

Article 12

The Employer shall replace all clothing, glasses, hearing aids and/ or dentures not covered by company insurance or worker’s compensation which are destroyed or damaged in a wreck or fire with company equipment.

The Employer has the right to establish and maintain reasonable standards for wearing apparel and personal grooming.

The following provisions shall govern the wearing of shorts, unless the Employer and Local Union has a prior existing practice:

During the period May 1, through September 30, employees shall be allowed to wear appropriate Employer approved polo shirts and shorts, subject to the guidelines set forth herein. Appropriate shorts shall be defined as walking or Bermuda style shorts with at least two (2) pockets and belt loops and which cannot be shorter than two (2) inches above the knee, properly hemmed at the bottom and of a conservative basic solid color, (black, blue, brown or green). Socks and appropriate foot wear must be worn at all times.

Short shorts, cut offs, unhemmed, athletic, gym, biking, spandex and calf length shorts shall not be allowed.

ARTICLE 13. PASSENGERS

No driver shall allow anyone, other than employees of the Employer who are on duty, to ride on his truck except by written authorization of the Employer, or except in cases of emergency arising out of disabled commercial equipment or an Act of God. No more than two (2) people shall ride in the cab of a tractor unless required by government agencies or the necessity of checking of equipment. This shall not prohibit drivers from picking up other drivers, helpers or others in wrecked or broken down motor equipment and transporting them to the first (1st) available point of communication, repair, lodging or available medical attention. Nor shall this prohibit the transportation of other drivers from the driver’s own company at a delivery point or terminal to a restaurant for meals.

Article 14, Section 1

ARTICLE 14. COMPENSATION CLAIMS

Section 1. Compensation Claims

(a)The Employer agrees to cooperate toward the prompt disposition of employee on-the-job injury claims. The Employer shall provide worker’s compensation protection for all employees even though not required by state law, or the equivalent thereof, if the injury arose out of or in the course of employment. No employee will be disciplined or threatened with discipline as a result of filing an on-the-job injury report. The Employer or its designee shall not visit an injured worker at his/her home, at a hospital or any location outside the employee’s home terminal without his/her consent.

(b)At the time an injury report is turned in, the Employer shall provide the injured employee with an information sheet briefly outlining the procedure for submitting a worker’s compensation claim to include the name, address and phone number of the company’s worker’s compensation representative and other pertinent information relative to claim payment.

(c)An employee who is injured on the job, and is sent home, or to a hospital, or who must obtain medical attention, shall receive pay at the applicable hourly rate for the balance of his/her regular shift on that day. An employee who has returned to his/her regular duties after sustaining a compensable injury who is required by the worker’s compensation doctor to receive additional medical treatment during his/her regularly scheduled working hours shall receive his/her regular hourly rate of pay for such time. Where not prohibited by state law, employees who sustain occupational injury or illness shall be allowed to select a physician of their own choice and shall notify the Employer in writing of such physician.

(d)Road drivers sustaining an injury while being transported in company-provided transportation for Company purposes at a layover terminal shall be considered as having been injured on the job.

(e)In the event that an employee sustains an occupational illness or injury while on a run away from his/her home terminal, the

Article 14, Section 1

Employer shall provide transportation by bus, train, plane, or automobile to his/her home terminal if and when directed by a doctor.

(f)The Employer agrees to provide any employee injured locally transportation at the time of injury, from the job to the medical facility and return to the job, or to his/her home if required.

(g)In the event of a fatality arising in the course of employment, while away from the home terminal, the Employer shall return the deceased to his/her home at the point of domicile.

(h)The Employer may publish reasonable safety rules and procedures and provide the Local Union with a copy. Failure to observe such reasonable rules and/or procedures shall subject the employee to disciplinary action in accordance with the disciplinary procedures in the applicable Supplemental Agreement. However, the time limitation relative to prior offenses shall be waived to permit consideration of the employee’s entire record of failure to observe reasonable safety rules and/or procedures resulting in lost time personal injuries. This provision does not apply to vehicular accidents.

When issuing progressive discipline under the terms and conditions of Article 14 Section 1(h), it is understood that the time limitation relative to prior offenses of failure to observe reasonable safety rules and/or procedures resulting in lost time injuries is waived and may be included in the disciplinary process.

However it is also understood that when the Employer issues progressive discipline, the employer shall not utilize prior discipline that is in excess of three (3) years old when issuing additional progressive discipline, unless the employee has shown a pattern of failure to observe reasonable safety rules and/or procedures resulting in lost time injuries.

Section 2. Modified Work

(a)The Employer may establish a modified work program designed to provide temporary opportunity to those employees who are unable to perform their normal work assignments due to a disabling

Article 14, Section 2

on-the-job injury. Recognizing that a transitional return-to work program offering both physical and mental therapeutic benefits will accelerate the rehabilitative process of an injured employee, modified work programs are intended to enhance worker’s compensation benefits and are not to be utilized as a method to take advantage of an employee who has sustained an industrial injury, nor are they intended to be a permanent replacement for regular employment.

An active employee, who is injured on the job, qualifies for workers’ compensation benefits and is subsequently laid off, will continue to receive compensation payments and benefits for the period provided by his/her supplement.

(b)Implementation of a modified work program shall be at the Employer’s option and shall be in strict compliance with applicable federal and state worker’s compensation statutes. Acceptance of modified work shall be on a voluntary basis at the option of the injured employee. However, refusal to accept modified work by an employee, otherwise entitled to worker’s compensation benefits, may result in a loss or reduction of such benefits as specifically provided by the provisions of applicable federal or state worker’s compensation statutes. Employees who accept modified work shall continue to be eligible to receive “temporary partial” worker’s compensation benefits as well as all other entitlements as provided by applicable federal or state worker’s compensation statutes.

Employees who need additional medical and/or physical therapy may go for such treatments during scheduled hours for modified work whenever practical and reasonable.

Employees who have been prescribed medications by a doctor where such medications prevent them from driving to and from work or where the treating physician certifies that the injury itself prevents the employee from driving to and from work, shall not be scheduled for modified duty.

(c)At facilities where the Employer has a modified work program in place, temporary modified assignments shall be offered in seniority order to those regular full time employees who are

Article 14, Section 2

temporarily disabled due to a compensable worker’s compensation injury and who have received a detailed medical release from the attending physician clearly setting forth the limitations under which the employee may perform such modified assignments. Once a modified work assignment is made and another person is injured, the second person must wait until a modified work opening occurs, regardless of seniority. All modified work assignments must be made in strict compliance with the physical restrictions as outlined by the attending physician. All modified work program candidates must be released for eight (8) hours per day, five (5) days per week. The Employer, at its option, may make a modified work offer of less than eight (8) hours per day where such work is expected to accelerate the rehabilitative process and the attending physician recommends that the employee works back to regular status or up to eight (8) hours per day by progressively increasing daily hours. A copy of any release for modified work must be given to the employee before the modified work assignment begins.

It is understood and agreed that those employees who, consistent with professional medical evaluations and opinion, may not be expected to receive an unrestricted medical release, or whose injury has been medically determined to be permanent and stationary, shall not be eligible to participate in a modified work program.

In the event of a dispute related to conflicting medical opinion, such dispute shall be resolved pursuant to established worker’s compensation law and/or the method of resolving such matters as outlined in the applicable Supplemental Agreement. In the absence of a provision in the Supplemental Agreement, the following shall apply:

When there is a dispute between two (2) physicians concerning the release of an employee for modified work, such two (2) physicians shall immediately select a third (3rd) neutral physician within seven (7) days, who shall possess the same qualifications as the most qualified of the two selecting physicians, whose opinion shall be final and binding on the Employer, the Union and the employee. In the event the availability of a qualified physician is in question, the Local Union and the Company shall resolve such matter by selecting the third (3rd) physician whose opinion shall be final and

Article 14, Section 2

binding. The expense of the third (3rd) physician shall be equally divided between the Employer and the Union. Disputes concerning the selection of the neutral physician or back wages shall be subject to the grievance procedure.

For locations where the Employer intends to implement a modified work program or has a modified work program in place, the Local Union shall be provided with a copy of the current form(s) being used for employee evaluation for release and general job descriptions. This information shall be general in nature, not employee specific.

When a modified work assignment is made, the employee shall be provided with the hours and days he/she is scheduled to work as well as the nature of the work to be performed in writing. A copy of this notice shall also be submitted to the Local Union.

An employee who is placed in a modified work position may be subject to medical evaluation(s) by a physician selected by the Employer to determine if the modified work being performed is accelerating the rehabilitative process as anticipated by Section 2 above. In the event such medical evaluation(s) determine that the rehabilitative process is not being accelerated, the employee shall have the right to seek a second opinion from a physician of his choosing. Any disputes regarding conflicting medical claims shall be resolved in accordance with the provisions outlined above. The employee may be removed from the modified work program based upon final medical findings under this procedure. Employees so removed shall not have their worker’s compensation benefits affected because of such removal. In the event the employee’s temporary disability worker’s compensation benefit is subject to reduction by virtue of an applicable Federal or State statute, the Employer shall pay the difference between the amount of the reduced temporary worker’s compensation benefit to which the employee would be entitled.

(d)Modified work shall be restricted to the type of work that is not expected to result in a re-injury and which can be performed within the medical limitations set forth by the attending physician. In the event the employee, in his/her judgment, is physically unable to perform the modified work assigned, he/she shall be either

Article 14, Section 2

reassigned modified work within his/her physical capabilities or returned to full “temporary total” worker’s compensation benefits. In the event a third (3rd) party insurance carrier refuses to reinstate such employee to full temporary total disability benefits, the Employer shall be required to pay the difference between the amount of the benefit paid by such third (3rd) party insurer and full total temporary disability benefits. Determination of physical capabilities shall be based on the attending physician’s medical evaluation. Under no conditions will the injured employee be required to perform work at that location subject to the terms and conditions of the ABF National Master Freight Agreement or its Area Supplemental Agreements. Prior to acceptance of modified work, the affected employee shall be furnished a written job description of the type of work to be performed.

(e)The modified workday and workweek shall be established by the Employer within the limitations set forth by the attending physician. However, the workday shall not exceed eight (8) hours, inclusive of coffee breaks where applicable and exclusive of a onehalf (1/2) hour meal period and the workweek shall not exceed forty (40) hours, Monday through Friday, or Tuesday through Saturday, unless the nature of the modified work assignment requires a scheduled workweek to include Sunday. Whenever possible, the Employer will schedule modified work during daylight hours, Monday through Friday, or during the same general working hours and on the same workweek that the employee enjoyed before he/ she became injured. In the case of an employee whose workdays and/or hours routinely varied, the Employer will schedule the employee based on the availability of the modified assignment being offered. Any alleged abuse of the assignment of workdays and work hours shall be subject to the grievance procedure.

(f)Modified work time shall be considered as time worked when necessary to satisfy vacation and sick leave eligibility requirements as set forth in the ABF National Master Freight Agreement and/or its applicable Area Supplemental Agreements. In addition to earned vacation pay as set forth in the applicable Area Supplemental Agreements, employees accepting modified work shall receive prorated vacation pay for modified work performed based on the

Article 14, Section 2

weekly average modified work pay. The only time modified work is used in prorating vacation is when the employee did not qualify under the applicable Supplemental Agreement.

Holiday pay shall first be paid in accordance with the provisions of the applicable Supplemental Agreement as it relates to on-the-job injuries. Once such contractual provisions have been satisfied, holidays will be paid at the modified work rate which is the modified work wage plus the temporary partial disability benefit.

Sick leave and funeral leave taken while an employee is performing modified work will be paid at the modified work rate, which is the modified work wage plus the temporary partial disability benefit. Unused sick leave will be paid at the applicable contract rate where the employee performed modified work and qualified for the sick leave during the contract year.

(g)The Employer shall continue to remit contributions to the appropriate health & welfare and pension trusts during the entire time period employees are performing modified work. The payment of health & welfare and pension contributions while the employee is on modified work is not included in the health & welfare and pension contributions required by the Supplement when an employee is off work on worker’s compensation. Continuation of such contributions beyond the period of time specified in the Supplemental Agreement for on-the-job injury shall be required. Provisions of this Section shall not be utilized as a reason to disqualify or remove an employee from the modified work program.

(h)Employees accepting modified work shall receive temporary partial benefits as determined by each respective state worker’s compensation law, plus a modified work wage when added to such temporary partial benefit, shall equal not less than eighty-five percent (85%) of forty (40) hours’ pay he/she would otherwise be entitled to under the provisions of the applicable Area Supplemental Agreement for the first six (6) months from the date the modified work assignment commences. After this initial six (6) month period, the percentage shall increase to ninety percent (90%) for the duration of each individual modified work assignment. The

Article 14, Section 2

Employer shall not refuse to assign modified work to employees based solely on such employees reaching the ninety percent (90%) wage level. Such refusal shall be considered an abuse of the program and shall be subject to the grievance procedure. Modified work assignments beginning or ending within a workweek shall be paid on a prorated basis; one (1) day equals one-fifth (1/5th).

(i)Employees accepting modified work shall not be subject to disciplinary action provisions of the Supplemental Agreements unless such violation involves an offense for which no prior warning notice is required under the applicable Supplemental Agreement (Cardinal Sins). Additionally, the provisions of Article 35, Section 3(a), shall apply.

(j)Alleged abuses of the modified work program by the Employer and any factual grievance or request for interpretation concerning this Article shall be submitted directly to the Regional Joint Area Committee. Proven abuses may result in a determination by the National Grievance Committee that would withdraw the benefits of this Article from that Employer, in whole or in part, in which case affected employees shall immediately revert to full worker’s compensation benefits.

Section 3. Workers Compensation Pay Dispute

Should an employee have a undisputed pay claim concerning the established state worker compensation amount required by Law, the Employer will provide each individual an emergency dispute phone number which will be operational twenty four (24) hours, seven (7) days a week. The Employer’s Work Compensation Manager will have authority to make immediate payment. The pay shortage will be reconciled by check delivered by express overnight mail within twenty four (24) hours of the call. If the disputed pay is not received within the twenty-four hour period, an eight (8) hour penalty will be paid the employee for every day until the pay is received.

Section 4. Americans with Disabilities Act

The Union and the Employer recognize their obligations under the Americans with Disabilities Act. It is agreed that the Employer shall determine whether an employee is a qualified individual with

Article 14, Section 4

a disability under the ADA and, if so, what reasonable accommodations, if any, should be provided. In the event that the Employer determines that a reasonable accommodation is necessary, the Employer shall notify the Local Union before providing the reasonable accommodation to a qualified bargaining unit employee to ensure that the reasonable accommodation selected by the Employer does not impact another employee’s seniority or other contract rights.

Any dispute over whether the Employer complied with its duty to notify the Local Union before implementing a proposed reasonable accommodation or whether providing the reasonable accommodation violates any employee’s rights under any other provision of the ABF NMFA shall be subject to the grievance procedure. Disputes over whether the Employer has complied with its legal requirements under the ADA, including the ADA requirements to provide a reasonable accommodation, however, shall not be subject to the grievance procedure.

ARTICLE 15. MILITARY CLAUSE

Employees in service in the uniformed services of the United States, as defined by the provisions of the Uniform Services Employment and Reemployment Rights Act (USERRA), Title 38, U.S. Code Chapter 43, shall be granted all rights and privileges provided by USERRA and/or other applicable state and federal laws. This shall include continuation of health coverage to the extent required by USERRA, and continuation of pension contributions for the employee’s period of service as provided by USERRA. Employee shall be subject to all obligations contained in USERRA which must be satisfied for the employees to be covered by the statute.

In addition to any contribution required under USERRA, the Employer shall continue to pay health & welfare contributions for regular active employees involuntarily called to active duty status from the military reserves or the National Guard for military-related service, excluding civil domestic disturbances or emergencies. Such contributions shall only be paid for a maximum period of eighteen (18) months.

Article 16, Section 1

ARTICLE 16. EQUIPMENT, SAFETY AND HEALTH

Preamble

It is agreed that all parties covered by this Agreement shall comply with all applicable federal, state and local regulations pertaining to worker safety and health and subjects covered by Article 16. Failure to do so shall be subject to the grievance procedure, in accordance with Articles 7 and 8 of the ABFNMFA, and any other remedies prescribed by law after the procedures contained in this Agreement are exhausted. Class A casual mechanics will not be allowed to sign off safety related write ups.

Section 1. Safe Equipment

The Employer shall not require employees to take out on the streets or highways any vehicle that is not in a safe operating condition, including, but not limited to, equipment which is acknowledged as overweight or not equipped with the safety appliances prescribed by law. It shall not be a violation of this Agreement or basis for discipline where employees refuse to operate such equipment unless such refusal is unjustified.

It shall also not be a violation of this Agreement or considered an unjustified refusal where employees refuse to operate a vehicle when such operation constitutes a violation of any federal rules, regulations, standards, or orders applicable to commercial motor vehicle safety or health, or because of the employee’s reasonable apprehension of serious injury to himself/herself or the public due to the unsafe condition of such equipment. The unsafe conditions causing the employee’s apprehension of injury must be of such nature that a reasonable person, under the circumstances then confronting the employee, would conclude that there is a bona fide danger of an accident, injury, or serious impairment of health, resulting from the unsafe condition. In order to qualify for protection under this provision, the employee must have sought from the Employer, and have been unable to obtain, correction of the unsafe condition.

Article 16, Section 1

All equipment which is refused because it is not mechanically sound or properly equipped shall be appropriately tagged so that it cannot be used by other employees until the maintenance department has adjusted the complaint. After such equipment is repaired, the Employer shall place on such equipment an “ok” in a conspicuous place so the employee can see the same.

Section 2. Dangerous Conditions

Under no circumstances will an employee be required or assigned o engage in any activity involving dangerous conditions of work, or danger to person or property or in violation of any applicable statute or court order, or in violation of a government regulation relating to safety of person or equipment.

The term “dangerous conditions of work” does not relate to the type of cargo which is hauled or handled.

If the “ABS” warning indicator is activated prior to a dispatch at a shop location, the tractor will be repaired or switched out. If it occurs “on-route” it shall be remedied at the next shop location.

Section 3. Accident Reports

Any employee involved in any accident or cargo spill incident, involving any hazardous or potentially polluting product, shall immediately report said accident or spill incident and any physical injury sustained. When required by his/her Employer, the employee, before starting his/her next shift, shall make out an accident or incident report in writing on forms furnished by the Employer and shall turn in all available names and addresses of witnesses to the accident or incident. The employee shall receive a copy of the accident or incident report that he/she submits to his/her Employer. Failure to comply with this provision shall subject such employee to disciplinary action by the Employer.

Section 4. Equipment Reports

Employees shall immediately, or at the end of their shift, report all defects of equipment.

Article 16, Section 4

(a)Such reports shall be made on a suitable form furnished by the Employer and shall be made in multiple copies, one (1) copy to be retained by the employee and one (1) copy to be made available for inspection by the next driver operating the unit. Such copy will remain in the truck. Any alleged violation of the above shall not be cause for refusal of the equipment, but shall be subject to the grievance procedure. The Employer shall not ask or require any employee to take out equipment that has been reported by any other employee as being in an unsafe operating condition until the same has been repaired or is certified by a mechanical department that no repairs are needed and the unit is safe to drive.

(b)When the occasion arises where an employee gives written report on forms in use by the Employer of a vehicle being in an unsafe working or operating condition and receives no consideration from the Employer, he/she shall take the matter up with the officers of the Union who will take the matter up with the Employer. However, in no event shall an employee be required to take out on the streets or highways a vehicle that is not in a safe operating condition or in violation of any federal rules, regulations, standards, or orders applicable to commercial motor vehicle safety as provided in Section 1 of this Article.

Section 5. Qualifications on Equipment

If the Employer or government agency requests a regular employee to qualify on equipment requiring a classified or special license, or in the event an employee is required to qualify (recognizing seniority) on such equipment in order to obtain a better job opportunity with his/her Employer, the Employer shall allow such regular employee the use of the equipment so required in order to take the examination on the employee’s own time.

Costs of such license required by a government agency will be paid for by the employee.

Once obtained an employee must maintain his/her commercial driver’s license with required endorsements unless disqualified by regulatory mandate or documented medical disability.

Article 16, Section 5

An employee unable to successfully pass the DOT Commercial Driver’s License (CDL) examination will be allowed to take a leave of absence for a period not to exceed two (2) years without loss of seniority. The employee will be given work opportunities ahead of casuals to perform non-CDL required job functions. Such employee shall be allowed to claim any open non-CDL bid his/her seniority will allow. This bidding provision shall not apply to combination facilities with the exception of locations that have an established practice or agreement providing for disqualified employees to bid on non-CDL positions.

Section 6. Equipment Requirements

(a)All tractors must be equipped as necessary to allow the driver to safely enter and exit the cab, and hook and unhook the air hoses. All equipment used as city peddle trucks, and equipment regularly assigned to peddle runs, must have steps or other similar device to enable drivers to get in and out of the body. All twin trailers used in LTL pick-up and delivery operation with roll up doors purchased after April 1, 1985 shall be equipped with a hand hold and a DOT bumper which may serve as a step.

All equipment purchased, ordered, and/or introduced to the Pickup and Delivery operations after April 1, 2003 will be equipped with air-conditioning and will be maintained in proper operating condition throughout the year. The Company will not exceed two weeks in making necessary air conditioning repairs during this period. It shall not be a violation of this section to operate any unit while waiting for repairs.

(b)The Employer shall install heaters and defrosters on all trucks and tractors.

(c)There shall be first-line tires on the steering axle of all road and local pick-up and delivery power units.

(d)All road equipment regularly assigned to the fleet shall be equipped with an air-ride seat on the driver’s side. Such equipment shall be maintained in reasonable operating condition. All new air

Article 16, Section 6

ride seats shall oscillate and have an adjustable lumbar support, height, backrest and seat tilt.

(e)Tractors added to the road fleet and assigned to road operations on a regular basis, whether newly manufactured or not newly manufactured, shall be air conditioned.

(f)When the Employer weighs a trailer, the over-the-road driver shall be furnished the resulting weight information along with his/ her driver’s orders.

(g)All company trailers shall be marked for height.

(h)No driver shall be required to drive a tractor designed with the cab under the trailer.

(i)All road and city equipment shall have a speedometer operating with reasonable accuracy. Pending the final ruling regarding the speed limiter proposal filed by the FMSCA, law permitting. the company agrees that starting thirty days after ratification of this agreement all equipment for the road fleet shall be adjusted and/or specified with the manufacturer’s maximum road speed of seventy (70) miles per hour, notwithstanding any other agreement or understanding.

(j)The following minimum measurements for fuel tank placement shall apply to tractors added to the fleet after March 1, 1981, with the understanding that there shall be no retrofit of equipment currently in use: (1) front of fuel tank to rear of front tire-not less than 4 inches; (2) rear of fuel tank to front of duals-not less than 4 inches; (3) bottom of fuel tank to ground-provide clearance not less than 7.5 inches, measured on a flat surface; and (4) all fuel tank measurements as stated herein include brackets, return lines, etc. in determining clearance.

Any alleged violation of the above requirements shall not be cause for refusal of the equipment, but shall be subject to the grievance procedure as a safety and health issue.

(k)The following shall apply to shock absorbers on tractor front axles with the purchase of newly manufactured tractors which are

Article 16, Section 6

placed in service after March 1, 1981, and with the understanding that there shall be no retrofit of equipment currently in use: Where the manufacturer recommends and provides shock absorbers as standard equipment with the tractor front suspension assembly, properly maintained shocks on such new equipment shall be considered as a necessary and integral part of that assembly.

Where the manufacturer does not recommend and provide shock absorbers as standard equipment with the tractor front suspension assembly, shocks shall not be considered as a necessary or integral part of that suspension system.

Any alleged violation of the above, including maintenance of existing equipment, shall not be cause for refusal of equipment but shall be subject to the grievance procedure as a safety and health issue.

(l)(1) The following shall apply for the minimum interior dimensions of the sleeper berths on newly manufactured over-the-road tractors purchased and placed in service after January 1, 1987.

a.Length—80 inches; b. Width—34 inches; and, c. Height—24 inches.

It is understood that a “manufacturing tolerance of error” of one inch (1”) is permissible, provided the original specifications were in conformity with the above recommended dimensions. It is understood that there shall be no retrofit of equipment currently in service.

(2)Interior cab dimensions. Effective January 1, 1988, the Employer, in placing orders for newly manufactured over-the-road tractors, shall request of the manufacturer in writing that there will be compliance with as many of the following October, 1985 SAE recommended practices as possible: J941-E, J1052, J1521, J1522, J1517, J1516, and J1100. The carrier, upon request, will furnish proof to the National Safety and Health Committee that a request was made to the manufacturer for compliance with the aforementioned SAE recommended practices.

Article 16, Section 6

(m)The Employer and the Union recognize the need for safe and efficient twin-trailer operations. Accordingly, the parties agree to the following:

(1)The Employer shall make available to all drivers involved in the twin-trailer operations training in the proper procedures for the safe hooking and unhooking of dollies and jiff-lox. Upon request, the Company will furnish to the Union a copy of their training program.

(2)Dollies and jiff-lox shall be counter-balanced or equipped with a crank-down wheel to support the weight of the dolly tongue or jiff-lox. A handle will also be provided on the tongue of the dolly or jiff-lox and shall be maintained.

(3)A tractor equipped with a pintle hook will be made available to drivers required to drop and hook twin trailers or triples at closed terminals.

The Employer shall make a bona fide attempt to make a telephone available for the driver at closed terminals during the trailer switch.

(4)Whenever possible, the Company will hook up the heaviest trailer in front in twin-trailer operations. In those instances where it is not possible because of an intermediate drop of less than one hundred and fifty (150) miles or scaling of the drive axle, the driver after driving the unit at any point on the trip, determines, at his/her sole discretion, the unit does not handle properly, may have the Company switch the unit or authorize the driver to switch the unit and be paid for such time.

(n)(1) There will be a moratorium on the purchase of diesel powered forklifts and sweepers.

(2)It shall be standard work practice that every diesel-powered sweeper shall be shut off whenever the operator leaves the seat. Under no circumstances shall diesel-powered sweepers be allowed to idle when not attended.

Article 16, Section 6

(3)Diesel-powered sweepers shall be tuned and maintained in accordance with schedules recommended by their manufacturers. The Employer shall provide copies of such recommendations to the Union upon request.

(4)Improperly maintained diesel-powered sweepers may produce visible emissions after start-up. Therefore, any such diesel powered sweeper that is found to be smoking shall be taken out of service as soon as possible until repairs are made and that condition corrected.

(5)The Employer agrees to cooperate with those government and/ or mutually agreed private agencies in such surveys or studies designed to analyze the use and operation of diesel-powered sweepers and diesel-powered sweeper emissions.

(o)As of July 1, 1988, as new equipment is ordered or existing equipment requires brake lining replacement, all brake linings shall be of non-asbestos material where available and certifiable.

(p)Slack adjuster equipment (snubbers) used in multiple trailer operations, whether on the trailers or on the converters, shall be maintained in proper working order. However, it shall not be a violation of this provision for the unit to be pulled to the next point of repair if the snubber is inoperative.

(q)Converter dollies may be pulled on public roads by bobtail tractors if all of the following conditions are met:

(1)Tractors used in this type of operation shall have a pintle hook installed which has the proper weight capacity and is designed for highway use;

(2)Neither supply nor control air lines are to be connected to the converter dolly when being pulled by a bobtail tractor, and the tractor protection valve shall be set in the normal bobtail position;

(3)After October 1, 1991, tractors used to pull converter dollies bobtail must be equipped with a type of bobtail proportioning valve (BPV) in the tractor braking system, unless equipped with ABS;

Article 16, Section 6

(4)It is further agreed such configuration must comply with state and federal law.

(r)All newly manufactured road tractors regularly assigned to the fleet after July 1, 1991, shall be equipped with heated mirrors. All road tractors ordered after April 1, 2003 shall be equipped with a power mirror on the curbside. However, it shall not be a violation of this provision for the tractor to be dispatched to the next Company point of repair if the heated and/or power mirror is inoperative.

(1)All new diesel yard tractors shall be equipped with vertical exhaust stacks. All new diesel road and city tractors shall be equipped with horizontal exhaust systems that meet regulatory and FMCSA requirements as specified by the equipment manufacturers.

(2)All road and city tractors shall be equipped with large spot mirrors (6” minimum) on both sides of the tractor by January 1, 1995.

(3)All road tractors and switching equipment shall be equipped with an operable light of sufficient wattage on the back of the cab.

(4)All new road and city equipment shall have operable sun visors.

(5)Seats on forklifts and sweepers shall be maintained in good repair. Forklifts purchased after July 25, 2018 shall include seat suspension (spring type suspension underneath the seat), incline and a mechanism to slide the seat backwards and forward.

(6)On all road and city tractors, the cab door locks shall remain operable and be properly maintained. Both parties agree that the Employer will have reasonable time to repair the locks.

(7)The Employer shall repair inoperable door locks on linehaul tractors that are reported on a driver vehicle inspection report. The Employer shall perform such repairs at the first Employer maintenance location.

(s)All newly manufactured city tractors regularly assigned to the city pickup and delivery operation after July 1, 1991, shall be equipped with power steering and an air-ride seat on the driver’s side.

Article 16, Section 6

(1)All new road and yard equipment shall have power steering.

(2)All new forklifts and sweepers shall be equipped with power steering.

(t)All hand trucks and pallet jacks shall be maintained in good repair.

(u)All portable and mechanical dock plates shall be maintained in good working condition.

(v)The parties will maintain a safe and healthy working environment in sleeper operations. The parties agree to establish a committee composed of four (4) members each to review the comfort and/or safety aspects of sleeper berths pertaining to ride. Such committee shall meet by mutual agreement of the Co-chairmen as to time and place. The committee shall confer with appropriate representatives of equipment manufacturers and/or other experts on this subject as may be available. The intent of the committee is to identify any problems with the comfort and/or safety aspects of sleeper berths pertaining to ride that may exist, and through its deliberations with the manufacturers and/or other experts, develop ways and means to correct such situations. The committee shall report its findings and make recommendations to the National Grievance Committee.

(1)All new sleeper tractors purchased or leased after February 8, 1998, shall, at a minimum, be equipped with the manufacturer’s original equipment standard dual heat/air conditioning systems. This is not intended to preclude the Company from purchasing newer technology on future purchases, should such become available prior to the expiration of this Agreement.

(2)Bunk restraint strap/net buckles on sleeper equipment shall be mounted on the entrance side of the sleeper berth by April 1, 1995.

(3)New sleeper equipment purchased on or after April 1, 1995, shall be equipped with a power window on the passenger’s side of the cab that is operable from the driver’s side of the cab.

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(4)All sleeper cabs added to the Employer’s fleet after April 1, 2008 will be walk-in sleeper berths with at least the following dimensions:

The measurement of 15-3/4 inches from the front of the mattress to the closed sleeper curtain, at any point across the cab, shall apply for the minimum interior walk-in dimension on newly manufactured over-the-road sleeper tractors ordered after April 1, 2008. It is understood that the contractual width of a sleeper mattress is 34 inches when determining the 15-3/4 inches from the front of the mattress to the sleeper curtain.

All walk-in sleeper units introduced into operation after April 1, 2008 will have a minimum sleeper berth height of 65 inches from the floor to interior ceiling of the sleeper berth. It is also understood that the entrance opening into the sleeper berth area will be a minimum of 64 inches.

This will not apply to triple runs as the length now prohibits. However, if and when it becomes legal to run walk-in sleepers on triple lanes, all new equipment ordered after that effective date will be equipped with walk-in sleeper berths.

(5)All sleeper tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with an engine and/or exhaust brake. The parties understand that a unit with an inoperable engine brake system will not be considered out of service. Repairs will be performed at the team’s home terminal at the end of that team’s tour.

(6)All sleeper tractors will be set so that the unit will continue to idle, except if (a) federal, state, or local laws or regulations require the Employer to limit or eliminate tractor idle time or (b) the unit is equipped with an auxiliary power pack that provides heat and air conditioning to the sleeper berth area.

(w)Employee will not be required to climb on unguarded trailer roofs for snow removal.

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(x)At least one vent on the sleeper to open front or back.

(y)The Employer shall repair inoperable air conditioning systems on Employer city tractors within fourteen (14) days of written notification from an employee or the Local Union that the air conditioning system on a particular city tractor is inoperable.

(z)All linehaul tractors introduced into Employer linehaul operations after April 1, 2008 will be equipped with a cab filter system that is designed and available from the tractor’s manufacturer.

(aa)The Employer understands tractor interiors should be maintained in a clean condition so units are safe to operate. Concerns about the cleanliness of tractor interiors must first be raised and reviewed at the local level. In the event the parties are unable to resolve the issue locally, the parties shall refer the issue to the Employer’s V.P. or Equipment Services for resolution.

(bb)New trailer jockeys or hostling tractors put into service after the effective date of this agreement will be equipped with power mirrors on the right-hand side. Effective with ratification of this agreement, any new trailer iockeys or hostling tractors added to the fleet will be equipped with air conditioning. Any trailer jockeys or hostling tractors newly assigned to the specified states or locations below in List 1 after March 31, 2018, will be equipped with air conditioning and will be maintained in proper operating condition throughout the year. The Company will not exceed two weeks in making necessary air conditioning repairs. It shall not be a violation of this section to operate any unit while waiting for repairs.

States or locations: Alabama, Arkansas, Arizona, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, New Mexico, Nevada, Oklahoma, South Carolina, Tennessee, Texas, Long Beach, CA, Pico Rivera, CA, and San Bernardino, CA.

The Company and the union shall meet periodically to discuss the feasibility of additional locations.

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(cc)New forklifts for use in the U-Pack operations purchased after July 25, 2018 will be all-terrain forklifts and have flashing strobe light and all flatbeds are to be equipped with four (4) orange cones.

(dd)Forklift seats shall have sufficient seat cushion as well as spring suspension system under the seat. Forklift seats also shall have incline and decline capability. Forklift seats should also be adjustable and able to slide back and forth. This section shall apply to forklifts order after ratification of the agreement.

(ee)Rain gear and gloves shall be available for flatbed drivers upon request.

Section 7. National Safety, Health & Equipment Committee

The Employer and the Union shall continue the National Safety, Health & Equipment Committee. Such Committee shall be comprised of qualified representatives to consider safety, health and equipment issues. The Committee shall consult among themselves and/or with appropriate government agencies, state and federal, on matters involving all aspects of trucking operations safety and health and issues related to equipment safety. Such Committee shall convene on a regular basis, with an agenda to be agreed to by the respective chairmen.

Any grievance arising under this Article shall be processed through the Regional Joint Area level in accordance with rules and procedures agreed to by the National Safety, Health &Equipment Committee and approved by the National Grievance Committee.

Section 8. Hazardous Materials Program

Parties must update the Hazardous Materials Program guidelines with the understanding that the Union and the Employer will revise the hazardous materials program and address only the mandated requirements.

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Section 9. Union Liability

Nothing in this Agreement or its Supplements relating to health, safety or training rules or standards shall create any liability or responsibility on behalf of the Union for any job-related injury or accident to any employee or any other person. Further, the Employer will not commence legal action against the Union as a result of the Union’s negotiation of safety standards contained in this Agreement or failure to properly investigate or follow-up Employer compliance with those safety standards.

Section 10. Government Required Safety & Health Reports

The Employer shall provide, upon written request by the Local Union, a copy of any occupational incident report that is required to be filed with a federal government agency on safety and health subjects addressed by Article 16 only. Such reports shall be free of charge for one (1) copy.

Employees and authorized Union representatives shall have access to written occupational safety and health programs. Upon request, the Employer shall provide one (1) copy of the programs to the authorized Union representative free of charge.

Section 11. Facilities

Dock floors shall be maintained in good repair and reasonably free from potholes.

Yards shall be maintained reasonably free from potholes and reasonably effective dust control measures shall be implemented as necessary.

Breakrooms and storage areas for linens, mattresses and individual towels shall be maintained in a sanitary condition.

Restrooms and showers shall be maintained in a sanitary condition. Showers, where provided, shall have body soap or other appropriate cleansing agents and clean individual towels. The requirement

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to provide a shower which is maintained in a sanitary condition is not satisfied by the availability of a Hazmat shower.

The Employer agrees to maintain clean restrooms and break rooms on a regular basis throughout the day. All restrooms and break rooms facilities shall be maintained and kept in proper working order.

Suitable windshield/window cleaning materials shall be available to include a long handled brush/squeegee.

ARTICLE 17. PAY PERIOD

The Joint Area Committee or the National Grievance Committee and the Employer may, by mutual agreement, waive the provisions of Local Supplements dealing with pay periods upon a satisfactory showing of necessity by the Employer, provided such waiver is not a violation of a state or federal law or regulation.

Timely Pay For Drivers

The Employer will make every effort to accommodate drivers, who are away from their home terminal at the conclusion of a pay period, to ensure that those drivers are paid on a timely basis.

Pay Period

Employees shall be paid weekly or bi-weekly in accordance with past practice. The payday for all employees shall be Friday. Pay stubs or paper checks will be available on payday at the end of the employee’s work shift.

If for reasons beyond the Employer’s control, such as weather delays, express mail failure, etc. an employee’s paycheck does not arrive at the employee’s facility by payday, the employee will be paid on that day by station draft.

In the event of a verifiable pay shortage of seventy-five dollars ($75.00) or more, the Employer shall correct the pay shortage by direct deposit or station draft within two (2) business days (excluding

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Saturdays, Sundays and Holidays) following the employee notifying the Company in writing. Failure to correct as described will result in the employer paying a penalty of eight (8) hours per day for each business day (excluding Saturdays, Sundays and holidays) until corrected. Supplements or local practices providing greater protections for the employee shall prevail.

ARTICLE 18. OTHER SERVICES

In the event the Employer, party to this Agreement, may require the services of employees coming under the jurisdiction of this Agreement in a manner and under conditions not provided for in this Agreement, then and in such instances the Local Union and the Employer concerned may negotiate such matters for such specific purposes, subject to the approval of the Multi-Region Change of Operations Committee.

ARTICLE 19. POSTING

Section 1. Posting of Agreement

A copy of this Agreement shall be posted in a conspicuous place in each garage and terminal.

Section 2. Union Bulletin Boards

The Employer agrees to provide suitable space for the union bulletin board in each garage, terminal or place of work. Postings by the Union on such boards are to be confined to official business of the Union.

All Union bulletin boards must be glass encased and the steward and Business Agent given a key. The Employer shall have 90 days to comply.

Article 20, Section 1

ARTICLE 20. UNION AND EMPLOYER COOPERATION

Section 1. Fair Day’s Work for Fair Day’s Pay

The parties agree at all times as fully as it may be within their power to cooperate so as to protect the long-range interests of the employees, the Employer, the Union and the general public served by the trucking industry.

The Union and the Employer recognize the principle of a fair days work for a fair days pay; that jobs and job security of employees working under this Agreement are best protected through efficient and productive operations of the Employer and the trucking industry; and that this principle shall be recognized in the administration of this Agreement and its Supplements and the resolution of all grievances thereunder.

Section 2. Joint Industry Development Committee

The parties recognize that the unionized LTL industry is losing market share and jobs to competitors. The parties recognize that it is in the interest of the Union and the Employers to return the LTL industry to health and to foster its growth. Only if the industry prospers and grows will the industry’s employees, whom the Union represents, achieve true job and economic security. Only if the industry prospers and grows will the industry have access to the resources it needs to capitalize and be competitive.

Recognizing that returning the industry to health should be a cooperative, long-term effort, the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) and the Employer agree to establish a Joint Industry Development Committee to serve as a vehicle for this effort. The purpose of the Committee will be to perform the following tasks: address the principles of an intermodal truckload agreement as a means of capturing new market and creating additional city/P&D jobs; develop data to evaluate and monitor industry and competitor productivity, costs and operations; catalogue, compare and evaluate work rules, practices and procedures among the various ABF NMFA supplements and the Employer;

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make joint recommendations to the parties about any changes in the ABF NMFA and its supplements that the Committee believes should be considered in the next round of negotiations for the new ABF NMFA; solicit grants for joint activities that benefit the industry and its bargaining unit employees, such as driver training schools; and monitor pending legislation and executive action on the national, state and local level that may affect the welfare of the industry and, where appropriate, jointly recommend actions that further the interests of the industry and its bargaining unit employees and jointly present the views of the Joint Committee to legislative and executive bodies.

The Committee shall operate as a labor-management committee within the meaning of Section 302(c)(9) of the LMRA, as amended, established and functioning so as to fulfill one or more of the purposes set forth in Section 6(c)(2) of the Labor Management Cooperation Act of 1978. The Committee shall have the full support of both the International Brotherhood of Teamsters and the Employer in the Committee’s efforts to identify problems, formulate plans to solve those problems and, where appropriate, conduct joint activities designed to implement the plans.

The Chairman of TNFINC will appoint five (5) Union representatives to the Joint Committee. The Employer will appoint five (5) Employer representatives to the Joint Committee. Appointments to the Joint Committee will be made in a manner to assure that there are persons serving who are familiar with the full range of operations undertaken by the Employer under all supplemental agreements. The Joint Committee shall meet at least quarterly and may appoint continuing subcommittees to carry out specific tasks. The Union and Employer representatives to the Joint Committee will establish procedures for the operation of this Committee.

Section 3. Benefits Joint Committee

The Union and the Employers will establish a Benefits Joint Committee to review the provision of health & welfare and pension benefits to employees covered by this Agreement. This Committee is charged with the critical responsibility of ensuring that employee health & welfare and pension benefits are made available to

Article 20, Section 3

employees covered by the terms of the ABF NMFA in a secure and cost efficient manner. It is anticipated that this Committee shall serve as a source of continuing study regarding the most efficient manner of providing benefits to covered employees. The Union and the Employers will establish procedures for the operation of this Committee. The Committee will make periodic reports and recommendations to TNFINC and the Employer.

Section 4. New Business/Job Creation Opportunities

The parties recognize that there may be new job opportunities in Article 20, Section 2 markets and/or services not currently performed under the Agreement. During the term of the Agreement, the Employer may propose to TNFINC a new business opportunity which would increase Teamster jobs. The Employer’s proposal to TNFINC must contain a detailed description of the proposed new business opportunity and the specific protections to ensure that the proposal will not impact bargaining unit employees. In no event shall the Employer’s new business opportunity proposal have an adverse impact on existing bargaining unit employees, the work performed by the bargaining unit, or violate any of the bargaining unit employees’ contract rights. The Employer’s proposal must be approved by TNFINC and by the Union Supplemental Negotiating Committees and Local Unions in the Supplemental Areas where the proposed new business opportunities exist.

ARTICLE 21. UNION ACTIVITIES

Any employee, member of the Union, acting in any official capacity whatsoever shall not be discriminated against for his/her acts as such officer of the Union so long as such acts do not interfere with the conduct of the Employer’s business, nor shall there be any discrimination against any employee because of Union membership or activities.

A Union member elected or appointed to serve as a Union official shall be granted a leave of absence during the period of such employment, without discrimination or loss of seniority rights, and without pay.

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An employee elected or appointed to serve as a government representative shall be granted a leave of absence during the period of such employment without discrimination or loss of seniority but without pay.

ARTICLE 22. OWNER-OPERATORS

In the event the Employer employs employee owner-operators, the Employer will negotiate the wages, benefits and working conditions for these owner-operators with TNFINC.

ARTICLE 23. SEPARATION OF EMPLOYMENT

The Employer must mail earnings to discharged employees by certified mail the next business day, unless the employee is paid by direct deposit. The foregoing shall not apply to unused vacation, unless required otherwise by law. Vacation pay for which the discharged employee is qualified shall be paid no later than the first (1st) day following final determination of the discharge.

Upon a permanent terminal closing and/or cessation of operations, the Employer shall pay all money due to the employee during the first (1st) payroll department working day following the date of the terminal closing and/or cessation of operations.

Failure to comply shall subject the Employer to pay liquidated damages in the amount of eight (8) hours’ pay for each day of delay. Upon quitting, the Employer shall pay all money due to the employee on the next regular payday for the week in which the resignation occurs.

ARTICLE 24. INSPECTION PRIVILEGES AND EMPLOYER AND EMPLOYEE IDENTIFICATION

No employee will be required to have their driver’s license reproduced in any manner except by their employer, law enforcement agencies, government facilities and facilities operating under government contracts that require such identification to enter the facility.

Article 24

Authorized agents of the Union shall have access to the Employer’s establishment during working hours for the purpose of adjusting disputes, investigating working conditions, collection of dues, and ascertaining that the Agreement is being adhered to; provided, however, there is no interruption of the firm’s working schedule.

Company representatives, if not known to the employee, shall identify themselves to employees prior to taking disciplinary action.

Safety or other company vehicles shall be identified when stopping company equipment.

The Employer agrees to supply company identification to minimize the problem of having to use their personal identification. Company identification will be issued upon hire and updated as needed for employees.

Employees may be required to show their driver’s license and Company identification to customers, and allow the customer to copy or otherwise reproduce their Company identification only and not the driver’s license. The Company identification will not have personal information on it such as home address or social security number.

ARTICLE 25. SEPARABILITY AND SAVINGS CLAUSE

If any article or section of this Agreement or of any Supplements thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any article or section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any Supplements thereto, or the application of such article or section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

Article 25

In the event that any article or section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations after receipt of written notice of the desired amendments by either Employer or Union for the purpose of arriving at a mutually satisfactory replacement for such article or section during the period of invalidity or restraint. There shall be no limitation of time for such written notice. If the parties do not agree on a mutually satisfactory replacement within sixty (60) days after receipt of the stated written notice, either party shall be permitted all legal or economic recourse in support of its demands notwithstanding any provisions of this Agreement to the contrary.

ARTICLE 26. TIME SHEETS, TIME CLOCKS, VIDEO CAMERAS, AND COMPUTER TRACKING DEVICES

Section 1. Time Sheets and Time Clocks

In over-the-road or line operations, the Employer shall provide and require the employee to keep a time sheet or trip card showing the arrival and departure at terminal and intermediate stops and cause and duration of all delays, time spent loading and unloading, and same shall be turned in at the end of each trip. Upon conversion to electronic time keeping devices, including Electronic Time clocks (ETC), Electronic Logging Devices (ELD) or other devices developed, over-the-road employees shall be required to use the electronic devices to show beginning of tour, departure, arrival, intermediate stops, delays, time spent loading or unloading, all work performed during a tour of duty and end of tour as instructed by the Employer. Employees shall have access to payroll information entered electronically. Employees shall be trained on the use of electronic time keeping devices and nothing in this provision shall reduce any paid for time.

Employees shall punch their own timecards. Employees shall scan their own Identification Badges in lieu of timecards when an Electronic Time Clock (ETC) is used.

Article 26, Section 1

The Employer shall maintain sign-in and sign-out records at terminals. All road drivers must record their name, home domicile, origin, destination and arrival and/or departure times. The Employer shall make available upon the written request of a Local Union information regarding the destination of loads and/or where loads were loaded within the time limits set forth in the grievance procedure.

The Employer may substitute updated time recording equipment for timecards and time sheets. However, a paper trail shall be maintained.

The Employer may computerize the sign-in and sign-out records. However, at all times, the Union shall have reasonable access to a paper record of the sign-in and sign-out records.

Section 2. Use of Video Cameras for Discipline and Discharge

The Employer shall not install or use video cameras in areas of the Employer’s premises that violate the employee’s right to privacy such as in bathrooms or places where employees change clothing or provide drug or alcohol testing specimens.

Furthermore, the Company agrees that it will not, for the purpose of monitoring or recording in cab activity, or any other purpose, use inward facing cameras, audio recorders, body sensors, or biometric technology in vehicles operated by bargaining unit employees.

In vehicles that are equipped with inward facing cameras, such equipment shall be covered or otherwise rendered inoperable and will not be used for monitoring or recording in cab activity.

Section 3. Audio, Video and Computer Tracking Devices

The Employer may use video, still photos derived from video, electronic tracking devices and/or audio evidence to discipline an employee without corroboration by observers if the employee engages in conduct such as falsification of logs, records, claims for compensation and other documents, theft of time or property, vandalism, or

Article 26, Section 3

physical violence for which an employee could be discharged without a warning letter. As used in this section “theft of time” shall not include inadvertent and immaterial extensions of break time and lunch periods. If the information on the video, still photos, electronic tracking devices and/or audio recording is to be utilized for any purpose in support of a disciplinary or discharge action, the Employer must provide the Local Union, prior to the hearing, an opportunity to review the evidence used by the Employer.

ARTICLE 27. EMERGENCY REOPENING

In the event of war, declaration of emergency, imposition of mandatory economic controls, the adoption of national health care or any congressional or federal agency action which has a significantly adverse effect on the financial structure of the trucking industry or adverse impact on the wages, benefits or job security of the employees, during the life of this Agreement, either party may reopen the same upon sixty (60) day’s prior written notice and request renegotiation of the provisions of this Agreement directly affected by such action.

Upon the failure of the parties to agree in such negotiations within the subsequent sixty (60)-day period, thereafter, either party shall be permitted all lawful economic recourse to support its request for revisions. If governmental approval of revisions should become necessary, all parties will cooperate to the utmost to attain such approval. The parties agree that the notice provided herein shall be accepted by all parties as compliance with the notice requirements of applicable law, so as to permit economic action at the expiration thereof.

ARTICLE 28. SYMPATHETIC ACTION

In the event of a labor dispute between the Employer, party to this Agreement, and any International Brotherhood of Teamsters Union, parties to this or any other International Brotherhood of Teamsters’ Agreement, during the course of which dispute such Union engages in lawful economic activities which are not in violation of this or such other Agreement, then any other affiliate of the International Brotherhood of Teamsters, having an agreement with such Employer

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shall have the right to engage in lawful economic activity against such Employer in support of the above first-mentioned Union notwithstanding anything to the contrary in this Agreement or the International Brotherhood of Teamsters’ Agreement between such Employer and such other affiliate, with all of the protection provided in Article 9.

ARTICLE 29. SUBSTITUTE SERVICE

Section 1. Piggyback Operations

(a)The Employer shall not use piggyback over the same route where the Employer has established relay runs or through runs except to move overflow freight or as otherwise provided in Section 3 herein.

(b)It is recognized and agreed that there were two distinct and separate types of rail operations in effect on April 1, 1994: (1) the use of rail to move overflow freight; and (2) approved and/or agreed to rail operations. Accordingly, the provisions of this Section 1 shall apply in its entirety to the overflow rail operations. This Section 1 shall only apply to the approved and/or agreed to rail operations to the extent it has been historically applied prior to April 1, 1994.

If a driver is available (which includes the two (2)-hour period of time prior to end of his/her rest period) at point of origin when a trailer leaves the yard for the piggyback ramp, such driver’s runaround compensation shall start from the time the trailer leaves the yard. Available regular drivers at relay points shall be protected against runarounds if a violation occurred at the point of origin.

If the Employer does not have an over-the-road domicile at the point of origin, the Employer shall protect against runaround the available drivers at the first relay point over which the freight would normally move had it not been placed on the rail. Available regular drivers at relay points shall be protected against runaround if a violation occurred at the first relay point.

The Employer shall not reduce or fail to increase the road driver complement, including the addition of equipment, at the point of

Article 29, Section 1

origin for the purpose of creating an overflow of freight to avoid the application of this Section.

(c)When the Employer utilizes Piggyback operations as a substitute service to deliver overflow loads and such substitute service is matched in both directions (East to West and West to East or North to South and South to North), it is understood and agreed by the parties that the Employer will be required to add a sufficient number of employees and the necessary amount of equipment to move trailers over the road when the volume of matched loads reaches a level to insure efficient utilization of equipment and regular work opportunity for the added employees.

It is the intent of the parties in this Section 1 to maximize the movement of freight over the Employer’s established relay runs, thereby minimizing the use of substitute service.

The record keeping requirement set out in Section 2 below will provide the Union with the basis of monitoring the use of such piggyback operation.

(d)The Employer agrees the non-employee owner-operators, birdy-back, fishy-back and barge operations will not be used over the same routes where the Employer has established relay runs during the term of this Agreement.

Section 2. Maintenance of Records

(a)Trailers piggybacked as a substitute service as provided in Section 1 are to be signed in and signed out on the regular dispatch sheet in road operations, and where there are no road operations sign-in and sign-out sheets shall be maintained at an appropriate location, including trailers taken to and from the rail yard by city employees. These sheets will be made available, upon request, to the drivers for a period of thirty (30) days. The Employer shall report in writing on a monthly basis to the Local Union at the rail origin point, or in cases where there are no drivers domiciled at the rail origin point to the Local Union at the first driver relay point affected, the number of trailers put on the rail at the rail origin point. The Employer shall also report the origin, destination, trailer/

Article 29, Section 2

load number, trailer weight and the time the trailer/load leaves the Employer’s yard for the rail yard. The time limits set forth in the Supplemental Agreement for filing claims based upon the monthly report shall commence to run upon the receipt of the report by the Local Union.

(b)With regard to use of substitute service as provided in Section 1, full and complete records of handling, dispatch and movement of such units system-wide shall be kept by the Employer and a report, which will include the date of all outbound rail movement, all points of origin and destination, all trailer numbers and the name of each railroad/routing, shall be sent on a quarterly basis to the office of the National Freight Director and the affected Area Regional Freight Director.

Where inspection of the records indicates that piggyback is being used as a substitute for road operations, as defined in Section 1 of this Article, over an established relay, rather than handling overflow traffic, the grievance procedure may be invoked at the appropriate Regional Joint Area Committee by the Regional Freight Coordinator or the office of the National Freight Director to provide a reasonable remedy for the improper usage of piggyback, including the revocation of the use of substitute service, for repeated violations over such relay.

(c)With regard to trailers moved on rail as an approved intermodal operations set forth in Section 3, the Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers put on the rail at the rail origin points of the approved intermodal operations. The Employer shall also report the origin, destination, trailer/load number, trailer weight and the time the trailer/ load leaves the Employer’s yard for the rail yard.

In addition, the Employer shall, on a quarterly basis, send to the office of the National Freight Director a report containing the total intermodal rail miles under the same methodology as was traditionally reported on line 6 of the Bureau of Transportation Statistics (BTS) Schedule 600 annual report and the total miles under the

Article 29, Section 2

same methodology as was traditionally reported on line 7 of the BTS Schedule 600 annual report.

(d)With regard to the use of a PTS carrier as provided in Section 6, the Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers tendered to any PTS carrier. The Employer also shall report the origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer’s yard.

In addition, the Employer shall, on a quarterly basis, send to the office of the National Freight Director a report containing the total number of miles the Employer utilized any PTS carrier consistent with the requirements of Article 29, Section 6.

Section 3. Intermodal Service

(a)The parties recognize that in 1991, Congress passed the Intermodal Surface Transportation Efficiency Act of 1991 and declared the policy of the United States to be one of promoting the development of a national intermodal transportation system consisting of all forms of transportation in a unified, interconnected manner. The parties have, therefore, entered into this Agreement to enhance the Employer’s opportunities to secure the benefits which flow from this national policy of encouraging intermodal transportation, including long-term stable and secure employment. At the same time, the parties recognize the need to minimize and provide for the impact which intermodal operations may have on certain employees covered by this Agreement.

(b)Use of Intermodal Service

1.Subject to the conditions set forth hereinafter, the Employer may establish a new intermodal service over the same route where the Employer has established relay runs or through runs.

Present relay or through operations may not be reduced, modified or changed in any other manner as the result of the implementation of a new intermodal service until such time as the proposed intermodal operation has been approved by the National Intermodal

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Committee. The Employer shall submit to the National Intermodal Committee an application for approval which shall identify the road operation(s) the intended intermodal service will reduce and/ or eliminate; a list identifying the name and seniority date of each driver affected by the intended intermodal service(s); and a list by domicile of each of the road drivers openings available.

In the event the National Intermodal Committee is unable to agree on whether or not the Employer’s proposed intermodal operations meet the criteria set forth below, the proposed operation shall not be approved until such time as those issues are resolved. This provision shall not be utilized as a method to delay and/or deny a proposed intermodal operation when the criteria set forth below have been clearly satisfied.

(a)There shall be no more than two (2) intermodal changes approved during the term of this Agreement; and

(b)No more than ten (10) percent of the Employer’s total active road driver seniority list as of April 1, 1998 shall be affected by the intermodal changes approved during the term of this Agreement.

In the event a proposed intermodal operation also includes the transfer of work that is subject to the provisions of Article 8, Section 6, the proposed intermodal operations and the transfer of work subject to Article 8, Section 6, may be heard by a combined National Intermodal/Change of Operations Committee on a joint record, and the seniority rights of all affected employees shall be determined by Article 29, Section 3 95 such Committee, which shall have the authority granted in Article 8, Section 6(g).

2.An approved intermodal operation that provides service over established relay and/or through operations shall include protection for all bid drivers during each dispatch day and all extra board drivers during each dispatch week at each of the affected domiciles.

For purposes of determining the weekly protection for extra board drivers, the affected driver’s average weekly earnings during the

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previous four (4) week period in which the driver had normal earnings shall be considered the weekly protection when violations occur.

3.When transporting any shipment by intermodal service within the Employer’s terminal network, the Employer shall utilize its drivers subject to the applicable respective area supplemental agreements to pickup such shipments from the shipper at point of origin and/or the Employer’s terminal and deliver them to the applicable intermodal exchange point. The Employer also shall use its drivers to deliver intermodal shipments to the consignee or the Employer’s terminal. A driver may be required to drive through other terminal service areas to the intermodal exchange point to pickup and deliver intermodal shipments without penalty.

4.Total intermodal rail miles using the same methodology included on line 303 of Schedule 300 of the BTS Annual Report shall not exceed 24percent (total combined rail and PTS) of the Employer’s total miles as reported during any calendar year. In the event intermodal rail miles exceed this 24 percent maximum, the Employer shall be required to remove an appropriate amount of freight from the rail and add a corresponding number of drivers at each affected domicile.

The National Intermodal Committee shall establish rules and guidelines that will allow the Union the opportunity to verify and audit the Employer’s reports. In the event the Union establishes through the grievance procedure that an Employer has falsified the BTS reports in order to increase the maximum amount of intermodal rail miles permitted under this Article, the remedy for such a violation shall include a cessation of the Employer’s affected intermodal service until such time as the issue has been resolved to the satisfaction of the Union.

In the event the BTS rail and/or line haul miles reporting requirements are modified and/or eliminated, the parties will meet to develop a substitute reporting procedure consistent with those of the BTS.

Article 29, Section 3

(c)Job Protection for Current Road Drivers

1.Rail operations that are subject to the provisions of Section 1(b) above shall not result in the layoff or involuntary transfer of any driver at any affected road driver domicile.

2.During the term of this Agreement, the Employer shall be permitted no more than two (2) Intermodal Changes whereby the Employer may reduce and/or eliminate existing road operation(s) through the use of intermodal service. It is specifically agreed that a total of no more than ten (10) percent of the Employer’s total active road driver seniority list as of April 1, 2003, shall be affected by the Intermodal Changes during the term of this Agreement.

Any road driver who is adversely affected by an approved Intermodal Operation and would thereby be subject to layoff, or who is on layoff at an affected domicile at the time an Intermodal Operation is approved, shall be offered work opportunity at other road driver domiciles within the Employer’s system. The Employer shall include in its proposed Intermodal Operations specific facts that adequately support the Employer’s claims that there will be sufficient freight to support the work opportunities the Employer proposes at each gaining domicile. In the event there is more than one (1) domicile involved, the drivers adversely affected shall be dovetailed on a master seniority list and an opportunity to relocate shall be offered on a seniority basis, subject to the provisions of Article 8, Section 6. The “hold” procedures set forth in Article 8, Section 6 of the ABF NMFA shall be applicable. Where the source of the proposed work opportunity is presently being performed by bargaining unit employees over the road, the Employer shall be required to make reasonable efforts to fill the offered positions as set forth in Article 8, Section 6(d)(6).

Drivers who relocate under this provision shall be dovetailed on the applicable seniority list at the domicile they bid into. Health & welfare and pension contributions shall be remitted in accordance with the provisions of Article 8, Section 6(a) and moving and lodging shall be paid in accordance with Article 8, Section 6(c) of the ABF NMFA.

Article 29, Section 3

It is understood and agreed that the intent of this provision is to provide the maximum job security possible to those drivers affected by the use of intermodal service. Therefore, the number of drivers on the affected seniority lists at rail origin points at the time an intermodal change becomes effective shall not be reduced during the term of this Agreement other than as may be provided in subsequent changes of operations. Drivers on the affected seniority lists at gaining domiciles at the time an intermodal change becomes effective, shall not be permanently laid off during the term of this Agreement.

The senior driver voluntarily laid off at an intermodal losing domicile will be restored to the active board each time foreign drivers or casuals (where applicable) make ten (10) trips (tours of duty) within any thirty (30) calendar day period on a primary run of such domicile, not affected by a Change of Operations.

For the purposes of this Section, short-term layoffs (1) that coincide with normal seasonal freight flow reductions that are experienced on a regional basis and that include a reduction in rail freight that corresponds to the reduction in truck traffic, or (2) that are incidental day-to-day layoffs due to reasons such as adverse weather conditions and holiday scheduling, shall not be considered as a permanent layoff. Layoffs created by a documented loss of a customer shall not exceed thirty (30) days. Any layoff for reasons other than as described above shall be considered as a permanent layoff. The Employer shall have the burden of proving that a layoff is not permanent.

In order to ensure that the work opportunities of the drivers at the gaining domiciles are not adversely affected by the redomiciling of drivers, the bottom twenty-five percent (25%) of the drivers at a gaining domicile shall not have their earnings reduced below an average weekly earnings of one thousand dollars ($1,000) . This one thousand dollars ($1,000) average wage guarantee shall not start until the fourth (4th) week following the implementation of the approved Intermodal Change of Operation.

It is not the intent of this provision to establish a one thousand dollars ($1,000) per week as an artificial base wage but rather a minimum guarantee. This provision shall not preclude the short-term

Article 29, Section 3

layoffs as defined above. The Employer shall have the burden of proving that drivers at the gaining domiciles have not had their work opportunities adversely affected by the redomiciling of drivers.

The one thousand dollars ($1,000) average wage guarantee shall be determined based on the average four (4) weeks earnings of each active protected driver on the bottom twenty-five percent (25%) of the seniority roster. When the earnings of any active protected driver in the bottom twenty-five percent (25%) of the seniority roster totals less than four thousand dollars ($4,000 during each four (4) week period, the driver shall be compensated for the difference between actual earnings and four thousand dollars ($4,000) .

The four (4) week average shall be calculated each week on a “rolling” basis. A “rolling” four (4) week period is defined as a base week and the previous three consecutive weeks. Where the Employer makes a payment to an employee to fulfill the guarantee, the amount paid shall be added to the employee’s earnings for the base week of the applicable four (4) week period and shall be included in the calculations for subsequent four (4) week “rolling” periods to determine whether any further guarantee payments to the employee are due.

Time not worked shall be credited to drivers for purposes of computing earnings in the following instances:

a.Where a driver is offered a work opportunity that the driver has a contractual obligation to accept, and the driver elects not to accept such work, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the one thousand dollars ($1,000) average wage guarantee.

No driver shall be penalized by having contractual earned time off credited for purposes of determining the one thousand dollars ($1,000) average wage guarantee. However, where a driver takes earned time off in excess of forty-eight (48) hours during any work week, that work week shall be excluded from the rolling four (4) week period used to determine the one thousand dollars ($1,000) average wage guarantee.

Article 29, Section 3

b.Where a driver uses a contractual provision to refuse or defer work so as to knowingly avoid legitimate work opportunity and therefore abuse the one thousand dollars ($1,000) average wage guarantee, the driver shall have an amount equal to the amount of the wages such work would have generated credited to such driver for purposes of determining the one thousand dollars ($1,000) average wage guarantee.

Nothing in this subsection applies to or shall be construed to limit claims by any driver on the seniority roster at a gaining domicile alleging that the driver’s work opportunity was adversely affected following the implementation of the Intermodal Change of Operations because of the Employer’s failure to provide adequate work opportunities for existing and redomiciled drivers. However, after the point that the Employer has provided adequate work opportunities for protected drivers (existing and redomiciled), the wage protection for active drivers in the bottom twenty-five percent (25%) of the seniority roster shall be limited to the one thousand dollars ($1,000) guarantee.

As soon as a factual determination has been made that a driver in the bottom twenty-five percent (25%) of the seniority roster is entitled to the one thousand dollars ($1,000) average wage guarantee, the driver’s claim shall be paid. All other types of claims that the driver’s work opportunities have been adversely affected shall be held in abeyance until determined through the intermodal grievance procedure.

Section 4. National Intermodal Committee

The parties shall establish a National Intermodal Committee composed of four (4) Union representatives appointed by the Union Chairman of the National Grievance Committee and four (4) Employer representatives appointed by the Employer Chairman of the National Grievance Committee. In the event a proposed intermodal operation includes the transfer of work subject to the provisions of Article 8, Section 6, the National Intermodal Committee shall then be considered as a combined National Intermodal/Multi-Region Change of Operations Committee with the authority to resolve all seniority issues in accordance with the authority granted by Article 8, Section 6(g).

Article 29, Section 4

The National Intermodal Committee shall establish rules of procedure to govern the manner in which proposed intermodal operations are to be heard, procedures for resolving intermodal issues and procedures for establishing pre-hearing guidelines.

Any grievance concerning the application or interpretation of Article 29, Section 2(c) or concerning any issues that may arise from an approved intermodal operation provided for in this Section 3, shall be first referred to the National Intermodal Committee. If the National Intermodal Committee is unable to reach a decision on an interpretation or grievance, the issue will be referred to the National Grievance Committee.

Section 5.

The Employer is prohibited from using rail as a subterfuge to transport freight by truck, driven by those outside of the bargaining unit. To this end, all loads tendered to the railroad shall be tendered by the Employer using bargaining unit employees at the point where the load is to be placed on the rail. Once tendered to the railroad, a load may not be transferred to non-bargaining unit personnel for transport by truck except in bona fide emergencies beyond the control of the Employer and/or the railroad. Such emergencies shall not include the Employer tendering loads to the railroad when the Employer knows or should know the load will not meet the scheduled departure time of the train and the railroad then transports the load by truck. The parties agree that this Subsection shall not apply to the Employer’s existing rail operations, that have otherwise been permitted prior to February 8, 1998, by written agreement of the parties, or through a grievance decision. The parties further agree that nothing in this Subsection shall be construed to limit or otherwise affect the railroads movements of loads within the metropolitan area between railroads or between tracks. This provision shall apply to all rail activities permitted under this Article.

Section 6. Purchased Transportation

The undersigned parties have reached agreement regarding Purchased Transportation Service (PTS) and outline the following understandings with reference to the operation/employee protection

Article 29, Section 6

of this Section. This Section is intended to permit a limited use of PTS for over-the-road transportation only. Nothing in this Section is intended to permit the use of PTS for any other operation (i.e. P & D, Local Cartage, current intermodal, drayage, or shuttle operations etc.). Article 29 of the ABF NMFA remains in effect except as specifically provided for in this Section.

Any disputes regarding PTS will be referred to the ABF National PTS Committee consisting of an equal number of representatives from the Union and the Company for resolution. Any failures to resolve the dispute will be referred to the National Grievance Committee.

2)All road drivers will be protected from layoff directly caused by the use of purchased transportation. Protection will apply to drivers at locations with single line seniority if they transfer to the road board from the local cartage board..

3)For locations with separate seniority lists that have transferability from local cartage to the road board provided for in an existing supplemental agreement, protection will apply based on their bidding seniority date and the supplemental seniority application.

4)Notwithstanding anything in the ABF NMFA to the contrary, the Employer shall be permitted to utilize companies for over-the-road purchased transportation substitute service. The maximum amount of over-the-road purchased transportation shall be limited to 5% (for the length of this agreement), of the Employer’s total miles under the same methodology as was traditionally reported on line 301 of Schedule 300 of the DOT/FMCSA Annual Report during any calendar year. In conjunction with using over-the-road purchase transportation providers, the Company’s total combined intermodal rail miles and purchased transportation miles shall not exceed 24% of the Company’s total miles during any calendar year.

5)It is agreed that any purchased transportation provider utilized under this Section shall be permitted to only make pick-ups at an ABF customer, and drop and pickup trailers at the Employer’s terminal locations, but shall be required to do so in areas of the terminal specifically designated for such exchange. Freight picked up at

Article 29, Section 6

a customer location by purchased transportation shall be delivered to the nearest ABF facility(s) that can effectuate the efficient integration of the product into the ABF system.

6)If a driver is available (which includes the two (2)-hour period of time prior to end of his/her rest period) at point of origin when the trailer leaves the terminal or customer yard via purchased transportation, such driver’s runaround compensation shall start from the time the trailer leaves the yard. Available drivers at relay points shall be protected against runarounds if a violation occurred at the point of origin. If the Employer does not have an over-the-road domicile at the point of origin, the Employer shall protect the employees against runaround of the available drivers at the first relay point over which the freight would normally move had it not been placed on purchased transportation. Available drivers at relay points shall be protected against runaround if a violation occurred at the first relay point. Runaround protection will be equal to the number of PTS drivers used; i.e. for each PTS used one aggrieved driver will be protected regardless of the dispatch system used at the affected terminal.

7)In the event a Union carrier becomes available to the Company and said carrier is cost competitive and equally qualified, the Company will give such carrier first and preferred opportunity to bid on purchased transportation business. The Employer shall provide to TNFINC an up-to-date list of purchased transportation providers utilized within thirty (30) days of the end of each calendar quarter. In the event a PTS provider repeatedly violates the conditions established under this Section the Union shall have the ability to remove the carrier from future PTS utilization.

8)The Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers tendered to any purchased transportation provider. The Employer also shall report the carrier’s name (including DOT number), origin, destination, trailer/ load number, tractor number, trailer weight and the time the trailer/ load leaves the Employer’s yard. In addition, the Employer shall, on a quarterly basis, unless otherwise required, send to the office of the National Freight Director a report containing all of the above indicated

Article 29, Section 6

information in addition to the total number of miles the Employer utilized with purchased transportation, inclusive of the type of PTS utilized, including whether the purpose was for avoiding empty miles, overflow or one-time business opportunities such as product launches.

9)All new business opportunities (such as product launches) and purchased transportation to avoid empties shall count toward the maximum amount of purchased transportation. In the event of product launches, the Company will notify TNFINC within twenty-four (24) hours of being awarded the business and will provide an overview of the PTS service being utilized in the business opportunity. In the event it is necessary to temporarily exceed the limits outlined in this agreement to further accommodate a business opportunity, such request shall be made directly to TNFINC.

10)To preserve and/or grow existing road boards, each time the Company uses purchased transportation providers out of the same terminal and/or to run over the top of linehaul domicile terminal locations and/or relay domiciles, said dispatches shall be counted as supplemental or replacement runs, as applicable, for purposes of calculating the requirement to add new employees to the road board. The formula for recalling or adding employees to the affected road board shall be thirty (30) supplemental runs in a sixty (60) day period. The only two exceptions to this condition are (a) onetime business opportunities (such as product launches), and (b) runs to avoid empties.

11)On a monthly basis and until as otherwise agreed to, the Company will identify by name and number all dispatch and/or manifest lanes that have been identified as and designated as “empty lanes” eligible for PTS to include the number and percentage of empty miles currently on the two-way traffic lane. Such business and operational information as required by this Section shall be provided to the National Freight Division on a confidential basis and will only be reviewed by TNFINC to ensure compliance with the provisions of this Section.

12)All purchased transportation carriers shall sign-in/sign-out when arriving or departing from service centers.

Article 29, Section 6

13)Regardless of any additional restrictions on the use of PTS, the Company shall not use PTS out of any location if any road drivers at that location are on layoff or not receiving the equivalent of a forty (40) hour guarantee in that location.

14)In locations where the Company is using PTS and/or rail, the Company shall continue hiring efforts for road drivers as provided for in paragraph 10 above.

ARTICLE 30. JURISDICTIONAL DISPUTES

In the event that any dispute should arise between any Local Unions, parties to this Agreement or Supplements thereto, or between any Local Union, party to this Agreement or Supplements thereto and any other Union, relating to jurisdiction over employees or operations covered by such Agreements, the Employer and the Local Unions agree to accept and comply with the decision or settlement of the Unions or Union bodies which have the authority to determine such dispute, and such disputes shall not be submitted to arbitration under this Agreement or Supplements thereto or to legal or administrative agency proceedings. Pending such determination, the Employer shall not be precluded from seeking appropriate legal or administrative relief against work stoppages or picketing in furtherance of such dispute.

ARTICLE 31. SINGLE EMPLOYER, MULTI-UNION UNIT

The parties agree to become a single-employer, multi-union bargaining unit established by this ABF National Master Freight Agreement, and to be bound by the interpretations and enforcement of this ABF National Master Freight Agreement and Supplements thereto.

Article 32, Section 1

ARTICLE 32. SUBCONTRACTING

Section 1. Work Preservation

For the purpose of preserving work and job opportunities for the employees covered by this Agreement, the signatory Employer agrees that no operation, work or services of the kind, nature or type covered by, or presently performed by, or hereafter assigned to, the collective bargaining unit by the signatory Employer will be subcontracted, transferred, leased, diverted, assigned or conveyed in full or in part (hereinafter referred to as “divert” or “subcontract”), by the Employer to any other plant, business, person, or non-unit employees, or to any other mode of operation, unless specifically provided and permitted in this Agreement.

In addition, the signatory Employer agrees that it will not, as hereinafter set forth, subcontract or divert the work presently performed by, or hereafter assigned to, its employees to non-employee owner-operators or other business entities owned and/or controlled by the signatory Employer, or its parent, subsidiaries or affiliates.

Section 2. Diversion of Work—Parent or Subsidiary Companies

The parties agree that for purposes of this Article it shall be presumed that a diversion of work in violation of this Agreement occurs when work presently and regularly performed by, or hereafter assigned to, employees of the signatory Employer has been lost and the lost work is being performed in the same manner (including transportation by owner-operators and independent contractors) by an entity owned and/or controlled by the signatory Employer, its parent, or a subsidiary, including logistics companies, within one hundred twenty (120) days of the loss of the work. The burden of overcoming such presumption in the grievance procedure shall be upon the Employer.

Section 3. Subcontracting

The Employer may subcontract local cartage work, including pickups and deliveries, when all regular employees at a particular location are either working, have been offered work or are scheduled to work, except that in no event shall road work presently performed or

Article 32, Section 3

runs established during the life of this Agreement be farmed out. No dock work shall be farmed out except for existing situations established by agreed-to past practices. Overflow loads may be delivered pursuant to the provisions of Article 29. Loads may also be delivered by other agreed-to methods or as presently agreed to. Other persons performing subcontracted work which is permitted herein shall receive no less than the equivalent of the economic terms and conditions of this Agreement and the applicable Supplement.

The signatory Employer shall maintain records identifying persons performing subcontracted work permitted by this Agreement. Said records shall be made available for inspection by the Local Union(s) in the locality affected by such subcontract work.

The normal, orderly interlining of freight for peddle on occasional basis, where there are parallel rights, and when not for the purpose of evading this Agreement, may be continued as has been permitted by past practice provided it is not being done to defeat the provisions of this Agreement.

Section 4. Expansion of Operations

(a)Adjoining Over-The-Road and Local Cartage

It is understood and agreed that the provisions of the ABF National Master Freight Agreement shall be applied, without evidence of union representation of the employees involved, to all subsequent additions to, and extensions of, current over-the-road or local cartage operations which adjoin and are controlled and utilized as part of such current operations of the signatory Employer, or any other entity, not operated wholly independently of the signatory Employer within the meaning of Article 3, Section 1 (a). In this regard, the parties agree that newly-established terminals and consolidations of terminals which are controlled and utilized as part of a current operation will be covered by the ABF National Master Freight Agreement and applicable Overthe-Road and Local Cartage Supplemental Agreements.

(b)New Pick-Up and Delivery Adjoining Current Operations

It shall not, however, be a violation of this Article if, during the term of this Agreement, the Employer commences pick-up and

Article 32, Section 4

delivery operations which adjoin and are controlled and utilized as part of such current operations with other than its own employees when there is insufficient business to economically justify the establishment of its own employer-operated pick-up and delivery service. However, the above exception shall thereafter terminate when sufficient economic justification develops so as to warrant the establishment and maintenance of the terminal operation by the Employer, in which event, the Employer shall institute a pick-up and delivery operation or continue such operations with companies which maintain wage standards established by this Agreement in the area where the work is conducted. This exception shall not apply in any circumstance where the Employer is presently engaged in pick-up and delivery operations either through his own terminal or through companies which maintain such wage standards.

(c)Non-Adjoining Pick-Up and Delivery Operations

The parties further agree that with respect to all subsequently established over-the-road and local cartage operations and terminals of the signatory Employer which do not adjoin, but are utilized and controlled as part of, current over-the-road and local cartage operations, the provisions of Article 2, Section 3(a) shall govern so that when a majority of the eligible employees of the signatory Employer performing work at that location execute a card authorizing a signatory Local Union to represent them as their collective bargaining agent at the terminal location, then, such employees shall automatically be covered by this Agreement and the applicable Supplemental Agreements.

(d)Operations permitted by Article 29, and not in violation of any other provisions of this Agreement, are not to be considered as extensions of current operations within the meaning of Section 4.

Section 5. New Business Opportunities

For the purpose of preserving work and job opportunities, the National Grievance Committee may define the circumstances and adopt procedures by which the Employer and a Local Union, parties to this Agreement, may in compliance therewith enter into a

Article 32, Section 5

Special Circumstance Agreement which does not meet the standards provided herein.

In order to preserve work and increase job opportunities, the Company may utilize third parties for final mile deliveries of special freight. These deliveries are limited to “room of choice”, “white glove” assembly, and installation services inside addresses that are above and beyond the normal scope of service provided by ABF. The third-party carriers in this regard shall not perform any dock work or loading/ unloading at any ABF terminal or station (“service center”). Bargaining unit employees shall continue to perform all “curbside” or “to the threshold” deliveries of such freight when that is the destination. The purpose of this paragraph is to allow the Company to obtain and hold new business accounts that result in a net gain of work opportunities for the unit. This paragraph shall not result in the layoff of bargaining unit employees. On a monthly basis, the Company shall provide the local union with a list of shippers that fall under this paragraph. Also, all delivery bills for these “inside” deliveries shall specify that it is inside “white glove service” work.

Section 6.

MEMORANDUM OF UNDERSTANDING ON ARTICLE 32—SUBCONTRACTING

During negotiations for the National Master Freight Agreement to replace the Agreement which is scheduled to expire on March 31, 2003, the parties discussed employer subcontracting under Article 32 of the NMFA. As a result of these discussions, the parties agreed to the following understandings and clarifications as to the intent of the work preservation, diversion of work, and subcontracting provisions of Article 32:

A.It is a violation of Article 32 to use vendors to perform work, other than overflow, of the kind, nature, or type currently or previously performed by bargaining unit employees. For example, it is a violation of Article 32 for the size of the bargaining unit to decrease by attrition and the Employer not replace the employees while using vendors to perform work of the kind, nature, or type previously

Article 32, Section 6

performed by that bargaining unit. Bargaining unit work of the kind, nature, or type includes any pick-up or delivery of freight, dockwork, clerical, or maintenance work functions performed by the bargaining unit under the Agreement.

B.Although Article 32 permits the Employer to subcontract overflow work, it is a violation for the Employer to regularly subcontract work of the kind, nature, or type currently or previously performed by the bargaining unit, rather than hiring additional employees over and above the existing complement to perform the regularly subcontracted work. Subject to employee availability (for example, inability to hire and/or absenteeism), work is subcontracted regularly in violation of Article 32 when there is a pattern of bargaining unit work being subcontracted on a daily or weekly basis. Nothing in this Memorandum of Understanding is intended to change the triggers for hiring in the applicable Supplemental Agreements.

C.Recognizing that shippers may consign freight within their control to/from Mexico at any point in the United States, Article 32 prohibits the Employer from subcontracting work under its control to be performed in the United States of the kind, nature, or type currently or previously performed by the bargaining unit to employees employed by Mexican companies.

D.It is a violation of Article 32 for the Employer to knowingly subcontract bargaining unit work to be performed by a subcontractor while any regular scheduled or regular unscheduled employees, including “shapes” or “percenters” are on lay off unless they have been offered and refused such work (or attempt to contact the employee is unsuccessful, which shall be verified). Subterfuge by any party is a serious offense and violates Article 32. Examples of subterfuge may include:

a.Tendering an amount of freight to a vendor on a given day that exceeds the capacity of that vendor; and

b.Tendering freight to a subcontractor that knowingly will not be attempted for delivery on the day subcontracted.

Article 32, Section 7

Section 7. National Subcontracting Review Committee

The parties shall establish a National Subcontracting Review Committee composed of two (2) Union representatives appointed by the Union Chairman of the National Grievance Committee and two (2) Employer representatives appointed by the Employer Chairman of the National Grievance Committee. The National Subcontracting Review Committee shall have the authority to review and adjudicate alleged violations of the work preservation, diversion of work and subcontracting provisions of Article 32, including practices by an Employer that are an alleged subterfuge to avoid the requirements of Article 32.

All other grievances arising under this Article shall be processed on an expedited basis pursuant to the procedures contained in Article 8, Section 1(a).

ARTICLE 33. WAGES, CASUAL RATES, PREMIUMS AND COST-OF-LIVING (COLA)

1.General Wage Adjustments: All Regular Employees

All regular employees subject to this Agreement will receive the following general wage adjustments:

a. Effective July 1, 2023:	+$$3.50 per hour on all hourly rates
+08.75 cents per mile on all mileage rates

b. Effective July 1, 2024:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

c. Effective July 1, 2025:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

d. Effective July 1, 2026:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

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e. Effective July 1, 2027:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

No employee shall suffer a reduction in a wage rate as a result of this agreement.

All regular employees still in the New Hire Progression on the effective dates of this Agreement shall receive the appropriate percentage adjustment.

2.Casual Rates

(a)City and Combination CasualsHourly rates for city and combination casuals (CDL required) shall increase by 85% of the general wage increase for regular employees on the dates shown in Section 1 of this Article.

(b)Dock Only Casuals

Effective July 1, 2023, the hourly rate for dock only casuals will increase to $17.50.

Effective July 1, 2024, the hourly rate for dock only casuals will increase to $17.75.

Effective July 1, 2025, the hourly rate for dock only casuals will increase to $18.00.

Effective July 1, 2026, the hourly rate for dock only casuals will increase to $18.25.

Effective July 1, 2027, the hourly rate for dock only casuals will increase to $18.50.

3.Utility Employee and Sleeper Team Premiums

(a)Effective April 1, 2008 and in the event Employer subject to this Agreement utilizes the Utility Employee classification, each Utility Employee shall receive an hourly premium of $1.00 per hour over the highest rate the Employer pays to local cartage drivers under the Supplemental Agreement covering the Utility Employee’s home domicile. A Utility Employee in progression shall receive the

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hourly premium in addition to the Utility Employee’s progression rate.(b) Effective April 1, 2003, the Sleeper Team Premium will be a minimum of 2 cents per mile over and above the applicable single man rates in each Supplemental Agreement.

4.Cost of Living Adjustment Clause

All regular employees shall be covered by the provisions of a costof-living allowance as set forth in this Article.The amount of the cost-of-living allowance shall be determined as provided below on the basis of the Consumer Price Index for Urban Wage Earners and Clerical Workers, CPI-W (Revised Series Using 1982-84 Expenditure Patterns). All Items published by the Bureau of Labor Statistics, U.S. Department of Labor and referred to herein as the Index. Effective July 1, 2024, and every July 1 thereafter during the life of the Agreement, a cost-of-living allowance will be calculated on the basis of the difference between the Index for April 2023, (published May 2023) and the index for April 2024 (published May 2024) with a similar calculation for every year thereafter, as follows:

For every 0.2 point increase in the Index over and above the base (prior year’s) Index plus 3.5%, there will be a 1 cent increase in the hourly wage rates payable on July 1, 2024, and every July 1 thereafter. These increases shall only be payable if they equal a minimum of five cents ($.05) in a year. There shall be no cap on the COLA.

All cost-of-living allowances paid under this Agreement will become and remain a fixed part of the base wage rate for all job classifications. A decline in the Index shall not result in the reduction of classification base wage rates.

Mileage paid employees will receive cost-of-living allowances on the basis of .25 mills per mile for each 1 cent increase in hourly wages.In the event the appropriate Index figure is not issued before the effective date of the cost-of-living adjustment, the cost-of-living adjustment that is required will be made at the beginning of the first (1st) pay period after the receipt of the Index.In the event that the Index shall be revised or discontinued and in the event the Bureau of Labor Statistics, U.S. Department of Labor, does not issue information which would enable the Employer and the Union to

Article 33

know what the Index would have been had it not been revised or discontinued, then the Employer and the Union will meet, negotiate, and agree upon an appropriate substitute for the Index. Upon the failure of the parties to agree within sixty (60) days, thereafter, the issue of an appropriate substitute shall be submitted to an arbitrator for determination. The arbitrator’s decision shall be final and binding.

5.Education and Training

The Employer will pay each regular employee that completes CDL training and certification after April 1, 2018 the sum of three hundred dollars ($300.00).

ARTICLE 34. GARNISHMENTS

INTENTIONALLY LEFT BLANK

ARTICLE 35.

Section 1. Employee’s Bail

Employees will be bailed out of jail if accused of any offense in connection with the faithful discharge of their duties, and any employee forced to spend time in jail or in courts shall be compensated at his/her regular rate of pay. In addition, he/she shall be entitled to reimbursement for his/her meals, transportation, court costs, etc.; provided, however, that faithful discharge of duties shall in no case include compliance with any order involving commission of a felony. In case an employee shall be subpoenaed as a company witness, he/she shall be reimbursed for all time lost and expenses incurred.

Section 2. Suspension or Revocation of License

In the event an employee receives a traffic citation for a moving violation which would contribute to a suspension or revocation or suffers a suspension or revocation of his/her right to drive the company’s equipment for any reason, he/she must promptly notify the Employer in writing. Failure to comply will subject the employee to disciplinary action up to and including discharge. If such suspen-

Article 35, Section 2

sion or revocation comes as a result of his/her complying with the Employer’s instruction, which results in a succession of size and weight penalties or because the Employer’s instruction to drive company equipment which is in violation of DOT regulations relating to equipment or because the company equipment did not have either a speedometer or a tachometer in proper working order and if the employee has notified the Employer of the citation for such violation as above mentioned, the Employer shall provide employment to such employee at not less than his/her regular earnings at the time of such suspension for the entire period thereof.

When an employee in any job classification requiring driving has his/her operating privilege or license suspended or revoked for reasons other than those for which the employee can be discharged by the Employer, a leave of absence without loss of seniority, not to exceed three (3) years, shall be granted for such time as the employee’s operating license has been suspended or revoked. The employee will be given work opportunities ahead of casuals to perform non-CDL required job functions.

Section 3. Drug Testing

PREAMBLE

While abuse of alcohol and drugs among our members/employees is the exception rather than the rule, the Teamsters National Freight Industry Negotiating Committee and the Employers signatory to this Agreement share the concern expressed by many over the growth of substance abuse in American society.

The parties have agreed that the Drug and Alcohol Abuse Program will be modified in the event that further federal legislation or Department of Transportation regulations provide for revised testing methodologies or requirements. The parties have incorporated the appropriate changes required by the applicable DOT drug testing rules under 49 CFR Parts 40 and 382, and agree that if new federally mandated changes are brought about, they too will become part of this Agreement. The drug testing procedure, agreed to by labor and management, incorporates state-of-the-art employee protections during specimen collection and laboratory testing to protect

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the innocent and ensures the Employer complies with all applicable DOT drug and alcohol testing regulations. In order to eliminate the safety risks which result from alcohol or drugs, the parties have agreed to the following procedures:

ABF NMFA UNIFORM TESTING PROCEDURE

A.Probable Suspicion Testing

In cases in which an employee is acting in an abnormal manner and at least one (1) supervisor, two (2) if available, have probable suspicion to believe that the employee is under the influence of controlled substances and/or alcohol, the Employer may require the employee (in the presence of a union shop steward, if possible) to undergo a urine specimen collection and a breath alcohol analysis as provided in Section 4B. The supervisor(s) must have received training in the signs of drug intoxication in a prescribed training program which is endorsed by the Employer. Probable suspicion means suspicion based on specific personal observations that the Employer representative(s) can describe concerning the appearance, behavior, speech or breath odor of the employee. The observations may include the indication of chronic and withdrawal effects of controlled substances. The supervisor(s) must make a written statement of these observations within twenty-four (24) hours. A copy must be provided to the shop steward or other union official after the employee is discharged. Suspicion is not probable and thus not a basis for testing if it is based solely on third (3rd) party observation and reports. The employee shall not be required to waive any claim or cause of action under the law. For all purposes herein, the parties agree that the terms “probable suspicion” and “reasonable cause” shall be synonymous.

The following collection procedures shall apply to all types of testing:

A refusal to provide a urine specimen or undertake a breath analysis will constitute a presumption of intoxication and the employee will be subject to discharge without receipt of a prior warning letter. If the employee is unable to produce 45mL of urine, he/she shall be offered up to forty ounces of fluid to drink and shall remain at the collection site under observation until able to produce a 45mL

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specimen, for a period of up to three (3) hours from the first unsuccessful attempt to provide the urine specimen. If the employee is still unable to produce a 45mL specimen, the Employer shall direct the employee to undergo an evaluation which shall occur within five business days, by a licensed physician, acceptable to the MRO who has the expertise in the medical issues concerning the employee’s inability to provide an adequate amount of urine. If the physician and MRO conclude that there is no medical condition that would preclude the employee from providing an adequate amount of urine, the MRO will issue a ruling that the employee refused the test. If an employee is unable to provide sufficient breath sample for analysis, the procedures outlined in the DOT regulations shall be followed for all employees. Such employees shall be evaluated by a licensed physician, acceptable to the Employer, who has the expertise in the medical issues concerning the employee’s failure to provide an adequate amount of breath. Absent a medical condition, as determined by the licensed physician, said employee will be regarded as having refused to take the test. The Employer will adhere to DOT regulations for employees who are unable to provide a urine or breath specimen due to a permanent or long-term medical condition. Contractual time limits for disciplinary action, as set forth in the appropriate Supplemental Agreement, shall begin on the day on which specimens are taken. In the event the Employer alleges only that the employee is intoxicated on alcohol and not drugs, previously agreed-to procedures under the appropriate Supplemental Agreement for determining alcohol intoxication shall apply.

In the event the Employer is unable to determine whether the abnormal behavior is due to drugs or alcohol, the drug testing procedure contained herein and the breath alcohol testing procedure contained in Section 4B shall be used. If the laboratory results are not known prior to the expiration of the contractual time period for disciplinary action, the cause for disciplinary action shall specify that the basis for such disciplinary action is for “alcohol and/or drug intoxication”.

B.DOT Random Testing

It is agreed by the parties that random urine drug testing will be implemented only in accordance with the DOT rules under 49 CFR Part 382, Subpart C.

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The method of selection for random urine drug testing will be neutral so that all employees subject to testing will have an equal chance to be randomly selected.

The term “employees subject to testing” under this agreement is meant to include any employee required to have a Commercial Drivers License (CDL) under the Department of Transportation regulations.

Employees out on long term injury or disability for any reason shall not be tested.

The provisions of Article 35, Section 3 F 3 (Split Sample Procedures), and Article 35, Section 3 J 1 (One-Time Rehabilitation), shall apply to random urine drug testing.

C.Non-Suspicion-Based Post-Accident Testing

Non-suspicion-based post-accident testing is defined as urine drug testing as a result of an accident which meets the definition of an accident as outlined in the Federal Motor Carrier Safety Regulations. Urine drug testing will be required after accidents meeting the following conditions and drivers are required to remain readily available for testing for thirty-two (32) hours following the accident or until tested.

Employees subject to non-suspicion-based post-accident drug testing shall be limited to those employees subject to DOT drug testing, who are involved in an accident where there is:

(i)a fatality, or;

(ii)a citation under State or local law is issued to the driver for a moving traffic violation arising from the accident in which:

(a)bodily injury to a person who, as a result of the injury, immediately receives medical treatment away from the scene of the accident, or

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(b)one or more motor vehicles incurring disabling damage as a result of the accident, requires the vehicle(s) to be transported away from the scene by a tow truck or other vehicle.

The driver has the responsibility to make himself/herself available for urine drug testing within the thirty-two (32) hour period in accordance with the procedures outlined in this Subsection. The driver is responsible to notify the Employer upon receipt of a citation and to note receipt thereof on the accident report. Failure to so notify the Employer shall subject the driver to disciplinary action.

If a driver receives a citation for a moving violation more than thirty-two (32) hours after a reportable accident, he/she shall not be required to submit to post-accident urine drug testing.

The Employer shall make available a urine drug testing kit and an appropriate collection site for the driver to provide specimens.

The provisions of Article 35, Section 3 F 3 (Split Sample Procedures), and Article 35, Section 3 J 1 (One-Time Rehabilitation), shall apply to non-suspicion-based post-accident urine drug testing.

D.Chain of Custody Procedures

Any specimens collected for drug testing shall follow the DHHS/ DOT (Department of Health and Human Services/ Department of Transportation) specimen collection procedures. At the time specimens are collected for any drug testing, the employee shall be given a copy of the specimen collection procedures. In the presence of the employee, the specimens are to be sealed and labeled. As per DOT regulations, it is the employee’s responsibility to initial the seals on the specimen bottles, additionally ensuring that the specimens tested by the laboratory are those of the employee.

The required procedure follows:

When urine specimens are to be provided, at least 45 mL of specimen shall be collected. At least 30 mL shall be placed in one (1) self-sealing, screw-capped or snap-capped container. A urine

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specimen of at least 15mL shall be placed in a second (2nd) such container. They shall be sealed and labeled by the collector, and initialed by the employee without the containers leaving the employee’s presence. The employee has the responsibility to identify each container and initial same. Following collection, the specimens shall be placed in the transportation container together with the appropriate copies of the chain of custody form. The transportation container shall then be sealed in the employee’s presence. The container shall be sent to the designated testing laboratory at the earliest possible time by the fastest available means.

In this urine collection procedure, the donor shall urinate into a collection container capable of holding at least 55 mL, which shall remain in full view of the employee until transferred to tamper resistant urine bottles, and sealed and labeled, and the employee has initialed the bottles.

It is recognized that the Specimen Collector is required to check for sufficiency of specimen, acceptable temperature range, and signs of tampering, provided that the employee’s right to privacy is guaranteed and in no circumstances may observation take place while the employee is producing the urine specimens, unless required by DOT regulations. If it is established that the employee’s specimen is outside of the acceptable temperature range or has been intentionally tampered with or substituted by the employee, the employee will be required to immediately submit an additional specimen under direct observation. Also, if it is established that the employee’s specimen has been intentionally tampered with or substituted by the employee, the employee is subject to discipline as if the specimen tested positive. In order to deter adulteration of the urine specimen during the collection process, physiologic determinations for creatinine, specific gravity, pH, and any substances that may be used to adulterate the specimen shall be performed by the laboratory. If the laboratory suspects the presence of an interfering substance/ adulterant that could make a test result invalid, but the initial laboratory is unable to identify it, the specimen must be sent to another HHS certified laboratory that has the capability of doing so.

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Any findings by the laboratory that indicate that a specimen is adulterated as a result of the fact that it contains a substance that is not expected to be present in human urine; a substance that is expected to be present is identified at a concentration so high that it is not consistent with human urine; or has physical characteristics which are outside the normal expected range for human urine shall be immediately reported to the Company’s Medical Review Officer (MRO). The parties recognize that the key to chain of custody integrity is the immediate sealing and labeling of the specimen bottles in the presence of the tested employee. If each container is received undamaged at the laboratory properly sealed, labeled and initialed, consistent with DOT regulations as certified by the laboratory, the Employer may take disciplinary action based upon the MRO’s ruling.

E.Urine Collection Kits and Forms

The contents of the urine collection kit shall be as follows:

1.The kit shall include a specimen collection container capable of holding at least fifty-five (55) mL of urine and contains a temperature reading device capable of registering the urine temperature specified in the DOT regulations.

2.Two (2) plastic bottles that are capable of holding at least thirty-five (35) mL, have screw-on or snap-on caps, and markings clearly indicating the appropriate levels for the primary (30 mL) and split (15 mL) specimens.

3.A uniquely numbered (i.e. Specimen Identification Number) DOT approved chain of custody form with similarly numbered Bottle Custody Seals, and a transportation kit seal (e.g., Box Seal) shall be utilized during the urine collection process and completed by the collection site person. In the case of probable suspicion or other contractually required testing, a Non-DOT chain of custody form will be used for the testing of Non-DOT employees. The appropriate laboratory copies are to be placed into the transportation container with the urine specimens. The exterior of the transportation

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kit shall then be secured, e.g., by placing the tamper-proof Box Seal over the outlined area.

4.Shrink-wrapped or similarly protected kits shall be used in all instances.

F.Laboratory Requirements

1.Urine Testing

In testing urine samples, the testing laboratory shall test specifically for those drugs and classes of drugs and adulterants employing the test methodologies and cutoff levels covered in the DOT Regulations 49 CFR, Part 40.

2.Specimen Retention

All specimens deemed positive, adulterated, substituted, or invalid by the laboratory, according to the prescribed guidelines, must be retained at the laboratory for a period of one (1) year.

3.Split Sample Procedure

The split sample procedure is required for all employees selected for urine drug testing. When any test kit is received by the laboratory, the “primary” sealed urine specimen bottle shall be immediately removed for testing, and the remaining “split” sealed specimen bottle shall be placed in secured storage. Such specimen shall be placed in refrigerated storage if it is to be tested outside of the DOT mandated period of time.

The employee will be given a shrink-wrapped or similarly protected urine collection kit. After receiving the specimen, the collector shall pour at least 30 mL of urine into the specimen bottle and at least 15 mL into the second split specimen bottle. Both bottles shall be sealed in the employee’s presence, initialed by the employee, then forwarded to an accredited laboratory for testing. If the employee is advised by the MRO that the first (1st) urine sample tested positive, adulterated, or substituted, in a random, return to duty, follow-up, probable suspicion or post accident urine drug test, the employee may, within seventy-two (72) hours of receipt of the actual notice, request from the MRO that the second (2nd) urine

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specimen be forwarded by the first laboratory to another independent and unrelated accredited laboratory of the parties’ choice for GC/ MS confirmatory testing for the presence of the drug, or other confirmatory testing for adulterants, or to confirm that the specimen has been substituted as defined in 49 CFR Part 40. If the employee chooses to have the second (2nd) sample analyzed, he/she shall at that time execute a special check-off authorization form to ensure payment by the employee. Split specimen testing will conform to the regulations as defined in 49 CFR Part 40. If the employee chooses the optional split sample procedure, and so notifies his Employer, disciplinary action can only take place after the MRO reports a positive, adulterated, or substituted result on the primary test and the MRO reports that the testing of the split specimen confirmed the result. However, the employee may be taken out of service once the MRO reports a positive, adulterated, or substituted result based on the testing of the primary specimen while the testing of the split specimen is being performed. If the second (2nd) test confirms the findings of the first laboratory and the employee wishes to use the rehabilitation options of this Section, the employee shall reimburse the Employer for the cost of the second (2nd) sample’s analysis before entering the rehabilitation program. If the second (2nd) laboratory report is negative, for drugs, adulterants, or substitution, the employee will be reimbursed for the cost of the second (2nd) test and for all lost time. It is also understood that if an employee opts for the split sample procedure, contractual time limits on disciplinary action in the Supplements are waived.

4.Laboratory Accreditation

All laboratories used to perform urine drug testing pursuant to this Agreement must be certified by Health and Human Services under the National Laboratory Certification Program (NLCP).

G.Laboratory Testing Methodology

1.Urine Testing

The initial testing shall be by immunoassay which meets the requirements of the Food and Drug Administration for commercial distribution. The initial cutoff levels used when screening urine specimens to determine whether they are negative or positive for

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various classes of drugs shall be those contained in the Scientific and Technical Guidelines for Federal Drug Testing Programs (subject to revision in accordance with subsequent amendments to the HHS Guidelines).

All specimens identified as positive on the initial test shall be confirmed using gas chromatography/mass spectrometry (GC/ MS) techniques. Quantitative GC/MS confirmatory procedures for drugs and confirmatory procedures for specimens that are initially identified as being adulterated or substituted shall comply with the testing protocols mandated by the Scientific and Technical Guidelines for Federal Drug Testing Programs (subject to revision in accordance with subsequent amendments to the HHS Guidelines).

Validity testing shall be conducted on all specimens, pursuant to HHS requirements, to determine whether they have been adulterated or substituted. All specimens which test negative on either the initial test or the GC/MS confirmation test shall be reported only as negative, unless they are confirmed to be adulterated, substituted, or invalid. Only specimens which test positive on both the initial test and the GC/MS confirmation test shall be reported as positive. Specimens that are confirmed to be adulterated or substituted shall be reported as such.

When a grievance is filed as a result of a drug test that is ruled positive, adulterated, or substituted, the Employer shall provide a copy of the MRO ruling to the Union.

Where Schedule I and II drugs are detected, the laboratory is to report a positive test based on a forensically acceptable positive quantum of proof. All positive test results must be reviewed by the certifying scientist and certified as accurate.

2.Prescription and Non-prescription Medications

If an employee is taking a prescription or non-prescription medication in the appropriate described manner he/she will not be disciplined. Medications prescribed for another individual, not the employee, shall be considered to be illegally used and subject the employee to discipline.

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3.Medical Review Officer (MRO)

The Medical Review Officer (MRO) shall be a licensed physician with the knowledge of substance abuse disorders, issues relating to adulterated and substituted specimens, possible medical causes of specimens having an invalid result, and applicable DOT agency regulations. In addition, the MRO shall keep current on applicable DOT agency regulations and comply with the DOT qualification training and continuing education requirements. The MRO shall review all urine drug test results from the laboratory and shall examine alternate medical explanations for tests reported as positive, adulterated, or substituted, as well as those results reported as invalid. Prior to the final decision to verify a urine drug test result, all employees shall have the opportunity to discuss the results with the MRO. If the employee declines to speak with the MRO, or the employee fails to contact the MRO within 72 hours of being notified to do so by the Employer, or if the MRO is unable to contact the employee within ten (10) days of the receipt of the drug test result being reported to him by the laboratory, then the MRO may report the result to the Employer.

4.Substance Abuse Professional (SAP)

The Substance Abuse Professional (SAP), as provided in the regulations, means a licensed physician (Medical Doctor or Doctor of Osteopathy), or a licensed or certified psychologist, social worker, or employee assistance professional, or a drug and alcohol counselor (certified by the National Association of Alcoholism and Drug Abuse Counselors Certification Commission or by the International Certification Reciprocity Consortium/Alcohol & Other Drug Abuse). All must have knowledge of and clinical experience in the diagnosis and treatment of alcohol and controlled substance-related disorders and be knowledgeable of the SAP function as it relates to Employer interest in safety-sensitive functions, and applicable DOT agency regulations. In addition, the SAP shall comply with the DOT qualification training and continuing education requirements.

H.Leave of Absence Prior to Testing

1.An employee shall be permitted to take leave of absence in accordance with the FMLA or applicable State leave laws for the

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purpose of undergoing treatment pursuant to an approved program of alcoholism or drug use. The leave of absence must be requested prior to the commission of any act subject to disciplinary action.

2.Employees requesting to return to work from a voluntary leave of absence for drug use or alcoholism shall be required to submit to testing as provided for in Part J of this Section. Failure to do so will subject the employee to discipline including discharge without the receipt of a prior warning letter.

The provisions of this Section shall not apply to probationary employees.

I. Disciplinary Action Based on Positive Adulterated, or Substituted Test Results

Consistent with past practice under this Agreement, and notwithstanding any other language in any Supplement, the Employer may take disciplinary action based on the test results as follows:

1.If the MRO reports that a urine drug test is positive, adulterated, or substituted, the employee shall be subject to discharge except as provided in Part J.

2.The following actions shall apply in probable suspicion testing based on DOT and contractual mandates.

a.If the urine drug test is positive, adulterated, or substituted, according to the procedures described in Part G, the employee shall be subject to discharge.

b.If the breath alcohol test results show a blood alcohol concentration equal to or above the level previously determined by the appropriate Supplemental Agreement for alcohol intoxication, the employee shall be subject to discharge pursuant to the Supplemental Agreement.

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c.If the breath alcohol test is negative and the urine drug test is negative, the employee shall be immediately returned to work and made whole for all lost earnings.

J. Return to Employment After a Positive Urine Drug Test

1.Any employee with a positive, adulterated, or substituted urine drug test result (other than under probable suspicion testing), thereby subjecting the employee to discipline, shall be granted reinstatement on a one (1)—time lifetime basis if the employee successfully completes a course of education and/or treatment program as recommended by the Substance Abuse Professional (SAP). The SAP will recommend a course of education and/or treatment with which the employee must demonstrate successful compliance prior to returning to DOT safety-sensitive duty. The SAP will refer him/her to a treatment program which has been approved by the applicable Health and Welfare Fund, where such is the practice. Any cost of evaluation, education and/or treatment over and above that paid for by the applicable Health and Welfare Fund, must be borne by the employee.

2.Employees electing the one-time lifetime evaluation and/or rehabilitation must notify the Company within ten (10) days of being notified by the Company of a positive, adulterated, or substituted urine drug test. The evaluation process and education and/or treatment program must take a minimum of ten (10) days. The employee must begin the evaluation process and education and/or treatment program within fifteen (15) days after notifying the Company. The employee must request reinstatement promptly after successful completion of the education and/or treatment program. After the minimum ten (10) day period and re-evaluation by the SAP, the employee may request reinstatement, but must first provide a negative return to duty urine drug test, to be conducted by a clinic and laboratory of the Employer’s choice, before the employee can be reinstated. Any employee choosing to protest the discharge must file a protest under the applicable Supplement. After the discharge is sustained, the employee must notify the Company within ten (10) days of the date of the decision, of the desire to enter the evaluation process and education and/or treatment program.

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3.While undergoing treatment, the employee shall not receive any of the benefits provided by this Agreement or Supplements thereto except the continued accrual of seniority.

4.Before reinstatement after the minimum ten (10) day period, the employee must be re-evaluated by the Substance Abuse Professional to determine successful compliance with any recommended education and/or treatment program. The employee must then submit to the Employer’s return-to-duty urine drug test (and alcohol test if so prescribed by the SAP) with a negative result. The employee will be subject to at least six (6) unannounced follow-up urine drug tests in the first year, as determined by the SAP. If, at any time, the employee tests positive, provides an adulterated or substituted specimen, or refuses to submit to a test, the employee shall be subject to discharge.

(a)Return-to-duty drug test is a urine drug test which an employee must complete with a negative result, after having been reevaluated by a SAP to determine successful compliance with recommended education and/or treatment.

(b)Follow-up drug testing shall mean those unannounced urine drug tests required (minimum of six (6) in a twelve (12) month period) when an employee tests positive, provides an adulterated or substituted specimen, or refused to be tested and has been evaluated by the SAP, completed education and/or treatment, been re-evaluated by SAP and returned to work. The requirements of follow-up testing follow the employee through breaks in service (i.e. layoff, on-the-job injury, personal illness/injury, leave of absence, etc.). In addition, the requirements of follow-up testing follow the employee to subsequent employers. The SAP has the authority to order any number of follow-up urine drug and/or alcohol tests and to extend the twelve (12) month period up to sixty (60) months.

K. Special Grievance Procedure

1.The parties shall together create a Special Region Joint Area Committee consisting of an equal number of employer and union representatives to hear drug-related discipline disputes. All such

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disputes arising after the establishment of the Special Region Joint Area Committee shall be taken up between the Employer and Local Union involved. Failing adjustment by these parties, the dispute shall be heard by the Special Region Joint Area Committee within ninety (90) days of the Committee’s receipt of the dispute. Where the Special Region Joint Area Committee, by majority vote, settles a dispute, such decision shall be final and binding on both parties with no further appeal. Where the Special Region Joint Area Committee is unable to agree on or come to a decision on a dispute, the dispute will be referred to the National Grievance Committee.

2.The procedures set forth herein may be invoked only by the authorized Union Representative or the Employer.

L. Paid-for Time

1.Training

Employees undergoing substance abuse training as required by the DOT will be paid for such time and the training will be scheduled in connection with the employee’s normal work shift, where possible.

2.Testing

Employees subject to testing and selected by the random selection process for urine drug testing shall be compensated at the regular straight time hourly rate of pay in the following manner provided that the test is negative:

a.Random Drug Tests

(1)for all time at the collection site.

(2)(a) for travel time one way if the collection site is reasonably en route between the employee’s home and the terminal, and the employee is going to or from work; or

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(b)for travel time both ways between the terminal and the collection site, only if the collection site is not reasonably en route between the employee’s home and the terminal.

(3)When an employee is on the clock and a random drug test is taken any time during the employee’s shift, and the shift ends after eight (8) hours, the employee is paid time and one-half for all time past the eight (8) hours.

(4)The Employer will not require the city employee to go for urine drug testing before the city employee’s shift, provided the collection site is open during or immediately following the employee’s shift.

(5)During an employee’s shift, an employee will not be required to use his/her personal vehicle from the terminal to and from the collection site to take a random drug test.

(6)If a road driver is called at home to take a random drug test at a time when the road driver is not en route to or from work, the driver shall be paid, in addition to all time at the collection site, travel time both ways between the driver’s home and the collection site with no minimum guarantee.

b.Non-Suspicion-Based Post-Accident Testing

(1)In the event of a non-suspicion-based post-accident testing situation, where the employee has advised the Employer of the issuance of a citation for a moving violation, but the Employer does not direct the employee to be tested immediately, but sends the employee for testing at some later time [during the thirty-two (32) hour period], the employee shall be paid for all time involved in testing, from the time the employee leaves home until the employee returns home after the test.

(2)When the Employer takes a road driver out of service and directs the employee to be tested immediately, the Employer will make arrangements for the road driver to return to his/her home terminal in accordance with the Supplemental Agreement.

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Section 4. Alcohol Testing

The parties agree that in the event of further federal legislation or DOT regulations providing for revised methodologies or requirements, those revisions shall, to the extent they impact this Agreement, unless mandated, be subject to mutual agreement by the parties.

A.	Employees Who Must be Tested

There shall be random, non-suspicion-based post-accident and probable suspicion alcohol testing of all employees subject to DOT mandated alcohol testing. This includes all employees who, as a condition of their employment, are required to have a DOT physical, a CDL and are subject to testing for drugs under Article 35, Section 3 B.

Employees covered by this Collective Bargaining Agreement who are not subject to DOT-mandated alcohol testing are only subject to probable suspicion testing as provided in Article 35, Section 3 of the ABF NMFA or the appropriate article of the applicable Supplemental Agreement. The alcohol breath testing methodology outlined in this Section will be utilized for all employees required to undergo probable suspicion testing. (For test results and discipline, refer to ABF NMFA, Article 35, Section 3 I 2.)

B.	Alcohol Testing Procedure

All alcohol testing under this Section will be conducted in accordance with applicable DOT/FMCSA regulations. All equipment used for alcohol testing must be on the NHTSA Conforming Products List and be used and maintained in compliance with DOT requirements. Breath samples will be collected by a Breath Alcohol Technician (BAT) who has successfully completed the necessary training course that is the equivalent of the DOT model course and who is knowledgeable of the alcohol testing procedures set forth in 49 CFR Part 40 and any current DOT Guidance. Law enforcement officers who have been certified by state or local governments to conduct breath alcohol testing are deemed to be qualified as Breath Alcohol Technicians. The training shall be specific to the type of Evidential Breath Testing (EBT) device being used for testing. The

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Employer shall provide the employees with material containing the information required by Section 382.601 of the Federal Motor Carrier Safety Regulations.

1.Screening Test

The initial screening test uses an Evidential Breath Testing (EBT) device, unless other testing methodologies or devices are mandated or agreed upon, to determine levels of alcohol. The following initial cutoff levels shall be used when screening breath samples to determine whether they are negative or positive for alcohol.

Breath Alcohol Levels:

Less than 0.02% BAC—Negative

0.02% BAC and above—Positive (Requires Confirmation Test)

2.Confirmatory Test

All samples identified as positive on the initial screening test, indicating an alcohol concentration of 0.02% BAC or higher, shall be confirmed using an EBT device that is capable of providing a printed result in triplicate; is capable of assigning a unique number to each test; and is capable of printing out, on each copy of the printed test result, the manufacturer’s name for the device, the device’s serial number and the time of the test unless other testing methodologies or devices are mandated or mutually agreed upon.

A confirmation test must be performed a minimum of fifteen (15) minutes after the screening test, but not more than thirty (30) minutes, unless otherwise provided by conditions set forth and defined in 49 CFR Part 40.

The following cutoff levels shall be used to confirm a positive test for alcohol:

Breath Alcohol Levels:

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Less than 0.02% BAC—Negative

0.02% BAC to 0.039% BAC—Positive*

0.04% BAC and above—Positive*

*Refer to Section 4 L for Discipline Based on a Positive Test

C.Notification

All employees subject to DOT-mandated random alcohol testing will be notified of testing by the Employer, in person or by direct phone contact.

D.Pre-Qualification Testing for Non-DOT Personnel

Section has been deleted

E.Random Testing

The method used to randomly select employees for alcohol testing shall be neutral, scientifically valid and in compliance with DOT regulations.

The annual random testing rate for alcohol use shall be the rate established by the Administrator of the FMCSA.

In the event of a grievance or litigation, the Employer shall, upon written request from the employee, release to the employee and the Union (in its capacity as representative of the grievant and as a decision maker in the grievance process), information required to be maintained under the DOT alcohol testing regulations and arising from the results of an alcohol test which is subject to release under the regulations.

The parties agree that no effort will be made to cause the system and method of selection to be anything but a true random selection procedure ensuring that all affected employees are treated fairly and equally.

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Employees subject to random alcohol testing shall be tested within one (1) hour prior to starting the tour of duty, during the tour of duty, or immediately after completing the tour of duty.

Employees who are on long-term illness or injury leave of absence, disability or vacation shall not be subject to testing during the period of time they are away from work.

F.Non-Suspicion-Based Post-Accident Testing

Employees subject to non-suspicion-based post-accident alcohol testing shall be limited to those employees subject to DOT alcohol testing, who are involved in an accident where there is:

(i)a fatality, or;

(ii)a citation under State or local law is issued to the driver for a moving traffic violation arising from the accident in which:

(a)bodily injury to a person who, as a result of the injury, immediately receives medical treatment away from the scene of the accident, or

(b)one or more motor vehicles incurring disabling damage as a result of the accident, requires the vehicle(s) to be transported away from the scene by a tow truck or other vehicle.

Alcohol testing will be required under the above conditions and employees are required to submit to such testing as soon as practicable. Under no circumstances shall this type of testing be conducted after eight (8) hours from the time of the accident.

It shall be the responsibility of the driver to remain readily available for testing after the occurrence of a commercial motor vehicle accident. It is also the responsibility of the employee to not use alcohol for eight (8) hours or until a DOT post-accident alcohol test is performed, whichever occurs first. It is not the intention of this language to require the delay of necessary medical attention or to prohibit the driver from leaving the scene of an accident for the

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period necessary to obtain assistance in responding to the accident or necessary medical attention.

Prior to the effective date of the DOT alcohol testing regulations, the Employer agrees to give each employee subject to DOT non-suspicion based post-accident testing written notification of the procedures required by the DOT regulations in the event of an accident as defined by the DOT.

G.Substance Abuse Professional (SAP)

1.The Substance Abuse Professional (SAP), as provided in the regulations, means a licensed physician (Medical Doctor or Doctor of Osteopathy), or a licensed or certified psychologist, social worker, or employee assistance professional, or a drug and alcohol counselor (certified by the National Association of Alcoholism and Drug Abuse Counselors Certification Commission or by the International Certification Reciprocity Consortium/Alcohol & Other Drug Abuse). All must have knowledge of and clinical experience in the diagnosis and treatment of alcohol and controlled substance-related disorders, be knowledgeable of the SAP function as it relates to Employer interest in safety-sensitive functions, and applicable DOT agency regulations. In addition, the SAP shall comply with the DOT qualification training and continuing education requirements.

2.The Employer will provide the employee with a list of resources available to the driver in evaluating and resolving problems with the misuse of alcohol as soon as practicable but no later than thirty-six

(36) hours after the Employer’s receipt of notice from the BAT that the employee has a BAC of 0.04% or higher, exclusive of holidays and weekends. The SAP will be responsible for recommending the appropriate course of education and/or treatment required prior to the employee returning to work and is the only person responsible for determining, during the evaluation process, whether an employee will be directed to a rehabilitation program, and if so, for how long.

3.Follow-up and return-to-duty tests need not be confined to the substance involved in the violation. If the SAP determines that a driver needs assistance with an alcohol and drug abuse problem, the

Article 35, Section 4

SAP may require drug tests to be performed along with any required alcohol follow-up and/or return-to-duty tests, if it has been determined that a driver has violated the drug testing prohibition.

4.Any cost of evaluation by the SAP and/or rehabilitation recommended by the SAP associated with the abuse of alcohol while performing or available to perform safety-sensitive functions under this Agreement, over and above that paid for by the applicable Health and Welfare Fund, must be borne by the employee. The Employer will pay for random, non-suspicion-based post-accident and probable suspicion alcohol testing. Return-to-duty and follow-up alcohol testing that is prescribed by the SAP, will be paid for by the Employer, provided the employee tests negative.

H.Probable Suspicion Testing

Employees subject to DOT probable suspicion alcohol testing under this Section shall be tested in accordance with current, applicable DOT regulations.

For all purposes herein, the parties agree that the terms “probable suspicion” and “reasonable cause” shall be synonymous.

Probable suspicion is defined as an employee’s specific observable appearance, behavior, speech or body odor that clearly indicates the need for probable suspicion alcohol testing.

In the event the Employer is unable to determine whether the abnormal behavior or appearance is due to alcohol or drugs, the Employer shall specify that the basis for any disciplinary action or testing is for alcohol and/or drug intoxication. In such cases, the employee shall be tested in accordance with Article 35, Section 3 A, and applicable DOT alcohol testing regulations.

In cases where an employee has specific, observable, abnormal indicators regarding appearance, behavior, speech or body odor, and at least one (1) supervisor, two (2) if available, have probable suspicion to believe that the employee is under the influence of alcohol, the Employer may require the employee, in the presence of a union shop steward or other employee requested by the employee

Article 35, Section 4

under observation, to submit to a breath alcohol test. Suspicion is not probable and thus not a basis for testing if it is based solely on third party observation and reports.

The supervisor(s) must make a written statement of these observations within twenty-four (24) hours. Upon request, a copy must be provided to the shop steward or other union official after the employee is discharged or suspended or taken out of service.

All supervisors and Employer representatives designated to determine whether probable suspicion exists to require an employee to undergo alcohol testing shall receive specific training on the physical, behavioral, speech and performance indicators of how to detect probable suspicion alcohol misuse and use of controlled substances as required by DOT regulations.

In the event the Employer requires a probable suspicion test, the Employer shall provide transportation to and from the testing location.

I.Preparation for Testing

All alcohol testing shall be conducted in conformity with the DOT alcohol regulations. Any alleged abuse by the Employer, such as proven harassment of any employee or deliberate violation of the regulations or the contract shall be subject to the grievance procedure to provide a reasonable remedy for the alleged violation.

Upon arrival at the testing site, an employee must provide the Breath Alcohol Technician (BAT) with proper identification. The employee shall not be required to waive any claim or cause of action under the law.

A standard DOT approved alcohol testing form will be used by all testing facilities. In the case of probable suspicion or other contractually required testing, a Non-DOT chain of custody form will be used for the testing of Non-DOT employees.

J.Specimen Testing Procedures

All procedures for alcohol testing will comply with Department of Transportation regulations.

Article 35, Section 4

No unauthorized personnel will be allowed in any area of the testing site. Only one alcohol testing procedure will be conducted by a BAT at the same time.

The employee will provide his or her breath sample in a location that allows for privacy. The Employer agrees to recognize all employees’ rights to privacy while being subjected to the testing process at all times and at all testing sites. Further, the Employer agrees that in all circumstances the employee’s dignity will be considered and all necessary steps will be taken to ensure that the entire process does nothing to demean, embarrass or offend the employee unnecessarily. Testing will be under the direct observation of a Breath Alcohol Technician (BAT). All procedures shall be conducted in a professional, discreet and objective manner. Direct observation will be necessary in all cases.

The employee shall provide an adequate amount of breath for the Evidential Breath Testing device. If the individual is unable to provide a sufficient amount of breath, the BAT shall direct the individual to again attempt to provide a complete sample.

If an employee is unsuccessful in providing the requisite amount of breath, the Employer then must have the employee obtain, within five (5) days, an evaluation from a licensed physician selected by the Employer and the Local Union and who has the expertise in the medical issues concerning the employee’s inability to provide an adequate amount of breath. If the physician is unable to determine that a medical condition has, or with a high degree of probability could have, precluded the employee from providing an adequate amount of breath, the employee’s failure to provide an adequate amount of breath will be regarded as a refusal to take the test and subject the employee to discharge.

K.Leave of Absence Prior to Testing

An employee shall be permitted to take leave of absence in accordance with the FMLA or applicable State leave laws for the purpose of undergoing treatment pursuant to an approved program of alcoholism or drug use. The leave of absence must be requested prior to

Article 35, Section 4

the commission of any act subject to disciplinary action. This provision does not alter or amend the disciplinary provision (Article 35, Section 4 L) of this Section.

Before returning to work from a voluntary leave of absence, the employee must have completed any recommended treatment and taken a return to duty test, with a result of less than 0.02% BAC, and further be subject to six (6) unannounced follow-up alcohol tests in the first twelve (12) months following the employee’s return to duty.

The Supplemental Agreements shall address the issue of an extra board driver who, while at his home terminal, has consumed alcohol, is then called for dispatch and requests additional time off. Requesting time off under this provision shall not be used as a subterfuge to avoid taking a random alcohol (and/or drug) test.

L.Disciplinary Action Based on Positive Test Results

1.First Positive Test

0.02% BAC-0.039% BAC

Out of Service for 24 hours

0.04% BAC-Less than State DWI/DUI Limit

Out of Service for the length of time determined by the SAP with a minimum of twenty-four (24) hours

State DWI/DUI Limit and Above

Subject to discharge

2.Second Positive Test

0.02% BAC-0.039% BAC

Out of Service for a five (5) calendar day suspension

0.04% BAC-Less than State DWI/DUI Limit

Out of Service for the length of time determined by the SAP with a minimum of a twenty (20) calendar day suspension

State DWI/DUI Limit and Above

Subject to discharge

3.Third Positive Test

0.02% BAC-0.039% BAC

Out of Service for a fifteen (15) calendar day suspension

0.04% BAC-Less than State DWI/DUI Limit

Article 35, Section 4

Out of Service for the length of time determined by the SAP with a minimum of a thirty (30) calendar day suspension

State DWI/DUI Limit and Above

Subject to discharge

4.Fourth Positive Test

0.02% BAC-0.039% BAC

Subject to discharge

0.04% BAC-Less than State DWI/DUI Limit

Subject to discharge

State DWI/DUI Limit and Above

Subject to discharge

5.An employee who is tested positive in a non-suspicion-based post-accident alcohol testing situation shall be subject to the following discipline for the positive alcohol test or the vehicular accident, whichever is greater:

First Non-Suspicion-Based Post-Accident Positive Test—0.02% BAC—0.039% BAC—Thirty (30) calendar day suspension. 0.04% BAC and higher—Subject to discharge.

Second Non-Suspicion-Based Post-Accident Positive Test—0.02% BAC and higher—Subject to discharge.

6.An employee’s refusal to submit to any alcohol test will subject the employee to discharge.

M.Return to Duty After a Positive (Greater than .04 to the State Limit) Alcohol Test

Before returning to work the employee must be evaluated by a SAP, comply with any education and/or treatment recommended by the SAP, be re-evaluated by the SAP to determine compliance with recommended education and/or treatment, and take a return-to-duty alcohol test, showing a result of less than 0.02% BAC. The employee will be subject to at least six (6) unannounced follow-up alcohol

Article 35, Section 4

and/or drug tests as determined by the SAP. The requirements of follow-up testing follow the employee through breaks in service (i.e. layoff, on-the-job injury, personal illness/injury, leave of absence, etc.). In addition, the requirements of follow-up testing follow the employee to subsequent employers. The SAP has the authority to order any number of follow-up alcohol and/or urine drug tests and to extend the twelve (12) month period up to sixty (60) months.

N.Paid-for-time—Testing

Employees subject to testing and selected by the random selection process for alcohol testing shall be compensated at the regular straight time hourly rate of pay provided that the test is negative:

1.Random Alcohol Tests

a.Paid for all time at the collection site.

b.(1) for travel time one way if the collection site is reasonably en route between the employee’s home and the terminal, and the employee is going to or from work; or

(2)for travel time both ways between the terminal and the collection site, only if the collection site is not reasonably en route between the employee’s home and the terminal.

c.When an employee is on the clock and a random alcohol test is taken any time during the employee’s shift, and the shift ends after eight (8) hours, the employee is paid time and one-half for all time past the eight (8) hours.

d.The Employer will not require the city employee to go for alcohol testing before the city employee’s shift, provided the collection site is open during or immediately following the employee’s shift.

e.During an employee’s shift, an employee will not be required to use his/her personal vehicle from the terminal to and from the collection site to take a random alcohol test.

Article 35, Section 4

f.If a road driver is called to take a random alcohol test at a time when the road driver is not en route to or from work, the driver shall be paid, in addition to all time at the collection site, travel time both ways between the location of the driver when called and the collection site with no minimum guarantee.

2.Non-Suspicion-Based Post-Accident Testing

a.In the event of a non-suspicion-based post-accident testing situation, where the employee has advised the Employer of the issuance of a citation for a moving violation, but the Employer does not direct the employee to be tested immediately, but sends the employee for testing at some later time (during the eight (8) hour period), the employee shall be paid for all time involved in testing, from the time the employee leaves home until the employee returns home after the test.

b.When the Employer takes a driver out of service and directs the employee to be tested immediately, the Employer will make arrangements for the driver to return to his/her home terminal in accordance with the Supplemental Agreement.

O.Record Retention

The Employer shall maintain records in a secure manner so that disclosure of information to unauthorized persons does not occur.

Each Employer or its agent is required to maintain the following records for two years:

1.Records of the inspection and maintenance of each EBT used in employee testing;

2.Documentation of the Employer’s compliance with the Quality Assurance Program for each EBT it uses for alcohol testing; and

3.Records of the training and proficiency testing of each BAT used in employee testing.

Article 35, Section 4

The Employer must maintain for five years records pertaining to the calibration of each EBT used in alcohol testing, including records of the results of external calibration checks.

P.Special Grievance Procedure

1.The parties shall together create a Special Region Joint Area Committee consisting of an equal number of Employer and Union representatives to hear drug and alcohol related discipline disputes. All such disputes arising after the establishment of the Special Region Joint Area Committee shall be taken up between the Employer and Local Union involved. Failing adjustment by these parties, the dispute shall be heard by the Special Region Joint Area Committee within ninety (90) days of the Committee’s receipt of the dispute. When the Special Region Joint Area Committee, by majority vote, settles a dispute, such decision shall be final and binding on both parties with no further appeal. Where the Special Region Joint Area Committee is unable to agree or come to a decision on a dispute, the dispute will be referred to the National Grievance Committee.

2.The Procedures set forth herein may be invoked only by the authorized Union representative or the Employer.

ARTICLE 36. NEW ENTRY (NEW HIRE) RATES

Full-Time New Hire Wage Progression and Casual Rates

A.CDL Qualified Driver or Mechanics: Effective July 1, 2023, all regular employees hired on or after that date and employees who are in progression shall receive the following hourly and/or mileage rates of pay:

(a)Effective first (1st) day of employment—ninety percent (90%) of the top rate.

(b)Effective first (1st) day of employment plus one (1) year—one hundred percent (100%) of the top rate.

Article 36

B.Non-CDL Qualified Employees: Effective July 1, 2023, all non-CDL qualified employees (excluding mechanics) hired will be subject to the following new hire progression:

(a)Effective first (1st) day of employment—seventy percent (70%) of the top rate.

(b)Effective first (1st) day of employment plus one (1) year—seventy five percent (75%) of the top rate.

(c)Effective first (1st) day of employment plus two (2) years— eighty percent (80%) of the top rate.

(d)Effective first (1st) day of employment plus three (3) years— eighty-five percent (85%) of the top rate.

(e)Effective first (1st) day of employment plus four (4) years— ninety percent (90%) of the top rate.

(f)Effective first (1st) day of employment plus five (5) years—one hundred percent (100%) of the top rate.

All current (on seniority list June 30, 2023 or earlier) non-CDL regular employees subject to this agreement as of July 1, 2023 shall continue in progression as provided in the modified progression schedule below. Provided however, that no regular Non-CDL employee in progression shall be paid less than the new hire non-CDL rate provided for in (c) below.

C.Modified Progression Schedule for Non-CDL employees hired after June 30, 2023 or earlier:

First day of employment up to two (2) years—80% of top rate First day of employment plus three (3) years—90% of top rate First day of employment plus four (4) years—100% of top rate

The above rates shall not apply to casual employees. The term “top rate” is the applicable hourly and/or mileage rate of pay for the job classification payable under this Agreement.

Article 36

D.The parties agree that there are unique high cost of living areas within the Country that may require higher wage rates to attract, hire and retain employees. With the approval of TNFINC, the Employer shall have the ability to increase the applicable wage rate by classification at individual locations if the Employer determines in its discretion that doing so is necessary to attract and retain qualified employees. In the event the Employer decides to exercise this option, it shall provide advance notice to TNFINC in writing.

ARTICLE 37. NON-DISCRIMINATION

The Employer and the Union agree not to discriminate against any individual with respect to hiring, compensation, terms or conditions of employment because of such individuals race, color, religion, sex, age, or national origin nor will they limit, segregate or classify employees in any way to deprive any individual employee of employment opportunities because of race, color, religion, sex, age, or national origin or engage in any other discriminatory acts prohibited by law. This Article also covers employees with a qualified disability under the Americans with Disabilities Act, although whether the Employer has complied with the ADA’s statutory requirements shall not be subject to the grievance procedure.

ARTICLE 38.

Section 1. Sick Leave

Effective January 1, 2024 and thereafter, all Supplemental Agreements shall provide for a minimum of seven (7) days or fifty-six

(56) hours of sick leave per contract year. The Employer agrees to comply with all Federal, State or Local laws with regards to paid sick leave including exemptions for bargaining agreements.Sick leave not used by December 31 of any contract year will be paid no later than the third Friday of January at the applicable hourly rate in existence on that date. Each day of sick leave will be paid for on the basis of a minimum of eight (8) hours straight-time pay or whatever the normal daily work schedule is (e.g. 10 hours if the employee is on a 10 hour schedule up to a maximum of fifty-six (56) hours at the applicable hourly rate).Sick leave will be paid to eligible

Article 38, Section 1

employees beginning on the first (1st) working day of absence.The accrual and cash out dates for sick leave will be January 1 annually.

Section 2. Jury Duty

Effective July 1, 2023, all regular employees called for jury duty will receive the difference between eight (8) hours pay at the applicable hourly wage and actual payment received for jury service for each day of jury duty to a maximum of fifteen (15) days pay for each contract year.When such employees report for jury service on a scheduled workday, they will not unreasonably be required to report for work that particular day.Time spent on jury service will be considered time worked for purposes of Employer contributions to health & welfare and pension plans, vacation eligibility and payment, holidays and seniority, in accordance with the applicable provisions of the Supplemental Agreements to a maximum of fifteen (15) days for each contract year.Employees, who have been selected to serve on a jury, including those selected as an alternate jury member and who are scheduled to work shifts beginning after 4:00 p.m., will be given the option of working either the day their jury duty begins or the day following the day their jury duty begins and thereafter shall not be required to work on any day in which the jury is in session.

Section 3. Family and Medical Leave Act

All employees who worked for the Employer for a minimum of twelve (12) months and worked at least 1250 hours during the past twelve (12) months are eligible for unpaid leave as set forth in the Family and Medical Leave Act of 1993 (FMLA).

The Company shall construe the FMLA to apply to all work locations covered by this agreement regardless of the number of employees at such work locations even if the number of employees at any one work location falls below the threshold set forth in the FMLA.Eligible employees are entitled to up to a total of 12 weeks of unpaid leave during any twelve (12) month period for the following reasons:1. Birth or adoption of a child or the placement of a child for foster care;2. To care for a spouse, child or parent of the employee due to a serious health condition;3. A serious health condition of the employee.The employee’s seniority rights shall continue as if the employee had not taken leave under this Section, and

Article 38, Section 3

the Employer will maintain health insurance coverage during the period of the leave.The Employer may require the employee to substitute accrued paid vacation or other paid leave for part of the twelve (12) week leave period.The employee is required to provide the Employer with at least thirty (30) days advance notice before FMLA leave begins if the need for leave is foreseeable. If the leave is not foreseeable, the employee is required to give notice as soon as practicable. The Employer has the right to require medical certification of a need for leave under this Act. In addition, the Employer has the right to require a second (2nd) opinion at the Employer’s expense. If the second opinion conflicts with the initial certification, a third opinion from a health care provider selected by the first and second opinion health care providers, at the Employer’s expense may be sought, which shall be final and binding. Failure to provide certification shall cause any leave taken to be treated as an unexcused absence.As a condition of returning to work, an employee who has taken leave due to his/her own serious health condition must be medically qualified to perform the functions of his/her job. In cases where employees fail to return to work, the provisions of the applicable Supplemental Agreement will apply.It is specifically understood that an employee will not be required to repay any of the contributions for his/her health insurance during FMLA leave. No employee will be disciplined for requesting or taking FMLA leave under the contract absent fraud, misrepresentation, or dishonesty.Disputes arising under this provision shall be subject to the grievance procedure.The provisions of this Section are in response to the federal FMLA and shall not supersede any state or local law which provides for greater employee rights.The Employer may not force an employee to use pre-scheduled vacation time as FMLA leave, provided the vacation involved was prescheduled in accordance with the applicable supplemental agreement. The Employer may not force an employee to take the last unscheduled week of vacation as FMLA leave. The Employer may not force an employee who has taken separate hours of unpaid leave for medical reasons to substitute those hours as accrued leave under the FMLA.The Employer may not force an employee to substitute accrued leave for FMLA leave if the employee is receiving supplemental loss-oftime disability benefits from a benefit plan under the Agreement.

Article 39, Section 1

ARTICLE 39. DURATION

Section 1.

This Agreement shall be in full force and effect from July 1, 2023 to and including June 30, 2028, and shall continue from year to year thereafter unless written notice of desire to cancel or terminate this Agreement is served by either party upon the other at least sixty

(60) days prior to date of expiration.

When notice of cancellation or termination is given under this Section, the Employer and the Union shall continue to observe all terms of this Agreement until impasse is reached in negotiations, or until either the Employer or the Union exercise their rights under Section 3 of this Article.

Section 2.

Where no such cancellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice at least sixty (60) days prior to June 30, 2028 or June 30th of any subsequent contract year, advising that such party desires to revise or change terms or conditions of such Agreement.

Section 3.

The Teamsters National Freight Industry Negotiating Committee, as representative of the Local Unions or the signatory Employer or the authorizing Employer Associations, shall each have the right to unilaterally determine when to engage in economic recourse (strike or lockout) on or after July 1, 2028, unless agreed to the contrary.

Section 4.

Revisions agreed upon or ordered shall be effective as of June 30, 2028 or June 30th of any subsequent contract year.

Article 39, Section 5

Section 5.

In the event of an inadvertent failure by either party to give the notice set forth in Sections 1 and 2 of this Article, such party may give such notice at any time prior to the termination or automatic renewal date of this Agreement. If a notice is given in accordance with the provisions of this Section, the expiration date of this Agreement shall be the sixty-first (61st) day following such notice.

Section 6.

In those circumstances where the Teamsters National Freight Industry Negotiating Committee, as representative of the Local Union, or the signatory Employer or the authorizing Employer Associations, shall have served a notice of reopening pursuant to this Article and have not been able to arrive at an agreement within six (6) months, then either side shall have the right on sixty (60) days’ written notice to terminate this Agreement.

IN WITNESS WHEREOF the parties hereto have set their hands and seals this day of                                        , 2023 to be effective July 1, 2023, except as to those areas where it has been otherwise agreed between the parties.

TEAMSTERS NATIONAL ABF

NEGOTIATING COMMITTEE

Sean M. O’Brien, Chairman

John A. Murphy, Co-Chairman

Edgar Thompson, LU 776	Ron Seamans, LU 63
Rick Laughton, LU 633	Jeff Kendall, LU 222
Jeff Cartee, LU 509	Dominic Chiovare, LU 70
Sal Abate, LU 443	Alvin Mitchell, LU 542
Ron Hicks, LU 776	Chris Porter, LU 174
Kevin McCaffrey, LU 707	Tracy McCarty, LU 492
Kevin Drysdale, LU 449	Lendon Grisham, LU 480
Bill Wedebrand, LU 120	Johnny Gabriel, LU 728
Danny Avelyn, LU 554	John Gale, LU 878
Mike Cales, LU 710	Howard Boykin, LU 480
Ralph “Sam” Cook, LU 377	Brent Taylor, LU 745
Greg Foster, LU 705	Wayne Brown, LU 728
Mark Morell, LU 957	David Deleon, P&D Driver, LU 63
Tony Jones, LU 413	Wendel Green, Jr., P&D Driver, LU 651
Chris Richter, LU 179	Keith Mello, P&D Driver, LU 653
Robert Warnock, LU 364	Chalmer Edgin, Road Driver, LU 776
Jason Streit, LU 41	Matt Craig, Dock Worker, LU 776
Phil Reams, LU 710	Robert Precht, P&D Driver, LU 705
Mike Halvorson, LU 710	Rich Gibson, Staff Attorney, IBT
Larry Tinker, LU 600	Sarah Cooner, Economics Dept., IBT
Kent McCord, LU 100

ABF NATIONAL

NEGOTIATING COMMITTEE

Tony Nations, Chairman

Mike Hansen, Co-Chairman

Steve Dusko	Kirby Clark
Andy Upchurch	Matt Godfrey
Jeff Slobodnik	Ed Myers
Steven Little	Todd Foster
Heath Arnold	Tommy Poole
Don Davis	Gary Caldwell
Matt Wolff	Cliff Willoughby
Eric Bucheit	Mike Roberts
Rusty Staab	Nick Ricke
Derrick McElwaney	Matt Turrieta
Pete Rokich	Jose Iglesia
Brad O’Bryan	Lauren Augustyn

ADDENDUM A

ADDENDUM A

Work Day/work week

The number of start times in effect today will remain except as agreed to between the Local Union and the Company.

ADDENDUM B

Break Time

All Breaks shall remain the same.

ADDENDUM C

Work Across Classifications

(a)Hostling Across Job Classifications: When someone bids or is assigned a hostling job, he/she will be required to do any type of hostling required at that location (for example, hook road units, city units and trailers to and from the dock). Seniority will prevail for work assignments among various hostler assignments (road, dock, city) and when the need exists to move employees within the hostler assignment, the junior employee will be moved first.

(b)Drop & Pick: Road drivers will be permitted to make one pickup or delivery en-route to his/her destination terminal and he/she is also able to make one pickup or delivery en-route on his/her return. A “drop & pick en-route” shall be defined as a drop or pickup between the start of a run and the end of the run (i.e., between points A and B) and shall not deviate 20 miles from the normal route. There shall be no fingerprinting of the freight. Furthermore, the Company shall not violate any “T rules” that exist in any Supplement (i.e., prohibiting stops beyond or before the destination or ending terminals), except as otherwise agreed to.

(c)Drop & Hook: At terminals with 75 or fewer local cartage employees, a road driver that comes into the terminal may be able to push or pull his/her power unit even though there are local cartage/ dock employees on duty. This provision shall not apply in a driver’s home domicile or at his/her lay down destination.

(d)Forklift only bids: There will be no forklift driver only positions.

ADDENDUM D

ADDENDUM D

(Excerpt from National Economic Settlement)

Health & Welfare and Pension Plans

a.The Company shall continue to contribute to the same Health and Welfare and Pension Funds it was contributing to as of June 30, 2023 and abide by each Fund’s rules and regulations. The Company shall execute all documents and participation agreements required by each Fund to maintain participation. The Company shall continue to contribute at the rates required as of June 30, 2023.

b.Health and Welfare Contribution Increases: Effective 2023 (on the date previously established by the parties for payment of increases for the applicable funds but no later than August 1 of each year) the company shall also contribute an additional $0.83 per hour to be split between the applicable health and welfare and pension funds as determined by the Union Supplemental negotiating committee. For 2024 the increase shall be $0.63 per hour; for 2025 the increase shall be $0.80 per hour; for 2026 the increase shall be $0.99 per hour and for 2027 the increase shall be $1.21per hour.

(c)Monthly, daily and/or hourly contributions shall be converted from the hourly contributions in accordance with past practice.

The trigger in all Supplements for qualifying for a week’s health and welfare contribution will remain the same as under the 2018-2023 Agreement. Those Supplements on an hourly contribution will continue with their respective practices. The trigger for the obligation to make health and welfare contributions in the Supplements that provide for a monthly based contribution shall remain the same.

The “one-punch” rule for pension contributions in the Chicago area pension funds shall continue to apply where such rule applied as of March 31, 2023.

If any Pension Fund rejects this agreement because of the Company’s level of contributions or otherwise refused to accept the contribution rate and terminates the Company’s participation in the Fund,

ADDENDUM D

the Company shall make contributions to the Teamsters National 401(k) Savings Plan in the amount of seven dollars and fifty cents ($7.50) per hour on behalf of the employees in the area covered by the Pension Fund.

Such amount shall be immediately 100% vested for the benefit of the employee. If a withdrawal event occurs for any other reason, Article 27’s reopener shall apply {including the right to take economic action).

The Company will not seek to withdraw from any Pension Fund to which it contributed to under the 2018-23 ABF NMFA.

ADDENDUM E

Non-CDL Driving Positions

TNFINC and ABF recognize that the recruitment and retention of CDL-qualified drivers continues to be challenging, even with recent pay rate increases and ongoing recruitment efforts. As a result, the Employer in connection with their local pick-up and delivery operations frequently must rely on local cartage companies and other third parties to pick up and deliver freight. This is the case even though the use of Employer employees to perform this work is strongly preferred.

Moreover, the non-union local cartage companies and other nonunion third-party carriers often do not use CDL-A drivers to perform portions of this work. The Employer and TNFINC realize that this is core bargaining unit work that, if possible, should be performed by bargaining unit personnel.

In recognition of these challenges and in an effort to recapture local pick-up and delivery work that currently is being performed by non-union third parties, the parties agree as follows:

1.The Employers may establish non-CDL Driver bids. Non-CDL Drivers may be assigned to operate box trucks (or straight trucks, vans, etc.) in the city operation that do not require the possession of

ADDENDUM E

aCDL license, as well as to work the dock and perform other duties as assigned.

2.Non-CDL Drivers will be paid per the applicable supplemental agreement wage scale, including progression rates as provided for in Article 36, Section B.

3.To the extent any non-CDL qualified employee bidding into a non-CDL Driver position is at a rate that is higher than the current non-CDL Driver rate, he or she shall maintain that higher rate. Existing CDL-qualified employees shall not be eligible to bid on non-CDL Driver positions, except as otherwise provided in this Section or as otherwise mutually agreed.

a.The earliest non-CDL driving bid shall start no earlier than the last peddle run at each service center.

4.Employees in or seeking to obtain a non-CDL Driver position shall be subject to the same motor vehicle record requirements as CDL-qualified drivers.

5.Non-CDL Drivers may not be used to substitute for or otherwise replace available CDL qualified City or P&D Drivers in the following manner:

a.The Employers may not utilize non-CDL Drivers at any location where there are CDL-qualified City or P&D Drivers on layoff, including daily layoff.

b.The Employers may not deny an available CDL-qualified City or P&D Driver work on a given day without first offering him or her the opportunity to perform work normally handled by non-CDL Drivers, including through the operation of equipment that does not require a CDL license. In the event this occurs, the CDL qualified City or P&D driver shall receive his or her normal rate of pay for the shift.

ADDENDUM E

c.The Employers may not use non-CDL Drivers to avoid filling vacant CDL qualified positions or to avoid utilizing CDL-qualified drivers in the city or P&D operations.

6.Employees in Non-CDL driving positions shall not be subject to random drug/alcohol testing unless required by applicable law.

MOU to ABF NMFA

Profit Sharing Bonus

1.If the Employer achieves a published, annual operating ratio of 93.0 or below for any full calendar year during this agreement (2024 through 2027), each employee will receive a bonus based on their individual W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved according to the following schedule:

ABF Published Annual Operating Ratio	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 and below	4%

2.The profit-sharing bonus will be distributed to the employees by separate check within 60 days of the end of the calendar year. An employee must be on the ABF seniority list for the entire calendar year in question to be eligible for such a bonus. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the year in question shall not be eligible for a year-end bonus.

3.There shall be no inter-company charges initiated by the employer or changes in accounting assumptions or practices (GAAP), except as required to conform to governmental regulation, for the purpose of defeating the calculation of the annual operating ratio.

Letter of Understanding

Teamsters National Freight Industry Negotiating Committee

And

ABF Freight System, Inc.

The parties support technological advancement, recognizing that innovation is necessary to ensure an expanding economy, promote employer growth and competitiveness.

The Employer and TNFINC agree to establish a National Technology Committee to review potential technological changes in the freight industry and to discuss the potential impact of technology, training of bargaining unit employees to use new technology and new work opportunities derived from technological change.

The parties agree that for the term of the current bargaining agreement, July 1, 2023 to June 30, 2028, the Employer will not use robots, autonomous vehicles, or vehicles that transport freight without a bargaining unit driver or operator unless the parties mutually agree in writing otherwise and the use of such technology does not result in the layoff of bargaining unit employees or reduces the overall number of bargaining unit positions.

NATIONAL ECONOMIC SETTLEMENT

ABF National Master Freight Agreement

Article 33. Wages, Benefits and Cost of Living

1.General wage adjustments: All Regular Employees

(a)All regular employees subject to this Agreement will receive the following general wage adjustments.

Effective July 1, 2023:	$3.50 per hour on all hourly rates
+08.75 cents per mile on all mileage rates

Effective July 1, 2024:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

Effective July 1, 2025:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

Effective July 1, 2026:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

Effective July 1, 2027:	+$0.75 per hour on all hourly rates
+01.875 cents per mile on all mileage rates

All regular employees still in the New Hire Progression on the effective dates of this agreement shall receive the appropriate percentage adjustment.

2.Casual Wages

(a)City and Combination Casuals

Hourly rates for city and combination casuals (CDL required) shall increase by 85% of the general wage increase for regular employees on the dates shown in Section 1 of this article.

(b)Dock only Casuals

Effective July 1, 2023 the hourly rate for dock only casuals will increase to $17.50 hr. Effective July 1, 2024 the hourly rate for dock only casuals will increase to $17.75 hr. Effective July 1, 2025 the hourly rate for dock only casuals will increase to $18.00 hr. Effective July 1, 2026 the hourly rate for dock only casuals will increase to $18.25 hr. Effective July 1, 2027 the hourly rate for dock only casuals will increase to $18.50 hr.

Article 33, Section 3. Utility Employees and Sleeper Team Premiums—No changes,

Article 33, Section 4. Cost of Living Adjustment Clause

All regular employees shall be covered by the provisions of a cost-of-living allowance as set forth in this Article.

The amount of the cost-of-living allowance shall be determined as provided below based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, CPI-W (Revised Series Using 1982-84 Expenditure Patterns). All Items published by the Bureau of Labor Statistics, U.S. Department of Labor and referred to herein as the Index.

Effective July 1, 2024, and every July 1 thereafter during the life of the Agreement, a cost of-living allowance will be calculated based on the difference between the Index for April 2023, (published May 2023) and the index for April 2024 (published May 2024) with a similar calculation for every year thereafter, as follows:

For every 0.2-point increase in the Index over and above the base (prior year’s) Index plus 3.5%, there will be a 1 cent increase in the hourly wage rates payable on July 1, 2024, and every July 1 thereafter. These increases shall only be payable if they equal a minimum of five cents ($.05) in a year. There shall be no cap on the COLA.

All cost-of-living allowances paid under this Agreement will become and remain a fixed part of the base wage rate for all job classifications. A decline in the Index shall not result in the reduction of classification base wage rates.

Mileage paid employees will receive cost-of-living allowances based on .25 mills per mile for each 1 cent increase in hourly wages.

In the event the appropriate Index figure is not issued before the effective date of the cost-of-living adjustment, the cost-of-living adjustment that is required will be made at the beginning of the first {1st) pay period after the receipt of the Index. If the Index shall be revised or discontinued and in the event the Bureau of Labor Statistics, U.S. Department of Labor, does not issue information which would enable the Employer and the Union to know what the Index would have been had it not been revised or discontinued, then the Employer and the Union will meet, negotiate, and agree upon an appropriate substitute for the Index. Upon the failure of the parties to agree within sixty (60) days, thereafter, the issue of an appropriate substitute shall be submitted to an arbitrator for determination. The arbitrator’s decision shall be final and binding.

Article 33, Section 5. Education and Training— NO CHANGE

Article 36. New Entry (New Hire) Rates

Full-Time New Hire Wage Progression and Casual Rates

A.CDL Qualified Driver or Mechanics Effective July 1, 2023, all regular employees hired on or after that date and employees who are in progression shall receive the following hourly and/or mileage rates of pay:

(a)Effective first (1st) day of employment—ninety percent (90%) of the top rate.

(b)Effective first (1st) day of employment plus one (1) year—one hundred percent (100%) of the top rate.

B.Non-CDL Qualified Employees Effective, July 1, 2023, all non-CDL qualified employees (excluding mechanics) hired will be subject to the following new hire progression:

(a)Effective first (1st) day of employment—seventy percent {70%) of the top rate.

(b)Effective first (1st) day of employment plus one (1) year—seventy five percent (75%) of the top rate.

(c)Effective first (1st) day of employment plus two (2) years— eighty percent (80%) of the top rate.

(d)Effective first (1st) day of employment plus three (3) years— eighty-five percent (85%) of the top rate.

(e)Effective first (1st) day of employment plus four (4) years— ninety percent (90%) of the top rate.

(f)Effective first (1st) day of employment plus five (5) years—one hundred percent (100%) of the top rate.

All current (on seniority list June 30, 2023 or earlier) non-CDL regular employees subject to this agreement as of July 1, 2023 shall continue in progression as provided in the modified progression schedule below. Provided however, that no regular Non-CDL employee in progression shall be paid less than the new hire non-CDL rate provided for in (c) below.

C.Modified Progression Schedule for Non-CDL employees hired June 30, 2023 or earlier:

First day of employment up to two (2) years—80% of top rate

First day of employment plus three (3) years—90% of top rate

First day of employment plus four (4) years—100% of top rate

The above rates shall not apply to casual employees. The term “top rate” is the applicable hourly and/or mileage rate of pay for the job classification payable under this Agreement.

D.The parties agree that there are unique high cost of living areas within the Country that may require higher wage rates to attract, hire and retain employees. With the approval of TNFINC, the Employer shall have the ability to increase the applicable wage rate by classification at individual locations if the Employer determines in its discretion that doing so is necessary to attract and retain qualified employees. In the event the Employer decides to exercise this option, it shall provide advance notice to TNFINC in writing.

The above rates shall not apply to casual employees. The term “top rate” is the applicable hourly and/or mileage rate of pay for the job classification payable under this Agreement.

MOU to ABF NMFA

Profit-Sharing Bonus

1.If the Employer achieves a published, annual operating ratio of 93.0 or below for any full calendar year during this agreement (2024 through 2027), each employee will receive a bonus based on their individual W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved according to the following schedule:

ABF Published Annual Operating Ratio	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 or below	4%

2.The profit-sharing bonus will be distributed to the employees by separate check within 60 days of the end of the calendar year. An employee must be on the ABF seniority list for the entire calendar year in question to be eligible for such a bonus. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the year in question shall not be eligible for a year-end bonus.

3.There shall be no inter-company charges initiated by the employer or changes in accounting assumptions or practices (GAAP}, except as required to conform to governmental regulation, for the purpose of defeating the calculation of the annual operating ratio.

Health & Welfare and Pension Plans (ADDENDUM)

b)The Company shall continue to contribute to the same Health and Welfare and Pension Funds it was contributing to as of June 30,

2023 and abide by each Fund’s rules and regulations. The Company shall execute all documents and participation agreements required by each Fund to maintain participation. The Company shall continue to contribute at the rates in effect as of June 30, 2023.

c)Effective 2023 (on the date previously established by the parties for payment of increases for the applicable funds but no later than August 1 of each year) the company shall also contribute an additional $0.83 per hour to be split between the applicable health and welfare and pension funds as determined by the Union Supplemental negotiating committee. For 2024 the increase shall be $0.63 per hour; for 2025 the increase shall be $0.80 per hour; for 2026 the increase shall be $0.99 per hour and for 2027 the increase shall be $1.21per hour.

d)Monthly, daily and/or hourly contributions shall be converted from the hourly contributions in accordance with past practice.

The trigger in all Supplements for qualifying for a week’s health and welfare contribution will remain the same as under the 2018-2023 Agreement. Those Supplements on an hourly contribution will continue with their respective practices. The trigger for the obligation to make health and welfare contributions in the Supplements that provide for a monthly based contribution shall remain the same.

The “one-punch” rule for pension contributions in the Chicago area pension funds shall continue to apply where such rule applied as of March 31, 2023.

If any Pension Fund rejects this agreement because of the Company’s level of contributions or otherwise refused to accept the contribution rate and terminates the Company’s participation in the Fund, the Company shall make contributions to the Teamsters National 401(k) Savings Plan in the amount of seven dollars and fifty cents ($7.50) per hour on behalf of the employees in the area covered by the Pension Fund.

Such amount shall be immediately 100% vested for the benefit of the employee. If a withdrawal event occurs for any other reason,

Article 27’s reopener shall apply {including the right to take economic action).

The Company will not seek to withdraw from any Pension Fund to which it contributed to under the 2018-23 ABF NMFA.

ADDITIONAL HOLIDAYS—The Company accepts the union proposal to add MLK day as an additional paid holiday in all supplements.